As filed with the Securities and Exchange Commission on November 7, 2011

Registration No. 333-175008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Imperva, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	03-0460133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

(650) 345-9000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Shlomo Kramer

Imperva, Inc.

President & Chief Executive Officer

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

(650) 345-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony J. McCusker, Esq. Bradley A. Bugdanowitz, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 752-3100	Trâm Phi, Esq. Imperva, Inc. Vice President & General Counsel 3400 Bridge Parkway, Suite 200 Redwood Shores, CA 94065	Jeffrey D. Saper, Esq. Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 7, 2011.

Prospectus

5,000,000 Shares

Imperva, Inc.

Common Stock

This is an initial public offering of shares of common stock of Imperva, Inc.

Imperva is offering 4,750,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 250,000 shares. Imperva will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. Imperva has applied to list the common stock on the New York Stock Exchange under the symbol “IMPV.”

See “Risk Factors” on page 10 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Imperva	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from Imperva at the initial public offering price less the underwriting discount.

Certain entities associated with Accel Partners, Greylock Partners, Meritech Capital Partners, U.S. Venture Partners and Venrock and Shlomo Kramer, Imperva’s President and Chief Executive Officer, each of which are existing stockholders of Imperva, have indicated an interest in purchasing up to an aggregate of approximately $15,000,000 of Imperva’s common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will receive the same discount from any shares of our common stock purchased by such stockholders as they will from any other shares of our common stock sold to the public in this offering.

If certain of Imperva’s existing stockholders elect to purchase an aggregate of approximately $15,000,000 of Imperva’s common stock in this offering as described above, upon completion of this offering, the executive officers, directors and 5% or greater stockholders of Imperva will beneficially own, in the aggregate, approximately 67.7% of the outstanding capital stock of Imperva. If these existing stockholders do not elect to purchase shares in this offering or the underwriters elect not to sell any shares in this offering to such stockholders, then the executive officers, directors and 5% or greater stockholders of Imperva will beneficially own, in the aggregate, approximately 63.2% of the outstanding capital stock of Imperva.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2011.

J.P. Morgan	Deutsche Bank Securities

RBC Capital Markets

Lazard Capital Markets	Pacific Crest Securities

Prospectus dated                     , 2011.

SecureSphere Data Security Suite

File Security
Full visibility and control over unstructured business data repositories

Hackers
Attack Protection
Virtual Patching
Reputation Controls
Web Apps
Files
Databases
Insiders
Usage Audit
Rights Management
Access Control

Database Security
Full visibility and control over structured business data repositories

IMPERVA®

Dealer Prospectus Delivery Obligation

Through and including                    , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Unless the context otherwise requires, we use the terms “Imperva,” “we,” “us,” the “Company” and “our” in this prospectus to refer to Imperva, Inc. and its subsidiaries.

Overview

Imperva is a pioneer and leader of a new category of data security solutions focused on providing visibility and control over high-value business data across critical systems within the data center. Our SecureSphere Data Security Suite is a broad solution designed to prioritize and mitigate risks to high-value business data, protect against hackers and malicious insiders and address and streamline regulatory compliance. SecureSphere is an integrated, modular suite, which provides database, file and web application security and secures all business data across various systems in data centers, including traditional on-premise data centers as well as private, public and hybrid cloud computing environments. We also offer on-demand, cloud-based security services which we believe provide cost-effective web application security.

We believe that organizations are facing numerous challenges in providing the visibility and control required to protect high-value business data from theft and exploitation. Enterprises must also comply with increasingly complex regulatory standards enacted to protect this business data. As organizations adopt new technologies and architectures, they increase the complexity of, and open access to, the data center; thereby exposing their business data to new vulnerabilities. We believe that these challenges are driving the need for a new protection layer positioned closely around business data and systems in the data center, and that traditional security and compliance products do not address this need.

We were founded in 2002 with the vision of protecting high-value business data within the enterprise. As of September 30, 2011, we had over 1,500 customers in more than 50 countries. In addition, our solutions are used to protect thousands of organizations through cloud-based deployments with our Software-as-a-Service (“SaaS”) customers and our managed security service provider (“MSSP”) and hosting partners. Our customers include four of the top five telecommunications companies, three of the top five commercial banks in the United States, three of the top five financial data service firms, three of the top five computer hardware companies, two of the top five food and drug store companies, over 150 government agencies around the world and more than 100 Fortune 1000 companies. We primarily sell our products and services through our network of over 350 channel partners worldwide, including both distributors and resellers, which provide sales and support leverage to our sales organization. We generated net revenue of $55.0 million in the nine months ended September 30, 2011, an increase of 43.2% over the $38.4 million in net revenue we generated in the same period in 2010. We generated net revenue of $55.4 million in 2010, an increase of 41% over the $39.3 million in net revenue we generated in 2009. We reduced our net loss attributable to our stockholders to $8.8 million in the nine months ended September 30, 2011 from $8.9 million in the same period in 2010, and we reduced our net loss attributable to our stockholders to $12.0 million in 2010 from $12.3 million in 2009.

Industry Background

As a result of the rise in sophisticated attacks by hackers and malicious insiders, the difficulty in complying with regulations governing business data and the growing complexity of, and open access to, data centers, we believe that enterprises are struggling to provide visibility and control over business data that they need to protect.

According to an International Data Corporation (“IDC”) report dated February 2011, worldwide spending on IT security products is expected to grow to $38 billion in 2014 from $27 billion in 2010. We believe that only a small fraction of this is spent today on protecting high-value business data in the data center. As a result, we believe data security represents a significant and growing opportunity because the current level of spending to protect high-value business data must dramatically increase in response to the magnitude of the threats to business data.

We believe the challenges that organizations face to control and protect high-value business data are driving the need for a new protection layer positioned closely around business data and systems in the data center.

•

High-value business data is increasingly targeted for illicit financial, political and military gain.    Organizations are increasing their collection, storage and use of high-value business data, including financial and credit card data, intellectual property and personally identifiable information. At the same time, the greater use and availability of this high-value business data has driven an increase in the monetary incentives for its theft and abuse. In addition, recent events, such as the data leaks publicized by WikiLeaks, demonstrate that the value of business data goes well beyond its financial value and includes political and military value.

•

Enterprises struggle to comply with an increasingly complex regulatory environment.    Governments and industry groups are enacting legislation and compliance standards to ensure that consumers and enterprises are informed of, and protected from, losses due to data breaches. As enterprises implement internal compliance policies and best practices intended to comply with regulatory requirements and secure high-value business data, they face a range of challenges prompted by the lack of visibility into the location and access rights of high-value business data as well as the cost and resource burden created by manual processes to audit data usage.

•

Increasing complexity of, and open access to, the data center is elevating the risk of attacks that target business data.    We believe that organizations continue to deploy new technologies and architectures that are increasing the complexity of, and accessibility to, the data center. The widespread use of web applications to facilitate sensitive business transactions, adoption of cloud computing and SaaS models that house sensitive data outside of the organization and the growth in unmanaged mobile computing, broaden the risks associated with business data by creating new points of vulnerability across the data center.

•

Increasing sophistication, scale and frequency of attacks drive the need for a dedicated layer of security for business data and applications.    Attackers, motivated by the value of business data and encouraged by the growing complexity of, and open access to, the data center, continue to increase the sophistication, scale and frequency of their attacks to steal high-value business data. For example, according to the Verizon 2011 Data Breach Investigations Report dated April 2011, the number of data breaches in 2010 due to internal and external attacks increased 5.4 times from 2009. Traditional security products have been unable to effectively prevent data breaches because:

•

perimeter content and network security solutions cannot address malicious insider threats, are not designed to prevent threats from insiders compromised by malware and are often circumvented by sophisticated application and business logic attacks; and

•	internal network security solutions, such as network firewalls and antivirus software, do not provide visibility and control over data usage by internal users and business systems.

Need For a Broad Data Security Solution

As a result of these factors, we believe that organizations need a new approach to provide visibility and control over high-value business data across the data center. We believe that effectively addressing data security requires a solution that includes the following:

•	a broad and fully integrated platform that monitors and protects high-value business data across various systems in the data center;

•	automated capabilities to discover and classify high-value business data;

•	user rights management capabilities to ensure data access rights align with corporate policy;

•	auditing and reporting capabilities that enable a separation of duties;

•	sophisticated attack prevention technologies;

•	deployment flexibility through physical, virtual and SaaS offerings to address complex heterogeneous data center environments; and

•	integrated and centralized management.

Our Solution

Our solution includes our SecureSphere Data Security Suite for enterprise data centers and our cloud-based security services designed for mid-market enterprises and small to medium-sized businesses (“SMB”). Our SecureSphere Data Security Suite is an integrated, modular solution, which includes database, file and web application security and provides organizations with the following benefits:

•

Broad and unique solution that protects high-value business data.    Our solution is designed to secure business data across various systems in the data center, from storage within a database or on a file server to consumption through web applications, by monitoring all data usage and business transactions across these systems.

•

Automates discovery and classification of high-value business data.    Our solution is designed to provide enterprises visibility and control of business data by automatically identifying and classifying high-value business data, which enables enterprises to focus the scope of their risk mitigation and regulatory compliance efforts and to reduce the resources required for those projects.

•

Enables granular user rights management capabilities to reduce unwarranted data access.    Our solution enables organizations to aggregate and review user rights across multiple database platforms and file systems and to ensure that user access rights are aligned with corporate policy and compliance needs.

•

Facilitates large-scale, independent auditing and reporting of access to high-value business data.    Our solution provides visibility into data usage, establishes an audit trail that is independent from the database administration team to enable separation of duties and facilitates interactive and customizable reporting to address compliance and risk management needs.

•	Provides integrated protection against sophisticated threats. Our solution leverages proprietary technology to detect and block advanced persistent threats and application-centric attacks.

•

Delivers flexible deployment models for complex and heterogeneous data center environments.    Our solution is offered as either a physical or virtual appliance to enable flexible deployment in any traditional or virtualized data center.

•

Significantly improves operational efficiency.    Our solution provides automated capabilities that significantly reduce the need for manual processes as well as provides a single point for managing, monitoring and reporting on data security across applications, databases and files in the data center.

Our solution also includes cloud-based security services that we provide through our majority owned subsidiary, Incapsula, Inc., that deliver on-demand web application security that we believe is cost-effective and reduces the need for customers to deploy additional hardware or augment IT staff.

Our Strategy

Our goal is to extend our leadership position in the data security market. Key elements of our strategy include:

•

Enhance and extend our leadership position through technological and product innovation.    We intend to continue to invest in product upgrades and product line extensions and to create new products and services that address emerging data security and regulatory compliance requirements to maintain our technological advantages. We also plan to invest in advanced threat research to increase our threat intelligence leadership and to continue our investments in data security for cloud computing environments.

•

Further penetrate our existing customer base.    Many of our customers initially deploy our solution on a limited portion of their business systems, which provides us with significant opportunities to sell them more of our products. As a leading provider of a broad data security solution, we believe we are well positioned to benefit as our customers expand the scope of their data security and compliance initiatives.

•

Invest in our global distribution network to expand our customer base.    We believe that our hybrid sales model, which combines the leverage of a channel sales model with the account control of a direct sales model, has played an important role in our success to date. We intend to continue to invest significant resources to further strengthen our existing relationships with channel partners and to expand our network by adding new channel partners.

•

Pursue data security opportunities as businesses adopt cloud computing.    We believe data security is a paramount concern of enterprises as they consider the adoption of cloud computing. We intend to continue to focus on capturing the expected increases in spending on securing business data as enterprises pursue cloud computing initiatives.

•

Increase our focus on the mid-market and SMB market.    We believe there is a significant opportunity to provide data security solutions to smaller businesses as they are faced with increasing security threats and compliance mandates. We plan to increase our business with mid-market enterprises and SMBs by expanding our distribution channels and promoting the cloud-based web application firewall service that we provide through Incapsula, which is optimized for mid-market enterprises and SMBs.

•

Increase awareness of the importance of data security and drive adoption of our solution.     We plan to continue to increase market awareness of the benefits of our broad data security solution and to invest in our brand so that we can extend our leadership in the data security market.

Risks Associated with our Business and an Investment in our Common Stock

Our business, financial condition, results of operations and prospects are subject to numerous risks. These risks include, among others, that:

•	we have a history of losses and we may not become profitable;

•	our quarterly operating results are likely to vary significantly and to be unpredictable;

•	the data security market is rapidly evolving and difficult to predict, and we may not anticipate market needs and opportunities, which could cause our business to suffer;

•	we face intense competition, especially from larger, better-known companies;

•	if our products fail to protect against malicious attacks and our customers experience security breaches, our reputation and business could be harmed; and

•	assertions by third parties that we violate their intellectual property rights or our failure to protect our intellectual property rights could substantially harm our business.

If we are unable to adequately address these and other risks we face, our business, financial condition, results of operations and prospects may be materially and adversely affected. In addition, there are numerous risks related to an investment in our common stock.

Following this offering, our executive officers, directors and 5% or greater stockholders will beneficially own, in the aggregate, approximately 63.2% of our outstanding common stock. If certain of our existing stockholders elect to purchase an aggregate of approximately $15,000,000 of our common stock in this offering, upon completion of this offering, our executive officers, directors and 5% or greater stockholders will beneficially own, in the aggregate, approximately 67.7% of our outstanding capital stock. These stockholders will have significant influence in determining the outcome of any corporate transaction or any other matter submitted for approval to our stockholders.

You should carefully read the section entitled “Risk Factors” beginning on page 10 for an explanation of the foregoing risks, as well as other risks, before investing in our common stock.

Company Information

We were incorporated as a Delaware corporation in 2002. Our principal executive office is located at 3400 Bridge Parkway, Suite 200, Redwood Shores, CA 94065. Our telephone number at our principal executive office is (650) 345-9000. Our website address is www.imperva.com. This is a textual reference only. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We use various trademarks and trade names in our business, including without limitation “Imperva,” “SecureSphere,” and “Protecting the Data that Drives Business.” This prospectus also contains trademarks and trade names of other businesses that are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks we name in this prospectus.

THE OFFERING

Common stock offered by us	4,750,000 shares

Common stock offered by selling stockholders	250,000 shares

Common stock to be outstanding after this offering	22,101,695 shares

Option to purchase additional shares	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 750,000 shares of common stock from us.

Use of proceeds

We expect our net proceeds from this offering will be approximately $61.8 million (or approximately $72.2 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from shares sold by the selling stockholders.

We plan to use the net proceeds to us from this offering for working capital and other general corporate purposes. In addition, we will invest $3.5 million of the net proceeds to us from this offering in Incapsula, our majority owned subsidiary. For a more complete description of our intended use of proceeds from this offering, see the section entitled “Use of Proceeds.”

Proposed New York Stock Exchange symbol	“IMPV”

Certain entities associated with Accel Partners, Greylock Partners, Meritech Capital Partners, U.S. Venture Partners and Venrock and Shlomo Kramer, our President and Chief Executive Officer, each of which are our existing stockholders, have indicated an interest in purchasing up to an aggregate of approximately $15,000,000 of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will receive the same discount from any shares of our common stock purchased by such stockholders as they will from any other shares of our common stock sold to the public in this offering. Any shares purchased by such stockholders will be subject to lock-up restrictions described in the section entitled “Shares Eligible for Future Sale.”

The number of shares of our common stock to be outstanding after this offering is based on 17,351,695 shares of our common stock outstanding as of September 30, 2011 and excludes:

•	2,944,899 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2011, and having a weighted average exercise price of $3.48 per share;

•

19,999 shares of common stock issuable upon the exercise of two outstanding warrants to purchase convertible preferred stock, assuming the conversion immediately prior to the closing of this offering, at a weighted average exercise price of $3.00 per share;

•	1,929,152 shares of common stock reserved for future issuance under our equity incentive plans; and

•	500,000 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan.

Unless otherwise indicated, the information in this prospectus assumes the following:

•	the filing of our restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;

•	a 1-for-2 reverse split of our issued and outstanding preferred stock and common stock to be effected prior to the effectiveness of this registration statement;

•	conversion of all of our shares of preferred stock into common stock, which we expect to occur immediately prior to the closing of this offering; and

•	no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2011 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial data have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary to fairly reflect our consolidated results of operations data for the nine months ended September 30, 2010 and 2011 and our consolidated financial position as of September 30, 2011. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2011 are not necessarily indicative of operating results to be expected for the full year ending December 31, 2011 or any other period. You should read the following summary consolidated financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Net revenue:
Products and license	$24,298	$25,727	$34,479	$23,532	$32,821
Services	7,848	13,614	20,903	14,866	22,166

Total net revenue	32,146	39,341	55,382	38,398	54,987
Cost of revenue:
Products and license	3,661	4,795	5,905	4,123	4,433
Services	3,455	4,576	6,428	4,639	7,062

Total cost of revenue	7,116	9,371	12,333	8,762	11,495

Gross profit	25,030	29,970	43,049	29,636	43,492
Operating expenses:
Research and development	8,591	10,538	13,214	9,468	12,858
Sales and marketing	20,447	26,920	34,168	24,095	30,970
General and administrative	3,608	4,669	7,982	5,292	8,186

Total operating expenses	32,646	42,127	55,364	38,855	52,014

Loss from operations	(7,616)	(12,157)	(12,315)	(9,219)	(8,522)
Other income (expense), net	190	178	474	357	(238)

Loss before provision for income taxes	(7,426)	(11,979)	(11,841)	(8,862)	(8,760)
Provision for income taxes	229	360	527	331	471

Net loss	(7,655)	(12,339)	(12,368)	(9,193)	(9,231)
Loss attributable to noncontrolling interest	—	43	355	256	458

Net loss attributable to Imperva, Inc. stockholders	$(7,655)	$(12,296)	$(12,013)	$(8,937)	$(8,773)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted(1)	$(1.98)	$(2.82)	$(2.46)	$(1.84)	$(1.64)

Shares used in computing net loss per share of common stock, basic and diluted(1)	3,860,033	4,365,359	4,884,665	4,846,160	5,334,581

Pro forma net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted(1)			$(0.77)		$(0.54)

Shares used in computing pro forma net loss per share of common stock, basic and diluted(1)			15,646,176		16,096,092

	As of September 30, 2011
	Actual	Pro Forma(2)	Pro Forma as Adjusted(3)
		(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$13,025	$13,025	$77,590
Working capital (deficiency)	(5,761)	(5,538)	60,164
Total assets	42,465	42,465	103,091
Deferred revenue, current and long-term	25,560	25,560	25,560
Convertible preferred stock warrant liability	223	—	—
Convertible preferred stock	53,442	—	—
Noncontrolling interest	(642)	(642)	(642)
Total stockholders’ equity (deficit)	$(60,058)	$(6,393)	$55,370

(1)	Please see Note 17 to our audited consolidated financial statements appearing elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share of common stock and pro forma net loss per share of common stock.
(2)	The pro forma column in the consolidated balance sheet data table above reflects (i) the conversion of all outstanding shares of our convertible preferred stock into 10,761,511 shares of common stock immediately prior to the closing of this offering and (ii) the resulting reclassification of the convertible preferred stock warrant liability to additional paid-in capital.
(3)	The pro forma as adjusted column in the consolidated balance sheet data table above reflects (i) the conversion of all outstanding shares of our convertible preferred stock into 10,761,511 shares of common stock immediately prior to the closing of this offering, (ii) the resulting reclassification of the convertible preferred stock warrant liability to additional paid-in capital and (iii) the receipt of $61.8 million in net proceeds from the sale of 4,750,000 shares of common stock by us in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our pro forma as adjusted cash, cash equivalents and short-term investments, working capital (deficiency), total assets and total stockholders’ equity by $4.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have a history of losses, we may not become profitable and our revenue growth may not continue.

We have incurred net losses in each fiscal year since our inception, including net losses attributable to our stockholders of $7.7 million in 2008, $12.3 million in 2009, $12.0 million in 2010 and $8.8 million during the nine months ended September 30, 2011. As a result, we had an accumulated deficit of $64.6 million at September 30, 2011. We may not become profitable in the future if we fail to increase revenue and manage our expenses or if we incur unanticipated liabilities. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or services, increasing competition, a decrease in the growth of, or decline in, our overall market, or our failure to capitalize on growth opportunities or introduce new products and services. Any failure by us to achieve and maintain profitability and continue our revenue growth could cause the price of our common stock to materially decline.

Our limited operating history and the rapidly evolving nature of the markets in which we operate may make it difficult for you to evaluate our business.

We were incorporated in 2002, and since that time have been developing products to meet the rapidly evolving demands of customers in the markets in which we operate. We shipped our initial web application security and data security products in 2002, in 2006, we expanded our database security product to include compliance features and in 2010, we launched our file security offering. In addition, in 2010, we launched our cloud-based services with ThreatRadar and, in 2011, we introduced our cloud-based offerings for mid-market enterprises and small to medium-sized businesses (“SMB”) through Incapsula, Inc., our majority owned subsidiary. This limited operating history, as well as the early stage of our relationships with many of our channel partners, makes financial forecasting and evaluation of our business difficult. Furthermore, because we depend in part on the market’s acceptance of our products it is difficult to evaluate trends that may affect our business. We have limited historic financial data, and we operate in a rapidly evolving market, and, as such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

Our quarterly operating results are likely to vary significantly and to be unpredictable, which could cause the trading price of our stock to decline.

Our operating results have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control, including:

•	the level of demand for our products and services, and the timing of orders from our channel partners and end-user customers, who we refer to in this prospectus as our customers;

•	the timing of shipments of products, which may depend on many factors such as inventory and logistics and our ability to ship new products on schedule and accurately forecast inventory requirements;

•	the mix of products sold, the mix of revenue between products and services and the degree to which products and services are bundled and sold together for a package price;

•	seasonal buying patterns of our customers;

•	the level of perceived threats to data security, which may fluctuate from period to period;

•	changes in customer, distributor or reseller requirements or market needs;

•	changes in the growth rate of the data security market;

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the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of our industry, including consolidation among our competitors or customers;

•	the introduction or adoption of new technologies that compete with our products and services;

•	deferral of orders from customers in anticipation of new products or product enhancements announced by us or our competitors;

•	decisions by potential customers to purchase data security solutions from larger, more established security vendors or from their primary network equipment vendors;

•	the announcement or adoption of new data security compliance regulations or changes to existing compliance regulations;

•	price competition;

•	insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products and services;

•	insolvency or credit difficulties confronting our key suppliers, which could disrupt our supply chain;

•	changes in customer renewal rates for our services;

•	general economic conditions, both domestically and in our foreign markets;

•	the timing of revenue recognition for our sales, which may be affected by both the mix of sales by our channel partners and the extent to which we bring on new resellers and distributors;

•	future accounting pronouncements or changes in our accounting policies; and

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increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates, particularly the Israeli shekel, since a significant portion of our expenses are incurred and paid in the Israeli shekel and other currencies besides the U.S. dollar.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly operating results. This variability and unpredictability could result in our failure to meet our revenue or other operating result expectations or those of securities analysts or investors for a particular period. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on margins in the short term. If we fail to meet or exceed expectations for our business for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits.

The data security market is rapidly evolving and difficult to predict. If the data security market does not evolve as we anticipate or if customers do not adopt our broad data security solution, our sales will not grow as quickly as anticipated and our stock price could decline.

We are in a new, rapidly evolving category in the security industry that focuses on securing our customers’ high-value business data. As such, it is difficult to predict important market trends, including how large the data security market will be and what products customers will adopt. For example, organizations that use other security products, such as network firewalls, security information and event management (“SIEM”) products or data loss prevention (“DLP”) solutions, may believe that these security solutions sufficiently protect access to sensitive data. Therefore, they may continue spending their IT security budgets on these products and may not adopt our data security solutions in addition to such products.

We offer database, file and web application security in an integrated, modular data security solution. Currently less than half of our customers have purchased more than one of our product families. Even if customers purchase our products, they may not make repeat purchases or purchase other elements of our SecureSphere Data Security Suite.

If the market for data security does not evolve in the way we anticipate, if customers do not recognize the benefit our data security solution offers in addition to existing security products, or if we are unable to sell our entire data security solution to customers, then our revenue may not grow quickly or may decline, and our stock price could decline.

If we do not successfully anticipate market needs and opportunities and enhance our products and develop new products that meet those needs and opportunities on a timely basis, we may not be able to compete effectively and our ability to generate revenues will suffer.

The data security market is characterized by rapid technological advances, changes in customer requirements, including customer requirements driven by changes to legal, regulatory and self-regulatory compliance mandates, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. As a result, we must continually change and improve our products in response to changes in operating systems, application software, computer and communications hardware, networking software, data center architectures, programming tools and computer language technology. Moreover, the technology in our products is especially complex because it needs to effectively identify and respond to methods of attack and theft, while minimizing the impact on database, file system and web application performance. In addition, our products must successfully interoperate with products from other vendors.

We cannot guarantee that we will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner or at all. Even if we are able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that enhancements or new products will achieve widespread market acceptance. For example, while the majority of our current revenues are derived from the sales of our SecureSphere appliances, we are now offering cloud-based data security services through Incapsula. The market for cloud-based data security solutions is relatively new and it is uncertain whether Incapsula’s services will gain market acceptance.

Our product enhancements or new products could fail to attain sufficient market acceptance for many reasons, including:

•	delays in releasing our enhancements or new products;

•	failure to accurately predict market demand in terms of product functionality and to supply products that meet this demand in a timely fashion;

•	inability to interoperate effectively with the database technologies, file systems or web applications of our prospective customers;

•	inability to protect against new types of attacks or techniques used by hackers or other data thieves;

•	defects, errors or failures;

•	negative publicity about their performance or effectiveness;

•	introduction or anticipated introduction of competing products by our competitors;

•	poor business conditions, causing customers to delay IT purchases;

•	easing or changing of regulatory requirements related to security; and

•	reluctance of customers to purchase products incorporating open source software.

If we fail to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose customers and such failure could substantially decrease or delay market acceptance and sales of our present and future products, which would significantly harm our business, financial condition and results of operations.

We face intense competition, especially from larger, better-known companies and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The market for data security products is intensely competitive and we expect competition to intensify in the future. Our competitors include companies such as Citrix Systems, Inc., F5 Networks, Inc., International Business Machines Corporation (“IBM”), McAfee, Inc. (a subsidiary of Intel Corporation), Oracle Corporation, Symantec Corporation and other point solution security vendors.

Many of our existing and potential competitors may have substantial competitive advantages such as:

•	greater name recognition and longer operating histories;

•	larger sales and marketing budgets and resources;

•	broader distribution networks and more established relationships with distributors and customers;

•	access to larger customer bases;

•	greater customer support resources;

•	greater resources to make acquisitions;

•	greater resources to develop and introduce products that compete with our products;

•	lower labor and development costs; and

•	substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products in a manner that discourages customers from purchasing our products. Customers may elect to accept a bundled product offering from our competitors, even if it has more limited functionality than our product offering, instead of adding the additional appliances required to implement our offering. These larger competitors are also often in a better position to withstand any significant reduction in capital spending, and will therefore not be as susceptible to economic downturns. Also, many of our smaller competitors that specialize in providing protection from a single type of data security threat may deliver these specialized data security products to the market more quickly than we can. Conditions in our markets could change rapidly and significantly as a result of technological advancements or continuing market consolidation.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with greater available resources, such as IBM’s acquisition of Guardium, Inc., Oracle’s acquisition of Secerno, Ltd. and McAfee’s acquisition of Sentrigo, Inc. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than we do. Larger competitors with more diverse product offerings may reduce the price of products that compete with ours in order to promote the sale of other products or may bundle them with other products, which would lead to increased pricing pressure on our products and could cause the average sales prices for our products to decline. If we are unable to compete effectively for a share of the data security market, our business, results of operations and financial condition could be materially and adversely affected.

New or existing technologies that are perceived to address data security risks or address the risks in different ways could gain wide adoption and supplant our products and services, thereby weakening our sales and our financial results.

The introduction of products and services embodying new technologies could render our existing products and services obsolete or less attractive to customers. Other data security technologies exist or could be developed in the future, and our business could be materially negatively affected if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our solutions even in light of new technologies, our business, results of operations and financial condition could be materially and adversely affected.

If our products fail to protect against malicious attacks and our customers experience security breaches, our reputation and business could be harmed.

Data thieves are increasingly sophisticated, often affiliated with organized crime and operate large scale and complex automated attacks. In addition, their techniques change frequently and generally are not recognized until launched against a target. If we fail to identify and respond to new and increasingly complex methods of attack and to update our products to detect or prevent such threats in time to protect our customers’ high-value business data, our business and reputation will suffer.

In addition, an actual or perceived security breach or theft of the sensitive data of one of our customers, regardless of whether the breach is attributable to the failure of our products or services, could adversely affect the market’s perception of our security products. Despite our best efforts, there is no guarantee that our products will be free of flaws or vulnerabilities, and even if we discover these weaknesses we may not be able to correct them promptly, if at all. Our customers may also misuse our products, which could result in a breach or theft of business data.

False detection of security breaches or false identification of malicious sources could adversely affect our business.

Our data security products may falsely detect threats that do not actually exist. For example, our ThreatRadar product relies on information on attack sources aggregated from third-party data providers who monitor global malicious activity originating from anonymous proxies, specific IP addresses, botnets and phishing sites. If the information from these data providers is inaccurate, the potential for false positives increases. These false positives, while typical in the industry, may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our products. If our products and services restrict access to important databases, files or applications based on falsely identifying users or traffic as an attack or otherwise unauthorized, this could adversely affect customers’ businesses. Any such false identification of users or traffic could result in negative publicity, loss of customers and sales, increased costs to remedy any problem and costly litigation.

If our internal network system is compromised by computer hackers or other data thieves, public perception of our products and services will be harmed.

We will not succeed unless the marketplace is confident that we provide effective data security protection. We provide data security products, and therefore we may be a more attractive target for attacks by computer hackers or other data thieves. If we experience an actual or perceived breach of our network or data security in our internal systems, it could adversely affect the market perception of our products and services. In addition, such a security breach could impair our ability to operate our business, including our ability to provide subscription or maintenance and support services to our customers. If this happens, our revenue could decline and our business could suffer.

Defects in our products or services could harm our reputation and business.

Our products and services are very complex and have contained and may contain undetected defects or errors, especially when first introduced or when new versions are released. Defects in our products may impede or block network traffic or cause our products or services to fail to help secure high-value business data. Defects in our products may lead to product returns and require us to implement design changes or software updates.

Any defects or errors in our products, or the perception of such defects or errors, could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or channel partners;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new products or services;

•	negative publicity, which will harm our reputation;

•	warranty claims against us, which could result in an increase in our provision for doubtful accounts;

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation; and

•	harm to our results of operations.

Although we have limitation of liability provisions in our standard terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. The sale and support of our products also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

If our products fail to help our customers achieve and maintain compliance with government regulations and industry standards, our business and results of operations could be materially adversely affected.

We generate a substantial portion of our revenues from our products and services because they help organizations achieve and maintain compliance with government regulations and industry standards, and we expect that will continue for the foreseeable future. For example, many of our customers purchase our web application security products to help them comply with the security standards developed and maintained by the Payment Card Industry (“PCI”) Security Standards Council (the “PCI Council”), which apply to companies that process or store credit card information. Industry organizations like the PCI Council may significantly change their security standards with little or no notice, including changes that could make their standards more or less onerous for businesses. Governments may also adopt new laws or regulations, or make changes to existing laws or regulations, that could impact whether our products and services enable our customers to demonstrate, maintain or audit their compliance. If we are unable to adapt our products and services to changing regulatory standards in a timely manner, or if our products fail to expedite our customers’ compliance initiatives, our customers may lose confidence in our products and could switch to products offered by our competitors. In addition, if regulations and standards related to data security are changed in a manner that makes them less onerous, our customers may view government and industry regulatory compliance as less critical to their businesses, and our customers may be less willing to purchase our products and services. In either case, our sales and financial results would suffer.

We rely on third party channel partners to generate substantially all of our revenue, and if we fail to expand and manage our distribution channels, our revenues could decline and our growth prospects could suffer.

We derive substantially all of our revenues from sales of our products and services through channel partners, such as resellers, and we expect that channel sales will represent a substantial portion of our revenues for the foreseeable future. Our ability to expand our distribution channels depends in part on our ability to educate our channel partners about our products and services, which are complex. Our agreements with our channel partners are generally non-exclusive and many of our channel partners have more established relationships with our competitors. If our channel partners choose to place greater emphasis on products and services of their own or those offered by our competitors, our ability to grow our business and sell our products may be adversely affected. If our channel partners do not effectively market and sell our products and services, or if they fail to meet the needs of our customers, then our ability to grow our business and sell our products may be adversely affected. The loss of one or more of our larger channel partners, who may cease marketing our products with limited or no notice, and our possible inability to replace them could adversely affect our sales. Our failure to recruit additional channel partners, or any reduction or delay in their sales of our products and services or conflicts between channel sales and our direct sales and marketing activities could materially and adversely affect our results of operations.

If we are unable to increase market awareness of our company and our products, our revenue may not continue to grow, or may decline.

We have a limited operating history and we believe that we have not yet established sufficient market awareness in the data security market. Market awareness of our capabilities and products is essential to our continued growth and our success in all of our markets, particularly for the large enterprise, service provider and government entities markets. If our marketing programs are not successful in creating market awareness of our company and products, our business, financial condition and results of operations will be adversely affected, and we will not be able to achieve sustained growth.

Reliance on a concentration of shipments at the end of the quarter could cause our revenue to fall below expected levels, resulting in a decline in our stock price.

Historically, we have received a substantial portion of a quarter’s sales orders and generated a substantial portion of a quarter’s revenue during the last two weeks or last days of the quarter. The fact that so many orders arrive at the end of a quarter means that our revenue may move from one quarter to the next if we cannot fulfill all of the orders and satisfy all of the revenue recognition criteria under our accounting policies before the quarter ends.

This pattern is a result of customer buying habits and the efforts of our sales force and channel partners to meet or exceed quarterly quotas. If expected revenue at the end of any quarter is delayed because anticipated purchase orders fail to materialize, our logistics partners’ fail to ship products on time, we fail to manage our inventory properly, we fail to release new products on schedule, or for any other reason, then our revenue for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our stock price.

Delays or interruptions in the manufacturing and delivery of SecureSphere appliances by our sole source manufacturer may harm our business.

Our hardware appliances are built by a single manufacturer. Our reliance on a sole manufacturer, particularly a foreign manufacturer, involves several risks, including a potential inability to obtain an adequate supply of appliances and limited control over pricing, quality and timely delivery of products. In addition, replacing this manufacturer may be difficult and could result in an inability or delay in obtaining products.

Our manufacturer’s ability to timely manufacture and ship our appliances in large quantities depends on a variety of factors. The manufacturer relies on a limited number of sources for the supply of functional components, such as semiconductors, printed circuit boards and hard disk drives. Functional component supply shortages or delays could prevent or delay the manufacture and shipment of appliances and, in the event of shortages or delays, we may not be able to procure alternative functional components on similar pricing terms, if at all. In addition, contractual restrictions or claims for infringement of intellectual property rights may restrict our manufacturer’s use of certain components. These restrictions or claims may require our manufacturer to utilize alternative components or obtain additional licenses or technologies, and may impede its ability to manufacture and deliver appliances on a timely or cost-effective basis.

In the event of an interruption from this manufacturer, we may not be able to develop alternate or secondary sources in a timely manner. If we are unable to buy our appliances in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our channel partners and customers, which would seriously affect present and future sales.

We have operations outside of the United States and a significant portion of our customers and suppliers are located outside of the United States, which subjects us to a number of risks associated with conducting international operations.

We market and sell our products throughout the world and have personnel in many parts of the world. In addition, we have sales offices and research and development facilities outside the United

States and we conduct, and expect to continue to conduct, a significant amount of our business with companies that are located outside the United States, particularly in Israel, Asia and Europe. We also source our components for our products from various geographical regions and ship products from a foreign production facility. Therefore, we are subject to risks associated with having international sales and worldwide operations, including:

•	trade and foreign exchange restrictions;

•	foreign currency exchange fluctuations;

•	economic or political instability in foreign markets;

•	greater difficulty in enforcing contracts, accounts receivable collection and longer collection periods;

•	changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations;

•	the uncertainty and limitation of protection for intellectual property rights in some countries;

•	costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

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costs of complying with U.S. laws and regulations for foreign operations, including the Foreign Corrupt Practices Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our products in certain foreign markets, and the risks and costs of non-compliance;

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heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

•	the potential for political unrest, acts of terrorism, hostilities or war;

•	management communication and integration problems resulting from cultural differences and geographic dispersion; and

•	multiple and possibly overlapping tax structures.

Our product and service sales may be subject to foreign governmental regulations, which vary substantially from country to country and change from time to time. Failure to comply with these regulations could adversely affect our business. Further, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. regulations applicable to us. Although we implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, channel partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, channel partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our products and services and could have a material adverse effect on our business and results of operations.

We rely significantly on revenue from services which may decline and, because we recognize revenue from services over the term of the relevant service period, downturns or upturns in sales are not immediately reflected in full in our operating results.

Our services revenue accounted for 24.4% of our total revenue for fiscal 2008, 34.6% of our total revenue for fiscal 2009, 37.7% of our total revenue for fiscal 2010 and 40.3% of our total revenue for the nine months ended September 30, 2011. Sales of new or renewal services contracts may decline or fluctuate as a result of a number of factors, including customers’ level of satisfaction with our products and services, the prices of our products and services, the prices of products and services offered by our competitors or reductions in our customers’ spending levels. If our sales of new or renewal services contracts decline, our revenue or revenue growth may decline and our business will suffer. In addition, we recognize service revenue ratably over the term of the relevant service period, which is typically one to three years but has been as long as five years. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from services contracts entered into during previous quarters. Consequently, a decline in new or renewal services contracts in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our services would not be reflected in full in our results of operations until future periods.

If we are unable to increase sales to larger customers, our results of operations may suffer.

We continuously seek to increase sales of our products to large enterprises, managed security service providers and government entities. Sales to enterprises, service providers and government entities involve risks that may not be present, or are present to a lesser extent, with sales to small to mid-sized entities. These risks include:

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preexisting relationships with larger, entrenched providers of security solutions who have access to key decision makers within the organization and who also have the ability to bundle competing products with a broader product offering;

•	increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;

•	more stringent requirements in our support service contracts, including stricter support response times, and increased penalties for any failure to meet support requirements; and

•	longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer who elects not to purchase our products and services.

In addition, product purchases by enterprises, managed security service providers, cloud hosting providers and government entities are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. Large enterprises, managed security service providers, cloud hosting providers and government entities typically have longer implementation cycles; require greater product functionality and scalability and a broader range of services; demand that vendors take on a larger share of risks; sometimes require acceptance provisions that can lead to a delay in revenue recognition; and expect greater payment flexibility from vendors. All these factors can add risk to doing business with these customers. If our sales expectations for a large customer do not materialize in a particular quarter or at all, then our business, operating results and financial condition could be materially and adversely affected.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

Our functional and reporting currency is the U.S. dollar and we generate a majority of our revenue in U.S. dollars. However, in 2010, we incurred approximately 27% of our expenses outside of the United States in foreign currencies, primarily Israeli shekels, principally with respect to salaries and related personnel expenses associated with our Israeli operations. Accordingly, changes in exchange rates may have a material adverse effect on our business, operating results and financial condition. The exchange rate between the U.S. dollar and foreign currencies has fluctuated substantially in recent years and may continue to fluctuate substantially in the future. We expect that a majority of our revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in Israeli shekels. The results of our operations may be adversely affected by foreign exchange fluctuations.

We use forward foreign exchange contracts to hedge or mitigate the effect of changes in foreign exchange rates on our operating expenses denominated in certain foreign currencies. However, we may not be able to purchase derivative instruments that are adequate to insulate ourselves from foreign currency exchange risks. Additionally, our hedging activities may contribute to increased losses as a result of volatility in foreign currency markets.

If our existing and potential customers migrate to hosted, cloud-based data centers that do not deploy our products, our revenues could suffer.

The majority of our current sales are made through a model in which our channel partners sell our data security solutions to large enterprise customers that operate their own data centers and have the ability to choose the data security solutions and configurations to fit their environment. If our large enterprise customers and potential customers choose to outsource the hosting of their data centers to large, multi-tenancy hosting providers like Rackspace Hosting, Inc. and Amazon.com, Inc., they may not be able to choose what data security solutions are deployed in these hosted environments, and our current sales model may not be effective. Although we work with large hosting services providers, like Rackspace Hosting, Inc. and Savvis, Inc., to integrate our data security solutions into their hosting environments so our solutions may be offered to their hosting customers, we cannot guarantee that all such hosting service providers will adopt our solutions, offer them as a choice to their customers or promote our solutions over those of our competitors. Even if these large hosting services providers integrate our data security solutions into their hosting environments and promote our solutions, they may be able to negotiate larger discounts than individual enterprise customers and, consequently, the average selling price of our products may decrease and our revenue would suffer.

Our business and operations have experienced rapid growth, and if we do not appropriately manage any future growth, or are unable to improve our systems and processes, our operating results will be negatively affected.

We have experienced rapid growth over the last several years. We rely heavily on information technology systems to help manage critical functions such as order processing, revenue recognition, financial forecasts and inventory and supply chain management. To manage any future growth effectively, and in connection with our transition to a publicly-listed company, we must continue to improve and expand our information technology and financial infrastructure, operating and administrative systems and controls, and continue to manage headcount, capital and processes in an efficient manner. We may not be able to successfully implement improvements to these systems and processes in a timely or efficient manner. For instance, over the last several years we have used and relied heavily on Priority, an enterprise resource planning (“ERP”) system, made by Eshibel Technologies Ltd., an Israeli software company. In the first quarter of 2011, we decided to replace Priority with NetSuite, an on-demand ERP system, and commenced a several month process to implement NetSuite. We have a limited operating history using NetSuite and may encounter difficulties using NetSuite to manage critical functions of our business. Such difficulties with our transition to NetSuite could include delays in calculating and reporting our quarterly results.

In addition, we rely heavily on hosted, Software-as-a-Service (“SaaS”) technologies from third parties in order to operate critical functions of our business, including ERP services from NetSuite and customer relationship management (“CRM”) services from salesforce.com, inc. If these services become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms or prices, our expenses could increase, our ability to manage our finances could be interrupted and our processes for managing sales of our products and services and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and integrated; all of which could harm our business.

Also, our systems and processes may not prevent or detect all errors, omissions or fraud. Our failure to improve our systems and processes, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to accurately forecast our revenue, expenses and earnings, or to prevent certain losses. Our productivity and the quality of our products and services may also be adversely affected if we do not integrate and train our new employees quickly and effectively. Any future growth would add complexity to our organization and require effective coordination across our organization. Failure to manage any future growth effectively could result in increased costs, harm our results of operations and lead to investors losing confidence in our internal systems and processes, any of which could result in a decline in our stock price.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

Patent and other intellectual property disputes are common in the IT security industry. Some companies in the IT security industry, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. Third parties have asserted and may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. They may also assert such claims against our customers or channel partners whom we typically indemnify against claims that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. As the numbers of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business.

The patent portfolios of our most significant competitors are larger than ours. This disparity between our patent portfolio and the patent portfolios of our most significant competitors may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses. In addition, future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenue and against whom our own patents may therefore provide little or no deterrence or protection. We cannot assure you that we are not infringing or otherwise violating any third-party intellectual property rights.

An adverse outcome of a dispute may require us to pay substantial damages including treble damages if we are found to have willfully infringed a third party’s patents or copyrights; cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to attempt to redesign our products or services or otherwise to develop non-infringing technology, which may not be successful; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights; and indemnify our partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Any of these events could seriously harm our business, financial condition and results of operations.

We have in the past been sued for patent infringement, and likely will be involved in additional disputes in the future. We expect that we will be sued for patent infringement in the future, regardless of the merits of any such lawsuits. The cost to defend such lawsuits and any adverse result in such lawsuits could have a material adverse effect on our results of operations and financial condition.

We rely on the availability of licenses to third-party software and other intellectual property.

Many of our products and services include software or other intellectual property licensed from third parties, and we otherwise use software and other intellectual property licensed from third parties in our business. This exposes us to risks over which we may have little or no control. For example, a licensor may have difficulties keeping up with technological changes or may stop supporting the software or other intellectual property that it licenses to us. Also, it will be necessary in the future to renew licenses, expand the scope of existing licenses or seek new licenses, relating to various aspects of these products and services, or otherwise relating to our business, which may result in increased license fees. There can be no assurance that the necessary licenses will be available on acceptable terms, if at all. In addition, a third party may assert that we or our customers are in breach of the terms of a license, which could, among other things, give such third party the right to terminate a license or seek damages from us, or both. The inability to obtain or maintain certain licenses or other rights or to obtain or maintain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in delays in releases of products and services, and could otherwise disrupt our business, until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and services or otherwise in the conduct of our business. Any of these events could have a material adverse effect on our business, operating results and financial condition. Moreover, the inclusion in our products and services of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our products from those of our competitors.

Our products contain third-party open source software components, and our failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell our products.

Our products, services and other technologies contain software modules licensed to us by third-party authors under so-called “open source” licenses, including the GNU Public License (“GPL”), the GNU Lesser Public License (“LGPL”), the BSD License, the Apache License and others. From time to time, there have been claims against companies that distribute or use open source software in their products and services, asserting that open source software infringes the claimants’ intellectual property rights. We could be subject to suits by parties claiming infringement of intellectual property rights in what we believe to be licensed open source software. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Numerous open source licenses require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software to the public. Disclosing the source code of our proprietary software could make it easier for hackers and other third parties to discover vulnerabilities in or to defeat the protections of our data security products, which could result in our data security products failing to protect our customers’ business data. This could harm our business and reputation. Disclosing our proprietary source code also could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of product sales for us. Any of these events could have a material adverse effect on our business, operating results and financial condition.

Although we monitor our use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In this event, we could be required to seek licenses from third parties to continue offering our products, to make our proprietary code generally available in source code form, to re-engineer our products or to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

The success of our business depends on our ability to protect and enforce our trade secrets, trademarks, copyrights, patents and other intellectual property rights. We attempt to protect our intellectual property under patent, trademark, copyright and trade secret laws, and through a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection.

We currently have four issued patents in the United States, but this number is relatively small in comparison to our competitors. As of September 30, 2011, we had nine pending U.S. patent applications, and may file additional patent applications in the future. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, that our issued patents will not provide us with any competitive advantages, and that our patents and other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention. As a result, we may not be able to obtain adequate patent protection or to enforce our issued patents effectively.

In addition to patented technology, we rely on our unpatented proprietary technology and trade secrets. Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that we enter into with employees, consultants, partners, vendors and customers may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Moreover, policing unauthorized use of our technologies, products and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our products, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.

If we are unable to hire, retain and motivate qualified personnel, our business would suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel or delays in hiring required personnel, particularly in engineering and sales, may seriously harm our business, financial condition and results of operations. Any of our employees may terminate their employment at any time. Our ability to continue to attract and retain highly skilled personnel will be critical to our future success. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area and in Tel Aviv, Israel, the locations in which we have a substantial presence and need for highly-skilled personnel. In addition, a large portion of our employee base is substantially vested in significant stock option grants, and the ability to exercise those options and sell their stock in a public market after the closing of this offering may result in a larger than normal turn-over rate. We intend to issue stock options and restricted stock units as key components of our overall compensation and employee attraction and retention efforts. In addition, we are required under U.S. generally accepted accounting principles (“GAAP”) to recognize compensation expense in our operating results for employee share-based compensation under our equity grant programs, which may negatively impact our operating results and may increase the pressure to limit share-based compensation. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management and other key employees to execute on our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management or other key employees, particularly Shlomo Kramer, one of our founders and our President and Chief Executive Officer; Amichai Shulman, one of our founders and our Chief Technology Officer; and Terrence J. Schmid, our Chief Financial Officer and Treasurer, could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, financial condition and results of operations.

Conditions in Israel may limit our ability to develop and sell our products. This could result in a decrease of our revenues.

Our principal research and development facilities are located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of civil unrest. Political, economic and military conditions in Israel could directly affect our operations. We could be adversely affected by any major hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms, firms with large Israeli operations and others doing business with Israel and Israeli companies. We are also precluded from marketing our products to certain of these countries due to United States and Israeli regulatory restrictions. In addition, such boycott, restrictive laws, policies or practices may change over time and we cannot predict which countries, as well as whether certain companies and organizations, will be subject thereto. The boycott, restrictive laws, policies or practices directed towards Israel, Israeli businesses or Israeli citizens could, individually or in the aggregate, have a material adverse affect on our business in the future.

Some of our executive officers and employees in Israel are obligated to perform annual military reserve duty in the Israel Defense Forces, depending on their age and position in the armed forces. Furthermore, they may be called to active reserve duty at any time under emergency circumstances for extended periods of time. Our operations could be disrupted by the absence, for a significant period, of one or more of our executive officers or key employees due to military service, and any significant disruption in our operations could harm our business.

Outages, interruptions or delays in hosting services could impair the delivery of our cloud-based security services and harm our business.

The cloud-based security services that we provide through our majority owned subsidiary, Incapsula, are operated from a network of third party facilities that host the software and systems that operate these security services. We currently serve our customers from third-party hosting facilities located in the United States and Europe. We have a limited operating history for our cloud-based security services in these third party hosting facilities. In addition, we operate the infrastructure that supports our ThreatRadar and Security Operations Center (“SOC”) services. Despite precautions taken within our own internal network and at these third party facilities, the occurrence of a natural disaster or an act of terrorism or other unanticipated problems could result in lengthy interruptions in our services.

In addition, any damage to, or failure of, our internal systems or systems at third party hosting facilities could result in outages or interruptions in our cloud-based services. Outages or interruptions in our cloud-based security services may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our cloud-based security services are unreliable.

Adverse economic conditions or reduced information technology spending may adversely impact our business.

Our business depends on the overall demand for information technology and on the economic health of our current and prospective customers. In addition, the purchase of our products is often discretionary and may involve a significant commitment of capital and other resources. Weak global economic conditions, or a reduction in information technology spending even if economic conditions improve, could adversely impact our business, financial condition and results of operations in a number of ways, including longer sales cycles, lower prices for our products and services, higher default rates among our distributors, reduced unit sales and lower or no growth.

A failure to prevent excess inventories or inventory shortages could result in decreased revenue and gross margins and harm our business.

We purchase products from our manufacturing partner outside of and in advance of reseller or customer orders, which we hold in inventory and resell. There is a risk we may be unable to sell excess products ordered from our manufacturing partner. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have an adverse effect on our operating results and financial condition. Conversely, if we underestimate demand for our products or if our manufacturing partner fails to supply products we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to resellers, distributors and customers or cause us to lose sales. These shortages may diminish the loyalty of our channel partners or customers.

The difficulty in forecasting demand also makes it difficult to estimate our future results of operations and financial condition from period to period. A failure to accurately predict the level of demand for our products could adversely affect our net revenues and net income, and we are unlikely to forecast such effects with any certainty in advance.

A portion of our revenue is generated by sales to government entities, which are subject to a number of challenges and risks.

Sales to U.S. and foreign federal, state and local governmental agency customers have accounted for a portion of our revenue in past periods, and we may in the future increase sales to government entities. Sales into government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will complete a sale. Government demand and payment for our products and services may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our products. Most of our sales to government entities have been made indirectly through our channel partners. Government entities may have contractual or other legal rights to terminate contracts with our distributors and resellers for convenience or due to a default, and any such termination may adversely impact our future results of operations. Finally, for purchases by the U.S. government, the government may require certain products to be manufactured in the United States and other high cost manufacturing locations, and we may not manufacture all products in locations that meet the requirements of the U.S. government.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

We incorporate encryption technology into our products, and certain of our products are subject to U.S. export controls and may be exported outside the United States only with the required export license through an export license exception or other appropriate government authorizations. If we were to fail to comply with U.S. export control regulations, U.S. Customs regulations, U.S. economic sanctions and other laws, we could be subject to substantial civil and criminal penalties, including fines for the Company and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm and penalties. Complying with export control regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products to U.S. embargoed or sanctioned countries, governments and persons. Even though we take precautions to prevent our product from being shipped to U.S. sanctions targets, our products could be shipped to those targets by our channel partners despite such precautions. Any such shipment could have negative consequences including government investigations, penalties and reputational harm. In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, stock-based compensation, long-lived assets and accounting for income taxes.

If we are unable to establish vendor specific objective evidence of fair value for any undelivered element of a software order from a customer, our revenue relating to the entire software order will be deferred and recognized over future periods, which would prevent us from recognizing revenue on a significant portion of our sales in a particular quarter, which could cause our stock price to decline.

In the course of our selling efforts, we typically enter into arrangements that require us to deliver a combination of products and services. We refer to each individual product or service as an “element” of the overall arrangement. These arrangements typically require us to deliver particular elements in a future period. Arrangements that are considered software arrangements, such as when there is no hardware component to the arrangement as is the case when we sell virtual products, follow different, more restrictive accounting requirements than non-software arrangements. As we discuss further in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition,” if we are unable to determine the vendor specific objective evidence of fair value of any undelivered elements in a software arrangement, then we are required by GAAP to defer revenue from the entire software arrangement rather than just the undelivered elements. If we are required to defer revenue from the entire software arrangement for a significant portion of our sales, our revenue for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our stock price.

If we fail to comply with environmental requirements, our business, financial condition, operating results and reputation could be adversely affected.

We are subject to various environmental laws and regulations including laws governing the hazardous material content of our products and laws relating to the collection of and recycling of electrical and electronic equipment. Examples of these laws and regulations include the European Union (“EU”) Restrictions of Hazardous Substances Directive (“RoHS”) and the EU Waste Electrical

and Electronic Equipment Directive (“WEEE”) as well as the implementing legislation of the EU member states. Similar laws and regulations have been passed or are pending in China, South Korea, Norway and Japan and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

The EU RoHS and the similar laws of other jurisdictions ban the use of certain hazardous materials such as lead, mercury and cadmium in the manufacture of electrical equipment, including our products. Currently, the manufacturer of our hardware appliances and major component part suppliers comply with the EU RoHS requirements. However, if there are changes to this or other laws (or their interpretation) or if new similar laws are passed in other jurisdictions, we may be required to reengineer our products to use components compatible with these regulations. This reengineering and component substitution could result in additional costs to us or disrupt our operations or logistics.

The WEEE Directive requires electronic goods producers to be responsible for the collection, recycling and treatment of such products. Changes in interpretation of the directive may cause us to incur costs or have additional regulatory requirements to meet in the future in order to comply with this directive, or with any similar laws adopted in other jurisdictions.

Our failure to comply with past, present and future similar laws could result in reduced sales of our products, substantial product inventory write-offs, reputational damage, penalties and other sanctions, which could harm our business and financial condition. We also expect that our products will be affected by new environmental laws and regulations on an ongoing basis. To date, our expenditures for environmental compliance have not had a material impact on our results of operations or cash flows and, although we cannot predict the future impact of such laws or regulations, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how they are manufactured, which could have a material adverse affect on our business, operating results and financial condition.

Our success in acquiring and integrating other businesses, products or technologies could impact our financial position.

In order to remain competitive, we may seek to acquire additional businesses, products or technologies. The environment for acquisitions in the markets in which we operate is very competitive and acquisition candidate purchase prices will likely exceed what we would prefer to pay, but may choose to pay in order to make an acquisition. Achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technology in a timely and cost-effective manner. The acquisition and integration process is complex, expensive and time consuming, and may cause an interruption of, or loss of momentum in, product development and sales activities and operations of both companies. We may not find suitable acquisition candidates, and acquisitions we complete may be unsuccessful. If we consummate a transaction, we may be unable to integrate and manage acquired products and businesses effectively. If we are unable to effectively execute acquisitions, our business, financial condition and operating results could be adversely affected.

If our customers are not satisfied with our technical support or professional services, they may choose not to purchase our products and services or to renew maintenance contracts, either of which would adversely impact our business and results of operations.

Our business relies on our customers’ satisfaction with the technical support and professional consulting services we provide to support our products. If we fail to provide technical support services that are responsive, satisfy our customers’ expectations and resolve issues that they encounter with our products and services, then they may elect not to purchase or renew annual maintenance and support contracts and they may choose not to purchase additional products and services from us. Accordingly, our failure to provide satisfactory technical support or professional services could have a material and adverse effect on our business and results of operations.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

We are subject to income taxation in the United States and numerous foreign jurisdictions. Determining our provision for income taxes requires significant management judgment. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We are subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on our operating results and cash flows.

Significant judgment is required to determine the recognition and measurement attributes prescribed in Accounting Standards Codification (“ASC”) 740-25 (formerly referred to as Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”). In addition, ASC 740-25 applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital. Further, as a result of certain of our ongoing employment and capital investment actions and commitments, our income in certain countries is subject to reduced tax rates and in some cases is wholly exempt from tax. Our failure to meet these commitments could adversely impact our provision for income taxes. In addition, we are subject to the continuous examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our results of operations.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by manmade problems such as terrorism.

A significant natural disaster, such as an earthquake, fire or a flood, or a significant power outage could have a material adverse impact on our business, operating results and financial condition. Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters could affect our manufacturing vendors or logistics providers’ ability to perform services such as manufacturing products on a timely basis and assisting with shipments on a timely basis. In the event our service providers’ information technology systems or manufacturing or logistics abilities are hindered by any of the events discussed above, shipments could be delayed, resulting in missing financial targets, such as revenue and shipment targets, for a particular quarter. Further, if a natural disaster occurs in a region from which we derive a significant portion of our revenue, customers in that region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. In addition, acts of terrorism could cause disruptions in our business or the business of our manufacturer, logistics providers, partners, customers or the economy as a whole. Given our typical concentration of sales at each quarter end, any disruption in the business of our manufacturer, logistics providers, partners or customers that impacts sales at the end of our quarter could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be augmented if the disaster recovery plans for us and our suppliers prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our products, our business, financial condition and results of operations would be adversely affected.

Risks Related to this Offering and Ownership of our Common Stock

Market volatility may affect our stock price and the value of your investment

Following the completion of this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been previously traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of any of our key personnel;

•	announcements related to litigation;

•	changing legal or regulatory developments in the United States and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

In addition, the stock market in general, and the New York Stock Exchange in particular, have experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management’s attention from our business.

An active trading market for our common stock may never develop or be sustained.

We have submitted an application to have our common stock listed on the New York Stock Exchange under the symbol “IMPV.” However, we cannot assure you that our common stock will be approved for listing on the New York Stock Exchange or, if approved, that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of common stock when desired or the prices that you may obtain for your shares.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, businesses, services or technologies that management deems to likely be complementary. In addition, we will invest $3.5 million of the net proceeds to us from this offering in Incapsula, our majority owned subsidiary. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. As such, our management could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock. For a further description of our intended use of the proceeds of the offering, see the section entitled “Use of Proceeds.”

Our disclosure controls and procedures and our internal control over financial reporting may fail to adequately allow us to report information accurately to investors or to detect and prevent errors or fraud, and any failure of such controls and procedures could damage investor confidence in us, cause the market price of our common stock to decline and materially and adversely impact our business, financial condition and operating results.

We cannot assure you that our disclosure controls and procedures, or our internal control over financial reporting, will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of meeting control system objectives. The design of a control system must also reflect applicable resource constraints, and we must consider the control system benefits relative to their costs. As a result of these inherent limitations, no evaluation of controls can provide absolute assurance that we have identified or will identify or prevent all control issues and instances of errors or fraud, if any, within our company. The failure of our control systems to allow us to accurately report information or detect or prevent errors or fraud could damage investor confidence in us, cause the market price of our common stock to decline, and materially adversely impact our business, financial condition and operating results.

In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We expect that our existing cash and cash equivalents, together with our net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next twelve months. After that, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock and we may be required to accept terms that restrict our ability to incur additional indebtedness, make capital expenditures and take other actions that would otherwise be in the interests of the stockholders and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results and financial condition. Similarly, if we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms that are not favorable to us. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our products and services;

•	continue to expand our sales and marketing and research and development organizations;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could seriously harm our business, financial condition and results of operations.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering and, assuming the purchase of an aggregate of approximately $15,000,000 of our common stock in this offering by certain of our existing investors, our executive officers, directors and 5% or greater stockholders will beneficially own, in the aggregate, approximately 67.7% of our outstanding common stock, or, without such purchase, will beneficially own 63.2% of our outstanding common stock. As a result, such persons, acting together, will have the ability to control our management and affairs and substantially all matters submitted to our stockholders for approval, including the election and removal of directors and approval of any significant transaction. These persons will also have the ability to control our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders.

Participation in this offering by certain of our existing stockholders would reduce the available public float for our shares.

Certain entities associated with Accel Partners, Greylock Partners, Meritech Capital Partners, U.S. Venture Partners and Venrock and Shlomo Kramer, our President and Chief Executive Officer, each of which are our existing stockholders, have indicated an interest in purchasing up to an aggregate of approximately $15,000,000 of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, if such stockholders were to purchase the entire $15,000,000 of our common stock, they would purchase an aggregate of 1,000,000 shares of our common stock in this offering. If such stockholders were to purchase all of these shares, they would beneficially own approximately 64.8% of our outstanding common stock after this offering.

If our stockholders are allocated all or a portion of the shares in which they have indicated an interest in this offering and purchase any such shares, such purchase would reduce the available public float for our shares because such stockholders would be restricted from selling the shares by a lock-up agreement they have entered into with our underwriters and by restrictions under applicable securities laws. As a result, any purchase of shares by such stockholders in this offering may reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not affiliated with us.

Future sales of shares by existing stockholders could cause our stock price to decline.

Upon completion of this offering, there will be 22,101,695 shares of our common stock outstanding. Of these, 5,000,000 shares are being sold in this offering (or 5,750,000 shares, if the underwriters exercise their option to purchase additional shares in full). Assuming the purchase of 1,000,000 shares in this offering by our existing stockholders, only 4,330,361 shares will be freely tradable immediately after this offering (except for shares purchased by affiliates) and 16,440,973 of the remaining 16,771,334 outstanding shares may be sold upon expiration of lock-up agreements 180 days after the date of this prospectus (subject in some cases to volume limitations). In addition, as of September 30, 2011, we had outstanding options to purchase 2,944,899 shares of common stock that, if exercised, will result in these additional shares becoming available for sale upon expiration of the lock-up agreements. A large portion of these shares and options are held by a small number of persons and investment funds. Sales by these stockholders or optionholders of a substantial number of shares after this offering could significantly reduce the market price of our common stock. Moreover, certain holders of shares of common stock will have rights, subject to some conditions, to require us to file registration statements covering the shares they currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders.

We also intend to register all common stock that we may issue under our 2003 Stock Plan, as amended, our 2011 Stock Option and Incentive Plan (“2011 Plan”) and our 2011 Employee Stock Purchase Plan (“ESPP”). Effective upon the effectiveness of this registration statement, an aggregate of 1,000,000 shares of our common stock will be reserved for future issuance under the 2011 Plan, plus any shares which are forfeited, cancelled or terminated (other than by exercise) under our 2003 Stock Plan, and an aggregate of 500,000 shares will be reserved for issuance under the ESPP. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock. See the section entitled “Shares Eligible for Future Sale” for a more detailed description of sales that may occur in the future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If we do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We will incur increased costs and demands upon management as a result of efforts to comply with the laws and regulations affecting public companies which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the New York Stock Exchange. The expenses incurred by public companies for reporting and corporate governance purposes are significant. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the value of their stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include:

•

authorizing “blank check” preferred stock, which could be issued by the board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock, which would increase the number of outstanding shares and could thwart a takeover attempt;

•	a classified board of directors whose members can only be dismissed for cause;

•	the prohibition on actions by written consent of our stockholders;

•	the limitation on who may call a special meeting of stockholders;

•	the establishment of advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	the requirement of at least 75% of the outstanding capital stock to amend any of the foregoing second through fifth provisions.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our ability to use our net operating loss carryforwards may be subject to limitation and may result in increased future tax liability to us.

Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code has occurred after each of our previous private placements of preferred stock. In addition, the number of shares of common stock that we issue in connection with this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” and elsewhere in this prospectus. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our expectations related to the use of proceeds from this offering;

•	expected growth in the markets for data security products;

•	our ability to anticipate market needs and opportunities and expand our distribution channels;

•	our ability to compete with other companies that are developing or selling products that are competitive with our products;

•	our plans to continue to invest in and develop technology and products for our markets;

•	our expectations regarding expenditures;

•	our ability to acquire and integrate new businesses and technologies;

•	the timing of expected introductions of new or enhanced products;

•	our ability to attract and retain key personnel; and

•	other factors discussed elsewhere in this prospectus.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not occur.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus also contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that these third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $61.8 million, based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that we will receive additional net proceeds of $10.5 million. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

A $1.00 increase or decrease in the assumed initial public offering price of $15.00 would increase or decrease the net proceeds we received from the offering by approximately $4.4 million, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently intend to use the net proceeds received by us from this offering for working capital and general corporate purposes. In addition, we will invest $3.5 million of the net proceeds to us from this offering in Incapsula, our majority owned subsidiary, and will receive in exchange an additional 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock. For a more complete description of our additional investment in Incapsula, see the section entitled “Certain Relationships and Related Person Transactions—Transactions with our Executive Officers, Directors and Beneficial Owners—Transactions with Incapsula, Inc.”

We may also use a portion of the net proceeds received by us from this offering for acquisitions of complementary businesses, technologies or other assets. We have not entered into any agreements with respect to any acquisitions at this time.

We cannot specify with certainty the particular uses for the net proceeds to be received by us from this offering. Accordingly, our management team will have broad discretion in using the net proceeds to be received by us from this offering.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements and overall financial conditions. The loan agreement for our credit facility contains a prohibition on the payment of cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2011, as follows:

•	our actual cash, cash equivalents and short-term investments and capitalization;

•

our pro forma cash, cash equivalents and short-term investments and capitalization after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 10,761,511 shares of common stock, which we expect to occur immediately prior to the closing of this offering, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital; and

•

our pro forma as adjusted cash, cash equivalents and short-term investments and capitalization after giving effect to (i) the conversion of all outstanding shares of our convertible preferred stock into 10,761,511 shares of common stock, which we expect to occur immediately prior to the closing of this offering, the resulting reclassification of the preferred stock warrant liability to additional paid-in capital, and (ii) the receipt of the net proceeds from the sale of 4,750,000 shares of common stock offered by us in this offering, at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with the sections entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2011
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$13,025	$13,025	$77,590

Convertible preferred stock warrant liability	$223	$—	$—
Convertible preferred stock, $0.0001 par value, per share: 21,566,101 shares authorized, 10,761,511 shares issued and outstanding actual; no shares authorized, issued and outstanding pro forma and pro forma as adjusted	53,442	—	—
Stockholders’ equity (deficit):
Common stock, $0.0001, per share: 50,000,000 shares authorized, 6,590,184 shares issued and outstanding actual; 17,351,695 shares issued and outstanding pro forma (unaudited); 145,000,000 shares authorized, 22,101,695 shares issued and outstanding pro forma as adjusted	1	2	2
Additional paid-in capital	5,577	59,241	121,004
Accumulated deficit	(64,634)	(64,634)	(64,634)
Accumulated other comprehensive income	(360)	(360)	(360)
Noncontrolling interest	(642)	(642)	(642)

Total stockholders’ equity (deficit)	(60,058)	(6,393)	55,370

Total capitalization (capital deficiency)	$(6,393)	$(6,393)	$55,370

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $4.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization from this offering by approximately $14.0 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock issued and outstanding actual, pro forma and pro forma as adjusted in the table above excludes the following shares:

•	2,944,899 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2011, and having a weighted average exercise price of $3.48 per share;

•

19,999 shares of common stock issuable upon the exercise of two outstanding warrants to purchase convertible preferred stock, assuming the conversion immediately prior to the closing of this offering, at a weighted average exercise price of $3.00 per share;

•	1,929,152 shares of common stock reserved for future issuance under our equity incentive plans; and

•	500,000 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book deficit as of September 30, 2011 was $(6.4) million, or $(0.37) per share of common stock. Pro forma net tangible book deficit per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, as of September 30, 2011, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 10,761,511 shares of our common stock, which we expect to occur immediately prior to the closing of this offering, and the resulting reclassification of the preferred stock warrant liability to additional paid-in capital.

After giving effect to the sale by us of 4,750,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2011 would have been approximately $55.4 million, or approximately $2.51 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.88 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $12.49 per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book deficit per share as of September 30, 2011	$(0.37)
Increase per share attributable to this offering	2.88

Pro forma net tangible book value per share after this offering		2.51

Dilution per share to new investors		$12.49

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our adjusted net tangible book value per share after this offering by approximately $0.20 and would increase (decrease) dilution per share to new investors by approximately $0.80, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, to the extent any outstanding options or warrants are exercised, you will experience further dilution.

The following table presents on a pro forma as adjusted basis after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock, which we expect to occur immediately prior to the closing of this offering, the difference between existing stockholders and new investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common and convertible preferred stock, cash received from the exercise of stock options and the value of any stock issued for services and the average price per share paid or to be paid to us at an assumed offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	17,351,695	78.5%	$59,251,000	45.4%	$3.41
New investors	4,750,000	21.5	71,250,000	54.6	15.00

Total	22,101,695	100%	$130,501,272	100%	$5.90

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the total consideration paid by new investors by $4.8 million and increase (decrease) the percent of total consideration paid by new investors by 1.6%, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Assuming the underwriters’ option to purchase additional shares is exercised in full and if certain of our existing stockholders do not elect to purchase an aggregate of approximately $15,000,000 of our common stock in this offering, sales by us in this offering will reduce the percentage of shares held by existing stockholders to 75.9% and will increase the number of shares held by our new investors to 5,500,000, or 24.1%.

The number of shares of our common stock to be outstanding after this offering is based on 17,351,695 shares of our common stock outstanding as of September 30, 2011 and excludes:

•	2,944,899 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2011, and having a weighted average exercise price of $3.48 per share;

•

19,999 shares of common stock issuable upon the exercise of two outstanding warrants to purchase convertible preferred stock, assuming the conversion immediately prior to the closing of this offering, at a weighted average exercise price of $3.00 per share;

•	1,929,152 shares of common stock reserved for future issuance under our equity incentive plans; and

•	500,000 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2011 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 are unaudited. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2011 are not necessarily indicative of operating results to be expected for the full year ending December 31, 2011 or any other period. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of those unaudited consolidated financial statements. You should read the selected consolidated financial data below in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenue:
Products and license	$8,635	$13,995	$24,298	$25,727	$34,479	$23,532	$32,821
Services	1,776	3,713	7,848	13,614	20,903	14,866	22,166

Total net revenue	10,411	17,708	32,146	39,341	55,382	38,398	54,987
Cost of revenue:(1)
Products and license	1,877	2,379	3,661	4,795	5,905	4,123	4,433
Services	395	1,659	3,455	4,576	6,428	4,639	7,062

Total cost of revenue	2,272	4,038	7,116	9,371	12,333	8,762	11,495

Gross profit	8,139	13,670	25,030	29,970	43,049	29,636	43,492
Operating expenses:
Research and development(1)	3,037	4,899	8,591	10,538	13,214	9,468	12,858
Sales and marketing(1)	8,223	14,505	20,447	26,920	34,168	24,095	30,970
General and administrative(1)	896	1,811	3,608	4,669	7,982	5,292	8,186

Total operating expenses	12,156	21,215	32,646	42,127	55,364	38,855	52,014

Loss from operations	(4,017)	(7,545)	(7,616)	(12,157)	(12,315)	(9,219)	(8,522)
Other income (expense), net	573	522	190	178	474	357	(238)

Loss before provision for income taxes	(3,444)	(7,023)	(7,426)	(11,979)	(11,841)	(8,862)	(8,760)
Provision for income taxes	—	106	229	360	527	331	471

Net loss	(3,444)	(7,129)	(7,655)	(12,339)	(12,368)	(9,193)	(9,231)
Loss attributable to noncontrolling interest	—	—	—	43	355	256	458

Net loss attributable to Imperva, Inc. stockholders	$(3,444)	$(7,129)	$(7,655)	$(12,296)	$(12,013)	$(8,937)	$(8,773)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted(2)	$(1.03)	$(1.94)	$(1.98)	$(2.82)	$(2.46)	$(1.84)	$(1.64)

Shares used in computing net loss per share of common stock, basic and diluted(2)	3,328,810	3,678,378	3,860,033	4,365,359	4,884,665	4,846,160	5,334,581

Pro forma net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted(2)					$(0.77)		$(0.54)

Shares used in computing pro forma net loss per share of common stock, basic and diluted(2)					15,646,176		16,096,092

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,					Nine Months Ended September 30,
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Cost of revenue	$3	$8	$22	$37	$44	$28	$73
Research and development	21	33	41	57	66	37	83
Sales and marketing	71	153	163	218	257	191	245
General and administrative	24	25	48	109	273	60	753

Total stock-based compensation	$119	$219	$274	$421	$640	$316	$1,154

(2)	Please see Note 17 to our audited consolidated financial statements appearing elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share of common stock and pro forma net loss per share of common stock.

	Years Ended December 31,					As of September 30, 2011
	2006	2007	2008	2009	2010
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$16,557	$11,628	$24,949	$19,050	$17,655	$13,025
Working capital (deficiency)	16,182	10,528	22,892	11,317	6,841	(5,761)
Total assets	19,953	20,343	38,535	37,546	40,977	42,465
Deferred revenue, current and long-term	930	5,046	8,060	13,377	21,218	25,560
Long-term debt, including current portion	36	38	—	600	—	—
Convertible preferred stock warrant liability	55	55	55	55	69	223
Convertible preferred stock	33,464	33,464	53,442	53,442	53,442	53,442
Noncontrolling interest	—	—	—	(43)	(351)	(642)
Total stockholders’ deficit	(16,378)	(23,027)	(30,072)	(41,528)	(52,419)	(60,058)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the forward-looking statements below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a pioneer and leader of a new category of data security solutions focused on providing visibility and control over high-value business data across critical business systems within the data center. Our SecureSphere Data Security Suite is a broad solution designed to prioritize and mitigate risks to high-value business data, protect against hackers and malicious insiders, and address and streamline regulatory compliance. SecureSphere is an integrated, modular suite, which provides database, file and web application security, and secures all business data across various systems in data centers, including traditional on-premise data centers as well as private, public and hybrid cloud computing environments. We also offer cloud-based security services that deliver on-demand and cost effective web application security.

We were founded in 2002 with the vision of protecting high-value business data within the enterprise. Since that time we have been investing in our data security products to meet the rapidly evolving demands of customers. We shipped our initial web application security and data security products in 2002; in 2006, we expanded our database security product to include compliance features; and in 2010, we launched our file security offering. In addition, in 2010, we launched our cloud-based initiatives with ThreatRadar and, in 2011, we introduced our cloud-based offering for mid-market enterprises and small and medium-sized businesses (“SMB”) that we provide through Incapsula, Inc., our majority owned subsidiary.

Our research and development efforts are focused primarily on improving and enhancing our existing data security products and services, as well as developing new products and services and conducting advanced security research. We conduct our research and development activities in Israel, and we believe this provides us with access to some of the best engineering talent in the security industry. As of September 30, 2011, we had 134 employees dedicated to research and development, including our advanced security research group, the Application Defense Center (“ADC”). Our research and development expense was $8.6 million, $10.5 million and $13.2 million for 2008, 2009 and 2010, respectively, and $12.9 million during the nine months ended September 30, 2011.

We derive our revenue from sales and licenses of our products and sales of our services. Products and license revenue is generated primarily from sales of perpetual software licenses installed on hardware appliances or virtual appliances for our SecureSphere Data Security Suite. Services revenue consists of maintenance and support, professional services and training and subscriptions. A majority of our revenue is derived from customers in the Americas region. In 2010, 66% of our total revenue was generated from the Americas, 24% from Europe, Middle East and Africa (“EMEA”) and 10% from Asia Pacific, and for the nine months ended September 30, 2011, 63% of our total revenue was generated from the Americas, 23% from EMEA and 14% from Asia Pacific.

We market and sell our products through a hybrid sales model, which combines a direct touch sales organization and an overlay channel sales team that actively assist our extensive network of channel partners throughout the sales process. We also provide our channel partners with marketing assistance, technical training and support. We primarily sell our products and services through our channel partners, including distributors and resellers, which sell to end-user customers, who we refer to in this prospectus as our customers. We have a network of over 350 channel partners worldwide, including both resellers and distributors. In 2010, our channel partners originated over 60%, and fulfilled almost 90%, of our sales. We work with many of the world’s leading security value-added resellers, and our partners include some of the largest hosting companies for cloud-based deployments.

As of September 30, 2011, we had over 1,500 customers in more than 50 countries. In addition, our solutions are used to protect thousands of organizations through cloud-based deployments with our Software-as-a-Service (“SaaS”) customers and our managed security service provider (“MSSP”) and hosting partners. Our customers include four of the top five telecommunications companies, three of the top five commercial banks in the United States, three of the top five financial data service firms, three of the top five computer hardware companies, two of the top five food and drug store companies, over 150 government agencies around the world and more than 100 Fortune 1000 companies.

Our net revenue has increased in each of the last three years, growing from $32.1 million in 2008 to $55.4 million in 2010. Our net revenue has also grown from $38.4 million during the nine months ended September 30, 2010 to $55.0 million during the nine months ended September 30, 2011. We have incurred net losses attributable to our stockholders of $7.7 million, $12.3 million and $12.0 million in 2008, 2009 and 2010, respectively, and $8.9 million and $8.8 million during the nine months ended September 30, 2010 and September 30, 2011, respectively. As of September 30, 2011, we had an accumulated deficit of $64.6 million.

Opportunities, Challenges and Risks

We believe that the growth of our business and our future success are dependent upon many factors, including our ability to maintain our technology leadership, improve our sales and marketing, address the needs of smaller enterprises and compete effectively in the marketplace for data security solutions. While each of these areas presents significant opportunities for us, they also pose important challenges and risks that we must successfully address in order to sustain the growth of our business and improve our results of operations.

Maintain Technology Leadership.    As a result of the rise in sophisticated attacks by hackers and malicious insiders, the difficulty in complying with regulations governing business data and the growing complexity of, and open access to, data centers, we believe that enterprises are struggling to provide visibility and control over business data that they need to protect. We believe these challenges are driving the need for a new protection layer positioned closely around business data and systems in the data center. We expect that as enterprises recognize the growing risk to high-value business data and the need to comply with increasing regulatory compliance mandates, their spending will increase on solutions designed to control and protect such data. We believe that traditional security and compliance products do not address the evolving needs of enterprises or do not do so adequately, and that this presents us with a large market opportunity. To capitalize on this opportunity, we have introduced and expect that in the future we will need to continue to introduce innovations to our broad data security solutions. We cannot assure you that our products will achieve widespread market acceptance or that we will properly anticipate future customer needs. Moreover, if our products do not satisfy evolving customer requirements, we will not capture the increase in spending that we expect will result from enterprises seeking to secure business data and systems.

Invest in Sales and Marketing.    In order to capitalize on the anticipated increase in spending in the data security market, we will need to continue to invest significant resources to further strengthen our existing relationships with channel partners, extend our global network by adding new channel partners and grow our sales and marketing team. Any investments that we make in our sales and marketing will occur in advance of our experiencing any benefits from such investments, and so it may be difficult for us to determine if we are efficiently allocating our resources in this area. We cannot assure you that the investments that we intend to make to strengthen our sales and marketing efforts will enable us to capitalize on the expected increase in spending in the data security market or result in an increase in revenue or an improvement in our results of operations.

Address Needs of Smaller Enterprises.    As market awareness of the benefits of a broad data security solution increases, we believe there is a significant opportunity to provide data security solutions to smaller enterprises as they confront increasing security threats and compliance mandates. To capitalize on this opportunity, we intend to increase our business with mid-market enterprises and SMBs by expanding our cloud-based service offerings and our distribution channel. We have made, and may in the future continue to make, significant investments in our cloud-based security products to address the data security needs of mid-market enterprises and SMBs. If our cloud-based security products, which are relatively new, fail to gain broad acceptance with mid-market enterprises and SMBs, our revenue growth, results of operations and competitive position in our industry could suffer.

Compete Effectively.    We operate in an intensely competitive market that has witnessed significant consolidation in recent years with large companies acquiring many of our competitors. We track our success rate in competitive sales opportunities against certain competitors, some of which generate higher revenues and have greater market capitalizations than we do, and many of which are more established or have greater name recognition within our industry. Based upon our internal tracking of the results of such competitive sales opportunities, we believe that we have historically competed favorably against our larger competitors, and that we have a proven track record of successfully competing against such larger competitors. Nonetheless, some of our larger competitors have numerous advantages, including, but not limited to, greater financial resources, broader product offerings and more established relationships with channel partners and customers. If we are unable to compete effectively for a share of the data security market, our business, results of operations and financial condition could be materially and adversely affected.

To date, we have incurred, and continue to incur, losses from operations and net losses. However, we believe that our existing cash, cash equivalents and short-term investments will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Further, we expect that, if we successfully execute our business plan and strategy, our loss from operations and our net losses will continue to decline, and that we will reach profitability. Should we need additional cash in the future, we may utilize existing lines of credit, enter into additional lines of credit or raise funds through the sale of equity securities.

Key Metrics of Our Business

We monitor the key financial metrics discussed below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies.

Net Revenue:    We measure our net revenue to assess the acceptance of our products from our customers, our growth in the markets we serve and to help us establish our strategic and operating plans for future periods. We discuss the components of our net revenue in “—Financial Overview— Net Revenue” below.

Gross Margin:    We monitor our gross margin to assess the impact on our current and forecasted financial results from any changes to the pricing and mix of products we are selling to our customers.

Loss from Operations:    We track our loss from operations to assess how effectively we are planning and monitoring our operations as well as controlling our operational costs, which are primarily driven by headcount.

Cash, Cash Equivalents and Short-term Investments:    We evaluate the level of our cash, cash equivalents and short-term investments to ensure we have sufficient liquidity to fund our operations, including the development of future products and product enhancements and the expansion into new sales channels and territories.

Number of Customers:    We believe our customer count is a key indicator of our market penetration, the productivity of our sales organization and the value that our products bring to our customer base. We also believe our existing customers represent significant future revenue opportunities for us.

We discuss for the periods presented revenue, gross margin, the components of loss from operations and number of customers further below under “—Segments” and “—Results of Operations”, as applicable, and we discuss our cash and cash equivalents under “—Liquidity and Capital Resources.”

We also believe that deferred revenue and cash flow from operations are key financial metrics for our business. The components of deferred revenue and cash flow from operations, as well as our rationale for monitoring these metrics, are discussed immediately below this table:

	Years Ended or as of December 31,			Nine Months Ended or as of September 30,
	2008	2009	2010	2010	2011
	(dollars in thousands)
Net revenue	$32,146	$39,341	$55,382	$38,398	$54,987
Gross margin	77.9%	76.2%	77.7%	77.2%	79.1%
Loss from operations	(7,616)	(12,157)	(12,315)	(9,219)	(8,522)
Total deferred revenue	8,060	13,377	21,218	16,752	25,560
Cash, cash equivalents and short-term investments	24,949	19,050	17,655	17,543	13,025

Net cash used in operations	(5,164)	(5,511)	(1,049)	(831)	(5,056)

Number of customers	587	926	1,309	1,181	1,584

Deferred Revenue

Our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenue. The majority of our deferred revenue balance consists of the unamortized portion of services revenue from maintenance and support contracts. We monitor our deferred revenue balance because it represents a significant portion of revenue to be recognized in future periods. We also assess the increase in our deferred revenue balance plus revenue we recognized in a particular period as a measure of our sales activity for that period. While the change in our deferred revenue and revenue recognized in a given period comprise the majority of our sales activity during that period, they do not constitute the entire sales activity during the period. Our total sales activity also includes sales of products and services for which we have not yet met the criteria to recognize revenue or add such amounts to our deferred revenue balance. Revenue and deferred revenue from these transactions is recognized or recorded in future periods when we have met the required criteria. We discuss for the periods presented deferred revenue further below under “—Results of Operations.”

Net Cash Flow Provided By (Used in) Operations

We monitor cash flow from operations as a measure of our overall business performance. Our cash flow from operations is driven primarily by sales of our products and licenses and, to a lesser extent, from up-front payments from customers under maintenance and support contracts. Our primary uses of cash in operating activities are for personnel-related expenditures, costs of acquiring the hardware used for our appliances, marketing and promotional expenses and costs related to our facilities. Monitoring cash flow from operations enables us to analyze our financial performance without the non-cash effects of certain items such as depreciation and amortization and stock-based compensation expenses, thereby allowing us to better understand and manage the cash needs of our business.

Segments

For financial reporting purposes, we operate as two reportable business segments: (i) Imperva, which is comprised of our financial position and results of operations and those of our wholly-owned subsidiaries; and (ii) Incapsula, which is comprised entirely of the financial position and results of operations of our majority owned subsidiary. Our Incapsula segment commenced operations in November 2009 and has not generated any significant revenue since inception. In discussing our results of operations, we have provided a consolidated discussion and analysis of the revenues from our two segments and, where significant, provided a separate discussion and analysis of the operating expenses of our two segments. See Note 16 of “Notes to Consolidated Financial Statements” for a discussion of our financial information by segment.

Financial Overview

Net Revenue

We derive our revenue from sales and licenses of our products and sales of our services. As discussed further in “—Critical Accounting Policies and Estimates—Revenue Recognition” below, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is probable.

Our net revenue is comprised of the following:

•

Products and License Revenue—Product and license revenue is generated from sales of perpetual software licenses installed on hardware appliances or virtual appliances for our SecureSphere Data Security Suite. Our SecureSphere Data Security Suite consists of database security, file security and web application security. We offer multiple hardware appliance versions that accompany our software, each with different throughput capacities. Perpetual software license revenue is generated from sales of our appliances, licenses for additional users and add-on software modules. We also generate a small amount of hardware revenue from sales of spares or replacement appliances, demonstration units and accessories.

•

Services Revenue—Services revenue consists of maintenance and support, professional services and training and subscriptions. Maintenance and support revenue is generated from support services that are bundled with appliances and add-on software modules. There are three levels of maintenance and support—Standard, Enhanced and Premium—and these are offered through agreements for 1-year, 2-year or 3-year terms. Maintenance and support includes major and minor if-and-when available software updates; customer care, which includes our designated support engineer program; content updates from our advanced security research group, the ADC, and hardware replacement. Subscription revenue is generated from sales of our cloud-based services. Professional services revenue consists of fees we earn related to implementation and consulting services we provide our customers. Training services revenue consists of fees we earn related to training customers and partners on the use of our products. We expect that the services revenue from maintenance and support contracts will continue to grow along with the increase in the size of our installed base.

Most of our products and services are sold to customers in the Americas, primarily in the U.S., however, a significant portion of our revenue is generated from international sales. See Note 16 of “Notes to Consolidated Financial Statements” for a discussion of our financial information by geographic region. Our revenue by geographic region is as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
Americas	$21,770	$24,869	$36,586	$25,519	$34,316
EMEA	6,706	9,929	13,492	9,085	12,805
Asia Pacific	3,670	4,543	5,304	3,794	7,866

Total	$32,146	$39,341	$55,382	$38,398	$54,987

Cost of Revenue

Our total cost of revenue is comprised of the following:

•

Cost of Products and License Revenue—Cost of products and license revenue is comprised primarily of third-party hardware costs and royalty fees. Our cost of products and license revenue also includes personnel costs related to our operations team, shipping costs and write-offs for excess and obsolete inventory.

•

Cost of Services Revenue—Cost of services revenue is primarily comprised of personnel costs of our technical support team, our professional consulting services and training teams and our Security Operations Center (“SOC”) team. Cost of services revenue also includes facilities costs, subscription fees and depreciation. We expect that our cost of services revenue will increase in absolute dollars as we increase our headcount.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel costs are the most significant component of our operating expenses and consist of wages, benefits and bonuses and, with regard to the sales and marketing expense, sales commissions. Personnel costs also include stock-based compensation. We expect personnel costs to continue to increase in absolute dollars as we hire new employees to continue to grow our business. While our operating expenses have grown on an absolute basis each year, they have decreased as a percentage of revenue. As a result, our operating margins have improved.

Research and Development

Our research and development is focused on maintaining and improving our existing products and on new product development. A majority of our research and development expenses are comprised of personnel costs and, to a lesser extent, facility costs, hardware prototype costs, laboratory expenses and depreciation. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we continue to enhance our existing products and develop new products and services that address the emerging market for data security and regulatory compliance.

Sales and Marketing

Sales and marketing expense is the largest component of our operating expenses and consists primarily of personnel costs, including commissions and travel expenses. Sales and marketing expenses also include costs related to marketing and promotional activities, third-party referral fees and, to a lesser extent, facilities costs and depreciation. We expect our sales and marketing expenses to increase in absolute dollars as we expand our sales and marketing efforts worldwide.

General and Administrative

General and administrative expense consists primarily of personnel costs as well as professional fees, facilities costs and depreciation. General and administrative personnel costs include our executive, finance, purchasing, order entry, human resources, information technology and legal functions. Our professional fees consist primarily of accounting, external legal, information technology and other consulting costs. We expect that general and administrative expense will increase in absolute dollars to support our growth and following the completion of this offering, as we expect to incur significant additional legal and accounting costs related to compliance with rules and regulations of the Securities and Exchange Commission, including the additional costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and compliance with the rules of the New York Stock Exchange, as well as additional insurance, investor relations and other costs associated with being a public company.

Other Income (Expense), net

Other income (expense), net is comprised of the following items:

•

Interest Income—Interest income consists of interest earned on our cash, cash equivalents and short-term investments. We expect interest income will vary each reporting period depending on our average investment balances during the period and market interest rates.

•	Interest Expense—Interest expense consists of interest accrued or paid on debt obligations.

•

Foreign Currency Forward Contract Gains (Losses)—Foreign currency forward contract gains and losses pertain to the ineffective portion of derivative instruments that we have entered into primarily to manage our exposure to the variability in expected future expenses resulting from changes in foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes. We expect our foreign currency forward contract gains (losses) to continue to fluctuate in the future due to changes in foreign currency exchange rates.

•	Foreign Currency Exchange Gains (Losses)—Foreign currency exchange gains and losses relate to transactions denominated in currencies other than the U.S. Dollar.

•

Warrant Liability Gain (Losses)—Our outstanding convertible preferred stock warrants are classified as a liability on our consolidated balance sheets and, as such, are remeasured to fair value at each balance sheet date with the corresponding gain or loss from the adjustment recorded as other income (expense), net. We will continue to record adjustments to the fair value of the warrants until they are exercised, automatically converted into warrants to purchase common stock or expire, at which time the warrants will no longer be remeasured at each balance sheet date. Following completion of this offering, our outstanding warrants will automatically convert into warrants to purchase common stock and, upon such conversion, will no longer be classified as a liability on our consolidated balance sheet.

Provision for Income Taxes

We operate in several tax jurisdictions and are subject to taxes in each country or jurisdiction in which we conduct business including the United States and Israel. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to U.S. income tax. To date, we have incurred net losses and have not recorded any U.S. federal or state income tax provisions. Our tax expense to date relates to foreign income taxes, mainly from our Israeli activities.

Results of Operations

The following table is a summary of our consolidated statements of operations in dollars and as a percentage of our total revenue. We have derived the data for the years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the data for the nine months ended September 30, 2010 and 2011 from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

	Years Ended December 31,						Nine Months Ended September 30,
	2008		2009		2010		2010		2011
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	% of Net Revenue
	(dollars in thousands)
Statement of Operations Data:
Net revenue:
Products and license	$24,298	75.6	$25,727	65.4	$34,479	62.3	$23,532	61.3	$32,821	59.7

Services:
Maintenance and support	7,192	22.4	11,840	30.1	18,064	32.5	12,916	33.6	17,766	32.3
Professional services and training	656	2.0	1,763	4.5	2,465	4.5	1,716	4.5	3,478	6.3
Subscriptions	—	0.0	11	0.0	374	0.7	234	0.6	922	1.7

Total services	7,848	24.4	13,614	34.6	20,903	37.7	14,866	38.7	22,166	40.3

Total net revenue	32,146	100.0	39,341	100.0	55,382	100.0	38,398	100.0	54,987	100.0

Cost of revenue:
Products and license	3,661	11.4	4,795	12.2	5,905	10.7	4,123	10.7	4,433	8.1
Services	3,455	10.7	4,576	11.6	6,428	11.6	4,639	12.1	7,062	12.8

Total cost of revenue	7,116	22.1	9,371	23.8	12,333	22.3	8,762	22.8	11,495	20.9

Gross profit	25,030	77.9	29,970	76.2	43,049	77.7	29,636	77.2	43,492	79.1
Operating expenses:
Research and development	8,591	26.7	10,538	26.8	13,214	23.9	9,468	24.7	12,858	23.4
Sales and marketing	20,447	63.7	26,920	68.4	34,168	61.7	24,095	62.7	30,970	56.3
General and administrative	3,608	11.2	4,669	11.9	7,982	14.4	5,292	13.8	8,186	14.9

Total operating expenses	32,646	101.6	42,127	107.1	55,364	100.0	38,855	101.2	52,014	94.6

Loss from operations	(7,616)	(23.7)	(12,157)	(30.9)	(12,315)	(22.3)	(9,219)	(24.0)	(8,522)	(15.5)
Other income (expense), net	190	0.6	178	0.5	474	0.8	357	(0.9)	(238)	(0.4)

Loss before provision for income taxes	(7,426)	(23.1)	(11,979)	(30.4)	(11,841)	(21.5)	(8,862)	(23.1)	(8,760)	(15.9)
Provision for income taxes	229	0.7	360	0.9	527	0.8	331	0.9	471	0.9

Net loss	(7,655)	(23.8)	(12,339)	(31.3)	(12,368)	(22.3)	(9,193)	(24.0)	(9,231)	(16.8)
Loss attributable to noncontrolling interest	—	0.0	43	0.1	355	0.6	256	0.7	458	0.8

Net loss attributable to Imperva, Inc. stockholders	$(7,655)	(23.8)	$(12,296)	(31.2)	$(12,013)	(21.7)	$(8,937)	(23.3)	$(8,773)	(16.0)

Comparison of the Nine Months Ended September 30, 2010 and 2011

Net Revenue

	Nine Months Ended September 30,				Change
	2010		2011
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Net revenue by type:
Products and license	$23,532	61.3	$32,821	59.7	$9,289	39.5

Services:
Maintenance and support	12,916	33.6	17,766	32.3	4,850	37.6
Professional services and training	1,716	4.5	3,478	6.3	1,762	102.7
Subscriptions	234	0.6	922	1.7	688	294.0

Total services	14,866	38.7	22,166	40.3	7,300	49.1

Total net revenue	$38,398	100.0	$54,987	100.0	$16,589	43.2

Net revenue by geographic region:
Americas	$25,519	66.5	$34,316	62.4	$8,797	34.5
EMEA	9,085	23.6	12,805	23.3	3,720	40.9
Asia Pacific	3,794	9.9	7,866	14.3	4,072	107.3

Total net revenue	$38,398	100.0	$54,987	100.0	$16,589	43.2

Our net revenue increased by $16.6 million, or 43.2%, to $55.0 million during the nine months ended September 30, 2011 from $38.4 million during the nine months ended September 30, 2010 due to growth in products and license revenue and services revenue. This revenue growth reflects the increasing demand for our product and service offerings consistent with our business plan and expectations for growth. The Americas region contributed the largest portion of this growth with a $8.8 million increase, or approximately a 34.5% change over the same period in 2010. In addition, increases in our sales personnel focused on the Asia Pacific region resulted in an increase in revenue in Asia Pacific of $4.1 million, or approximately a 107.3% change over the same period in 2010.

Products and license revenue increased by $9.3 million, or 39.5%, to $32.8 million during the nine months ended September 30, 2011 from $23.5 million during the nine months ended September 30, 2010. The change in product and license revenue was driven by a significant increase in product sales, primarily in the Americas region in the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. This increase was due to increased sales volume of our products.

Services revenue increased by $7.3 million, or 49.1%, to $22.2 million during the nine months ended September 30, 2011 from $14.9 million during the nine months ended September 30, 2010. During the nine months ended September 30, 2011, our services revenue was comprised of $17.8 million in maintenance and support, $3.5 million in professional services and training and $0.9 million in subscriptions. The change in services revenue in the nine months ended September 30, 2011 from the nine months ended September 30, 2010 was primarily due to an increase of $4.9 million in maintenance and support revenue resulting from our larger installed base, $1.8 million in professional services and training revenues due primarily to an increase in the number of implementation projects and $0.7 million in subscriptions revenue from our ThreatRadar product, which was launched in the first quarter of 2010.

Gross Profit

	Nine Months Ended September 30,
	2010		2011		% Change
	Amount	Gross Margin	Amount	Gross Margin
	(dollars in thousands)
Products and license gross profit	$19,409	82.5%	$28,388	86.5%	4.0
Services gross profit	10,227	68.8%	15,104	68.1%	(0.7)

Total gross profit	$29,636	77.2%	$43,492	79.1%	1.9

Total gross margin increased 1.9 percentage points from 77.2% during the nine months ended September 30, 2010 to 79.1% during the nine months ended September 30, 2011 primarily due to an increase in products and license gross margin of 4.0 percentage points in the nine months ended September 30, 2011 compared to the same period in 2010. The change was primarily due to a continued shift in product mix towards higher throughput appliances, which generally have higher gross margins. The 0.7 percentage point decrease in services gross margin was mostly due to higher use of outside contractors, which tend to be more costly than our internal service personnel, in order to support the growth of our services revenue.

Operating Expenses

	Nine Months Ended September 30,
	2010		2011		Change
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Operating expenses:
Research and development	$9,468	24.7	$12,858	23.4	$3,390	35.8
Sales and marketing	24,095	62.7	30,970	56.3	6,875	28.5
General and administrative	5,292	13.8	8,186	14.5	2,894	54.7

Total operating expenses	$38,855	101.2	$52,014	94.2	$13,159	33.9

Results above include stock-based compensation expense of:

	Nine Months Ended September 30,		Increase
	2010	2011
	(dollars in thousands)
Research and development	$37	$83	$46
Sales and marketing	191	245	54
General and administrative	60	753	693

	$288	$1,081	$793

Research and development expenses increased by $3.4 million, or 35.8%, to $12.9 million during the nine months ended September 30, 2011 from $9.5 million during the nine months ended September 30, 2010. The change was primarily attributable to an increase of $2.1 million in personnel costs, including stock-based compensation, due to additional research and development personnel being hired to support our ongoing product development efforts. The change was also partly due to an increase of $0.6 million in Incapsula costs mainly due to it increasing its headcount during the nine months ended September 30, 2011. In addition, facility and depreciation expenses increased by $0.6 million.

Sales and marketing expenses increased by $6.9 million, or 28.5%, to $31.0 million during the nine months ended September 30, 2011 from $24.1 million during the nine months ended September 30, 2010. The change was due to an increase of $5.1 million in personnel costs, including stock-based compensation, due to increased headcount in all regions in an effort to help drive our overall revenue growth, $1.4 million in promotional and other marketing related expenses, $0.3 million in travel expenses, and $0.1 million in Incapsula marketing expenses.

General and administrative expenses increased by $2.9 million, or 54.7%, to $8.2 million during the nine months ended September 30, 2011 from $5.3 million during the nine months ended September 30, 2010. The change was primarily due to an increase of $2.6 million in personnel costs, including stock-based compensation, related to increased headcount to support the growth and operations of our business and to support our planned initial public offering, and $0.3 million in increased facility and depreciation expenses.

Loss from Operations

Nine Months Ended September 30,		Change
2010	2011	Amount	%
(dollars in thousands)
$(9,219)	$(8,522)	$(697)	(7.6)%

Our loss from operations decreased by $0.7 million, or 7.6%, from $9.2 million during the nine months ended September 30, 2010 to $8.5 million during the nine months ended September 30, 2011. Our gross profit increased by $13.9 million during the nine months ended September 30, 2011 due to higher net revenues. This gross profit increase was partially offset by increased sales and marketing costs of $6.9 million to expand the Company’s global sales efforts, increased research and development personnel costs of $3.4 million from planned hiring to support our ongoing product development efforts, and an increase of $2.9 million of general and administrative costs primarily related to personnel costs related to the increased global scope and operations of our business. The increase in operating expenses during the nine months ended September 30, 2011 was consistent with our planned headcount increases to support the increase in scope and global reach of our business.

Other Income (Expense), net

Other (expense), net increased by $0.6 million to $0.2 million during the nine months ended September 30, 2011 from other income, net, of $0.4 million during the nine months ended September 30, 2010. The change was primarily due to an increase of $0.2 million in foreign currency exchange losses, a decrease of $0.1 million in forward foreign exchange contract gains, net, and an increase in convertible preferred stock warrant losses of $0.2 million in the nine months ended September 30, 2011.

Provision for Income Taxes

	Nine Months Ended September 30,		Change
	2010	2011	Amount	%
	(dollars in thousands)
Provision for income taxes	$331	$471	$140	42.3
Effective tax rate	(3.7)%	(5.4)%

The provisions for income taxes for the nine months ended September 30, 2010 and 2011 are comprised primarily of foreign income taxes. The increase in the provision for income taxes in the nine months ended September 30, 2011 compared with the nine months ended September 30, 2010 was primarily attributable to an increase in income in our foreign operations.

Deferred Revenue

	As of September 30,		Change
	2010	2011	Amount	%
	(In thousands)
Total deferred revenue	16,752	25,560	8,808	52.3

Deferred revenue increased by $8.8 million, or 52.3%, to $25.6 million as of September 30, 2011 from $16.8 million as of September 30, 2010. The growth in our deferred revenue was primarily attributable to an increase in our installed base of products and licenses worldwide and new sales, as well as renewals, of maintenance and support agreements for our installed base of products and licenses.

Number of Customers

	As of September 30,		Change
	2010	2011	Amount	%
Number of customers	1,181	1,584	403	34.1

Our number of customers increased by 403, or 34.1%, to 1,584 as of September 30, 2011 from 1,181 as of September 30, 2010. Our growth in customer count was driven by increasing market acceptance of our products as well as an increase in our global sales organization from 120 people as of September 30, 2010 to 125 as of September 30, 2011. The growth in our sales organization was consistent with our plans to continue expanding our global sales coverage, in particular our channel partner sales and support teams. This increase allowed us to target additional customers across all of our geographies, particularly in the Asia Pacific region.

Comparison of the Years Ended December 31, 2009 and 2010

Net Revenue

	Years Ended December 31,
	2009		2010		Change
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Net revenue by type:
Products and license	$25,727	65.4	$34,479	62.3	$8,752	34.0

Services:
Maintenance and support	11,840	30.1	18,064	32.5	6,224	52.6
Professional services and training	1,763	4.5	2,465	4.5	702	39.8
Subscriptions	11	0.0	374	0.7	363	*

Total services	13,614	34.6	20,903	37.7	7,289	53.5

Total net revenue	$39,341	100.0	$55,382	100.0	$16,041	40.8

Net revenue by geographic region:
Americas	$24,869	63.3	$36,586	66.0	$11,717	47.1
EMEA	9,929	25.2	13,492	24.4	3,563	35.9
Asia Pacific	4,543	11.5	5,304	9.6	761	16.8

Total net revenue	$39,341	100.0	$55,382	100.0	$16,041	40.8

*	Not meaningful

Our net revenue increased by $16.1 million, or 40.8%, to $55.4 million in 2010 from $39.3 million in 2009 primarily due to growth in products and license revenue and services revenue. This increase reflects the increased demand for our product and service offerings consistent with our business plan and expectations for growth when compared to 2009 net revenues, which were somewhat impacted by challenging economic conditions. The Americas region contributed the largest portion of this growth with an $11.7 million increase, or 47.1% change over 2009, and the EMEA region contributed an increase of $3.6 million, or 35.9% growth over 2009.

Products and license revenue increased by $8.8 million, or 34.0%, to $34.5 million in 2010 from $25.7 million in 2009. The change was primarily due to increased sales volume of our products in the Americas and EMEA regions.

Services revenue increased by $7.3 million, or 53.5%, to $20.9 million in 2010 from $13.6 million in 2009. During 2010, our services revenue was comprised of $18.0 million in maintenance and support, $2.5 million in professional services and training and $0.4 million in subscriptions. The change in services revenue in 2010 compared to 2009 was primarily due to an increase of $6.2 million in maintenance and support revenue resulting from our larger installed base, a $0.7 million increase in professional services and training due to increased demand for our products and a $0.4 million increase in subscriptions revenue from our ThreatRadar service, which launched during the first quarter of 2010, and our SOC service, which launched in late 2009.

Gross Profit

	Years Ended December 31,
	2009		2010
	Amount	Gross Margin	Amount	Gross Margin	% Change
	(dollars in thousands)
Products and license gross profit	$20,932	81.4%	$28,574	82.9%	1.5
Services gross profit	9,038	66.4%	14,475	69.2%	2.8

Total gross profit	$29,970	76.2%	$43,049	77.7%	1.5

The 1.5 percentage point increase in products and license gross margin in 2010 was primarily due to margin improvement on all appliance platforms due to cost improvements in our hardware appliances and a shift in our product mix towards our higher throughput appliances, which generally have higher gross margins. The 2.8 percentage point increase in services gross margin was due to higher utilization of our support teams in addition to the continued maturation of our products, which results in lower support costs.

Operating Expenses

	Years Ended December 31,
	2009		2010		Change
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Operating expenses:
Research and development	$10,538	26.8	$13,214	23.9	$2,676	25.4
Sales and marketing	26,920	68.4	34,168	61.7	7,248	26.9
General and administrative	4,669	11.9	7,982	14.4	3,313	71.0

Total operating expenses	$42,127	107.1	$55,364	100.0	$13,237	31.4

Results above include stock-based compensation of:

	Years Ended
	December 31,		Increase
	2009	2010
	(In thousands)
Research and development	$57	$66	$9
Sales and marketing	218	257	39
General and administrative	109	273	164

	$384	$596	$212

Research and development expenses increased by $2.7 million, or 25.4%, to $13.2 million in 2010 from $10.5 million in 2009. The change was primarily due to an increase of $1.6 million in personnel costs, including stock-based compensation, due primarily to the hiring of additional research and development personnel to support our product development efforts. The change was also partly due to an increase of $0.9 million in research and development costs from Incapsula, which commenced operations in November 2009 and increased hiring throughout 2010.

Sales and marketing expenses increased by $7.3 million, or 26.9%, to $34.2 million in 2010 from $26.9 million in 2009. The change was primarily due to an increase of $5.4 million in personnel costs, including stock-based compensation, primarily related to increased headcount in the Americas region and, to a lesser extent, sales commissions, an increase of $1.1 million in marketing expenses primarily related to marketing promotions and initiatives aimed at promoting our brand and creating market awareness of our technology and our products and an increase of $0.5 million in travel expenses. The change was also partly due to an increase of $0.2 million primarily in Incapsula’s personnel costs.

General and administrative expenses increased by $3.3 million, or 71.0%, to $8.0 million in 2010 from $4.7 million in 2009. The change was primarily related to an increase of $1.8 million in personnel costs, including stock-based compensation, due to increased headcount in our accounting and legal departments, $1.0 million in professional services expense related primarily to patent litigation and $0.3 million in rent and occupancy-related expenses. The change was also partly due to an increase of $0.2 million primarily in Incapsula’s personnel costs.

Loss from Operations

Years ended December 31,		Change
2009	2010	Amount	%
	(dollars in thousands)
$(12,157)	$(12,315)	$(158)	(1.3)%

Our loss from operations increased by $0.2 million, or 1.3%, to $12.3 million in 2010 from $12.1 million in 2009. Our gross profit increased in 2010 by $13.1 million as a result of higher revenue. However, this gross profit increase was more than offset by increased operating expenses of $13.3 million. The higher operating expenses were attributable to sales and marketing spending of $7.3 million primarily related to increased sales headcount in the Americas region, higher research and development costs of $2.7 million as we expanded our product development efforts, including work on our Incapsula product offering which began in November 2009, and increased general and administrative costs of $3.3 million from additional legal and accounting personnel costs, and to a lesser extent, higher outside professional service expenses related primarily to patent litigation. The increase in operating expenses and resulting loss from operations in 2010 was consistent with our planned headcount increases to support the increase in scope and global reach of our business, in addition to the inclusion of Incapsula results for the full year ended December 31, 2010 as compared to only a portion of the year ended December 31, 2009.

Other Income (Expense), net

Other income, net increased $0.3 million, or 166.3%, to $0.5 million in 2010 primarily due to increased foreign exchange gains of $0.3 million. The gains were primarily due to the weakening of the U.S. dollar against the Israeli shekel.

Provision for Income Taxes

	Years Ended December 31,		Change
	2009	2010	Amount	%
	(dollars in thousands)
Provision for income taxes	$360	$527	$167	46.4
Effective tax rate	(3.0)%	(4.5)%

The provision for income taxes in 2009 and 2010 are comprised primarily of foreign income taxes. The increase in the provision for income taxes in 2010 compared with 2009 was primarily attributable to an increase in income in our foreign operations.

Deferred Revenue

	As of December 31,		Change
	2009	2010	Amount	%
	(In thousands)
Total deferred revenue	13,377	21,218	7,841	58.6

Deferred revenue increased by $7.8 million, or 58.6%, to $21.2 million as of December 31, 2010 from $13.4 million as of December 31, 2009. The growth in our deferred revenue was primarily attributable to an increase in our installed base of products and licenses worldwide and new sales, as well as renewals, of maintenance and support agreements for our installed base of products and licenses. The balance of deferred revenue as of December 31, 2010 also included an increase in multi-year maintenance and support agreements, which resulted in the higher non-current deferred revenue balance of $7.5 million as of December 31, 2010 as compared to $2.1 million as of December 31, 2009.

Number of Customers

	As of December 31,		Change
	2009	2010	Amount	%
Number of customers	926	1,309	383	41.4

Our number of customers increased by 383, or 41.4%, to 1,309 as of December 31, 2010 from 926 as of December 31, 2009. During this period, we increased our sales organization from 101 employees as of December 31, 2009 to 120 as of December 31, 2010 as part of our strategy to continue to expand our global sales coverage, in particular our channel partner sales and support teams. This allowed us to increase the number of new accounts we could reach across all of our geographies.

Comparison of the Years Ended December 31, 2008 and 2009

Net Revenue

	Years Ended December 31,
	2008		2009		Change
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Net revenue by type:
Products and license	$24,298	75.6	$25,727	65.4	$1,429	5.9

Services:
Maintenance and support	7,192	22.4	11,840	30.1	4,648	64.6
Professional services and training	656	2.0	1,763	4.5	1,107	168.8
Subscriptions	—	0.0	11	0.0	11	*

Total services	7,848	24.4	13,614	34.6	5,766	73.5

Total net revenue	$32,146	100.0	$39,341	100.0	$7,195	22.4

Net revenue by geographic region:
Americas	$21,770	67.7	$24,869	63.2	$3,099	14.2
EMEA	6,706	20.9	9,929	25.2	3,223	48.1
Asia Pacific	3,670	11.4	4,543	11.6	873	23.8

Total net revenue	$32,146	100.0	$39,341	100.0	$7,195	22.4

*	Not meaningful

Our net revenue increased by $7.2 million, or 22.4%, to $39.3 million in 2009 from $32.1 million in 2008 primarily due to growth in products and license revenue and services revenue as we executed on planned hiring of sales personnel to further generate demand for our product and service offerings worldwide. The EMEA region contributed $3.2 million of the increase, or a 48.1% change over 2008, and the Americas region contributed $3.1 million of the increase, or a 14.2% change over 2008.

Products and license revenue increased by $1.4 million, or 5.9%, to $25.7 million in 2009 from $24.3 million in 2008. The change was primarily due to increased sales volume of our products in the EMEA and Asia Pacific regions, partially offset by a decrease in sales in the Americas region due to challenging economic conditions in the United States in 2009.

Services revenue increased by $5.8 million, or 73.5%, to $13.6 million in 2009 from $7.8 million in 2008. During 2009, our services revenue was comprised of $11.8 million in maintenance and support and $1.8 million in professional services and training. The increase in services revenue during 2009 compared to 2008 was primarily due to an increase of $4.6 million in maintenance and support revenue resulting from our larger installed base, and a $1.1 million increase in professional services and training revenue primarily related to increased demand for our products.

Gross Profit

	Years Ended December 31,
	2008		2009
	Amount	Gross Margin	Amount	Gross Margin	Change
	(dollars in thousands)
Products and license gross profit	$20,637	84.9%	$20,932	81.4%	(3.5)
Services gross profit	4,393	56.0%	9,038	66.4%	10.4

Total gross profit	$25,030	77.9%	$29,970	76.2%	(1.7)

The 3.5 percentage point decrease in products and license gross margin in 2009 was primarily due to a shift in our product mix towards our lower margin, lower throughput products as a result of challenging economic conditions. The 10.4 percentage point increase in services gross margin in 2009 was primarily due to higher utilization of our support teams and improvement in our ability to renew pre-existing maintenance and support agreements.

Operating Expenses

	Years Ended December 31,
	2008		2009		Change
	Amount	% of Net Revenue	Amount	% of Net Revenue	Amount	%
	(dollars in thousands)
Operating expenses:
Research and development	$8,591	26.7	$10,538	26.8	$1,947	22.7
Sales and marketing	20,447	63.7	26,920	68.4	6,473	31.7
General and administrative	3,608	11.2	4,669	11.9	1,061	29.4

Total operating expenses	$32,646	101.6	$42,127	107.1	$9,481	29.0

Results above include stock-based compensation expense of:

	Years Ended December 31,
	2008	2009	Increase
	(dollars in thousands)
Research and development	$41	$57	$16
Sales and marketing	163	218	55
General and administrative	48	109	61

	$252	$384	$132

Research and development expenses increased by $1.9 million, or 22.7%, to $10.5 million in 2009 from $8.6 million in 2008. The change was primarily due to an increase of $1.3 million in personnel costs, including stock-based compensation, due to the hiring of additional research and development personnel in 2009 to support our ongoing product development efforts and a $0.6 million increase in facilities expenses and depreciation expenses.

Sales and marketing expenses increased by $6.5 million, or 31.7%, to $26.9 million in 2009 from $20.4 million in 2008. The change was primarily due to an increase of $5.0 million in personnel costs, including stock-based compensation, primarily related to increased headcount in the Americas region and, to a lesser extent, sales commissions, an increase of $0.9 million in travel costs due to additional sales and marketing personnel hired, a $0.3 million increase in facilities expenses and a $0.3 million increase in fees paid to third parties who generated sales leads for us.

General and administrative expenses increased by $1.1 million, or 29.4%, to $4.7 million in 2009 from $3.6 million in 2008. The change was primarily related to an increase in personnel costs, including stock-based compensation, due to increased headcount across the accounting and legal departments to support the growth of our business.

Loss from Operations

Years ended December 31,		Change
2008	2009	Amount	%
(dollars in thousands)
$(7,616)	$(12,157)	$(4,541)	(59.6)%

Our loss from operations increased by $4.5 million, or 59.6%, to $12.1 million in 2009 from $7.6 million in 2008. Operating expenses increased $9.5 million in 2009 as compared to 2008, and more than offset the $5.0 million increase in gross profit during 2009. The higher operating expenses can be primarily attributed to increased sales and marketing spending of $6.5 million from increased sales headcount in the Americas region, higher research and development costs of $1.9 million as we expanded our product development efforts, and increased general and administrative costs of $1.1 million as a result of increased legal and accounting staff to support our business growth. The increase in operating expenses and resulting loss from operations in 2009 was consistent with our planned headcount increases to support product development and product enhancement efforts and the increased scope and global reach of our business.

Other Income (Expense), net

Other income (expense), remained unchanged at $0.2 million in 2009 compared to 2008.

Provision for Income Taxes

	Years Ended December 31,		Change
	2008	2009	Amount	%
	(dollars in thousands)
Provision for income taxes	$229	$360	$131	57.2
Effective tax rate	(3.1)%	(3.0)%

The provision for income taxes in 2009 and 2008 are comprised primarily of foreign income taxes.

Deferred Revenue

	As of December 31,		Change
	2008	2009	Amount	%
	(In thousands)
Total deferred revenue	8,060	13,377	5,317	66.0

Deferred revenue increased by $5.3 million, or 66.0%, to $13.4 million as of December 31, 2009 from $8.1 million as of December 31, 2008. The growth in our deferred revenue was primarily attributable to increased renewals of pre-existing support and maintenance agreements during 2009 when compared to 2008. The increase in renewals grew the installed base of products and licenses being supported as of December 31, 2009, thus resulting in higher deferred revenue balances as of December 31, 2009 when compared to December 31, 2008.

Number of Customers

	As of December 31,		Change
	2008	2009	Amount	%
Number of customers	587	926	339	57.8

Our number of customers increased by 339, or 57.8%, to 926 as of December 31, 2009 from 587 as of December 31, 2008. During this period, we increased our sales organization from 70 employees as of December 31, 2008 to 101 as of December 31, 2009. This allowed us to expand our geographic reach as well as increase the number of new accounts we could reach across all of our geographies.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the eleven quarters ended September 30, 2011. The data presented below has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus, and in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three Months Ended
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011
	(dollars in thousands)
Net revenue:
Products and license	$4,296	$5,272	$6,975	$9,184	$6,966	$8,319	$8,247	$10,947	$9,978	$11,379	$11,464
Services:
Maintenance and support	2,429	2,691	3,015	3,706	3,810	4,402	4,704	5,148	5,407	5,907	6,452
Professional services and training	366	355	563	478	465	667	584	749	817	1,243	1,418
Subscriptions	—	—	—	11	75	48	111	140	221	297	404

Total services	2,795	3,046	3,578	4,195	4,350	5,117	5,399	6,037	6,445	7,447	8,274

Total net revenue	7,091	8,318	10,553	13,379	11,316	13,436	13,646	16,984	16,423	18,826	19,738
Cost of revenue:
Products and license	724	941	1,389	1,741	1,154	1,537	1,432	1,782	1,371	1,705	1,357
Services	1,131	1,157	1,036	1,252	1,452	1,564	1,623	1,789	1,963	2,206	2,893

Total cost of revenue	1,855	2,098	2,425	2,993	2,606	3,101	3,055	3,571	3,334	3,911	4,250

Gross profit	5,236	6,220	8,128	10,386	8,710	10,335	10,591	13,413	13,089	14,915	15,488
Gross margin	74%	75%	77%	78%	77%	77%	78%	79%	80%	79%	78%
Operating expenses:
Research and development	2,408	2,483	2,813	2,834	2,956	3,042	3,470	3,746	3,927	4,316	4,615
Sales and marketing	5,178	6,080	6,945	8,717	7,593	8,072	8,430	10,073	10,000	10,559	10,411
General and administrative	1,119	925	1,127	1,498	1,519	1,662	2,111	2,690	2,294	2,829	3,063

Total operating expenses	8,705	9,488	10,885	13,049	12,068	12,776	14,011	16,509	16,221	17,704	18,089

Loss from operations	(3,469)	(3,268)	(2,757)	(2,663)	(3,358)	(2,441)	(3,420)	(3,096)	(3,132)	(2,789)	(2,601)
Other income (expense), net	(239)	321	142	(46)	23	(471)	805	117	(89)	(86)	(63)

Loss before provision from income taxes	(3,708)	(2,947)	(2,615)	(2,709)	(3,335)	(2,912)	(2,615)	(2,979)	(3,221)	(2,875)	(2,664)
Provision for income taxes	107	15	51	187	62	26	243	196	116	150	205

Net loss	(3,815)	(2,962)	(2,666)	(2,896)	(3,397)	(2,938)	(2,858)	(3,175)	(3,337)	(3,025)	(2,869)
Loss attributable to noncontrolling interest	—	—	—	43	89	104	63	99	131	149	178

Net loss attributable to Imperva, Inc. stockholders	$(3,815)	$(2,962)	$(2,666)	$(2,853)	$(3,308)	$(2,834)	$(2,795)	$(3,076)	$(3,206)	$(2,876)	$(2,691)

Quarterly Trends

Total Net Revenue Trends

Revenue increased each quarter as compared with the same period in the prior year due to increases in sales of our products and due to increases in our services revenue primarily resulting from increases in our installed base of customers. We believe that our revenue reflects seasonality. The fourth quarter of each year is typically our strongest quarter due to customer budget and purchasing trends, and demand for our products and services is typically slowest in the first quarter.

Cost of Revenue Trends

Cost of revenue has increased in each quarter as compared with the same period in the prior year primarily due to increased shipments of hardware appliances and the growth in size of our support and professional services organization to support increases in our installed base. While costs have generally increased along with the associated revenue, gross profit also increased. Gross margins ranged from 74% to 80%. The improved gross margins in 2010 resulted from shipments of a lower cost hardware appliance and a shift in our product mix to higher margin, higher throughput products. Our gross margins typically decrease slightly in the first quarter as we experience fewer billable hours for professional services and training due to holidays and scheduled internal training.

Operating Expenses Trends

Total operating expenses increased in each quarter as compared with the same period in the prior year, primarily due to the addition of personnel in connection with the expansion of our business. Operating expenses decreased as a percentage of revenue during each quarter of 2010 and 2011 when compared to the same period in the prior year. Revenue seasonality also has an impact on operating expenses as we typically experience a slight reduction in operating expenses in the first quarter compared to the preceding year’s fourth quarter due to lower commission payments.

Liquidity and Capital Resources

To date, we have satisfied our capital and liquidity needs through sales of our products and services and private placements of convertible preferred stock. We have incurred significant losses as we continue to expand our business. Our cash flow from operating activities will continue to be affected principally by the extent to which our revenue exceeds or does not exceed any increase in spending on personnel to support the growth of our business. Our largest source of operating cash flow is cash collections from our customers.

Capital Resources

As of September 30, 2011, we had $13.0 million of cash, cash equivalents and short-term investments, $2.1 million of which is currently held outside of the United States and not presently available to fund domestic operations and obligations. If the Company were to repatriate cash held outside of the United States, it could be subject to U.S. income taxes on such amounts, less any previously paid foreign income taxes. Our cash, cash equivalents and short-term investments have declined from $24.9 million as of December 31, 2008 to $13.0 million as of September 30, 2011. This decrease was primarily the result of our losses from operations as we funded our growth, including the development of future products and product enhancements, and expanded into new sales channels and geographies. We believe our existing cash, cash equivalents and short-term investments will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including, among other things, market acceptance of our products, the cost of our research and development activities, the acquisition of other businesses and overall economic conditions.

As of September 30, 2011, we had $3.0 million of outstanding debt under our credit facility agreement. As of March 31, 2011, we were not compliant with the minimum tangible net worth requirement of $3.0 million under the credit facility. In April 2011, we amended the terms of our credit facility agreement to delete the minimum tangible net worth requirement and amended the covenant requiring us to maintain a minimum cash and cash equivalents balance to increase the minimum balance from $3.0 million to $6.0 million. As of September 30, 2011, we were in compliance with the amended covenant under our credit facility.

Cash Flows

The following summary of our cash flows for the periods indicated has been derived from our consolidated financial statements which are included elsewhere in this prospectus:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(dollars in thousands)
Net cash used in operating activities	$(5,164)	$(5,511)	$(1,049)	$(831)	$(5,056)
Net cash provided by (used in) investing activities	(1,558)	(1,942)	(4,573)	(4,250)	401
Net cash provided by financing activities	20,156	831	3,274	2,558	1,202

Our cash, cash equivalents and short-term investments have declined from $24.9 million as of December 31, 2008 to $13.0 million as of September 30, 2011. This decrease is primarily the result of our losses from operations as we funded our operations, including the development of future products and product enhancements, and expanded into new sales channels and geographies.

Cash Flows from Operating Activities

We have historically experienced negative cash flow from operations as we continue to expand our business. Our largest uses of cash from operating activities are for employee related expenditures. Our primary source of cash flow from operating activities is cash receipts from customers. Our cash flow from operations will continue to be affected principally by the extent to which we grow our revenues and increase our headcount, primarily in our sales and marketing and research and development functions, in order to grow our business.

Net cash used in operating activities of $5.1 million for the nine months ended September 30, 2011 reflected a net loss of $9.2 million, partially offset by non-cash charges of $2.4 million, as well as a net change of $1.7 million in our net operating assets and liabilities. The net change in our operating assets and liabilities was the result of a $4.3 million increase in our deferred revenue, which represents unearned amounts billed to our customers, resulting from our larger installed base combined with strong maintenance and support renewal rates from our existing customers, and an increase in accrued compensation and benefits of $0.7 million. These amounts were partially offset by an increase in accounts receivable of $2.3 million and a decrease in accrued and other liabilities of $1.0 million.

Net cash used in operating activities of $1.0 million for 2010 reflected a net loss of $12.4 million, partially offset by a net change of $9.5 million in our net operating assets and liabilities and aggregate non-cash charges of $1.8 million. The net change in our operating assets and liabilities was primarily a result of an $7.8 million increase in our deferred revenue, a $1.5 million increase in accrued compensation and benefits, a $2.0 million increase in accrued and other current liabilities, partially offset by an increase in accounts receivable of $0.7 million, an increase in prepaid expenses and other current assets of $0.7 million, and a decrease in accounts payable of $0.6 million. Non-cash charges included $1.2 million of depreciation and amortization and $0.6 million of stock-based compensation.

Net cash used in operating activities of $5.5 million for 2009 reflected a net loss of $12.3 million, partially offset by a net change of $5.7 million in our net operating assets and liabilities and aggregate non-cash charges of $1.1 million. The net change in our operating assets and liabilities was primarily a result of a $5.3 million increase in our deferred revenue. Non-cash charges included $0.7 million of depreciation and amortization and $0.4 million of stock-based compensation.

Net cash used in operating activities of $5.2 million for 2008 reflected a net loss of $7.7 million, partially offset by a net change of $1.8 million in our net operating assets and liabilities and aggregate non-cash charges of $0.7 million. The net change in our operating assets and liabilities was primarily a result of a $3.0 million increase in our deferred revenue combined with a $2.3 million increase in accounts payable and accrued expenses offset by a $3.0 million increase in accounts receivable. Non-cash charges consisted of $0.5 million in depreciation and amortization and $0.3 million in stock-based compensation.

Cash Flows from Investing Activities

Our investing activities consist primarily of capital expenditures to purchase property and equipment and purchases and sales of investments. During the nine months ended September 30, 2011, cash provided by investing activities was $0.4 million, primarily as a result of $2.3 million in proceeds from maturities of short-term investments partially offset by $1.0 million in capital expenditures and $1.0 million in purchases of short-term investments.

In 2010, cash used in investing activities of $4.6 million was primarily attributable to $2.9 million in capital expenditures, a $0.9 million increase in restricted cash relating to our purchase commitments and $0.8 million in net purchases of short-term investments.

In 2009, cash used in investing activities of $1.9 million was primarily attributable to $1.3 million in capital expenditures and $0.5 million in net purchases of short-term investments.

In 2008, cash used in investing activities of $1.6 million was primarily attributable to $1.3 million in capital expenditures and a $0.3 million increase in restricted cash relating to our purchase commitments.

Cash Flows from Financing Activities

To date, our primary financing activities have been the sale of our convertible preferred stock.

During the nine months ended September 30, 2011, cash provided by financing activities was $1.2 million, primarily as a result of net borrowings of $2.5 million on our revolving credit facility, $1.0 million in proceeds from the issuance of restricted stock, and $0.5 million in proceeds from the exercise of stock options. These amounts were partially offset by a net increase of $2.8 million in other assets.

In 2010, cash provided by financing activities was $3.3 million, which consisted of $2.8 million in proceeds from the issuance of restricted stock, $0.6 million in proceeds from the exercise of stock options, and $0.5 million in borrowings on our revolving credit facility, partially offset by $0.6 million in repayments on the convertible promissory note that Incapsula entered into in November 2009 with our Chief Executive Officer.

In 2009, cash provided by financing activities was $0.8 million due primarily to the $0.6 million in proceeds we received from the convertible promissory note Incapsula entered into in November 2009 with our Chief Executive Officer, as well as $0.2 million in proceeds from the exercise of stock options.

In 2008, cash provided by financing activities was $20.2 million due to the receipt of $20.0 million in net proceeds from the sale of our Series D convertible preferred stock, as well as $0.2 million in proceeds from the exercise of stock options.

For a description of our issuance of restricted stock and transactions with Incapsula, see “Certain Relationships and Related Person Transactions.”

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include our accounts and the accounts of our wholly-owned subsidiaries and Incapsula, our majority owned subsidiary. The preparation of our consolidated financial statements requires our management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. Management bases its estimates, assumptions and judgments on historical experience and on various other factors that they believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could change the results from those reported. Our management evaluates its estimates, assumptions and judgments on an ongoing basis.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Our management must make significant judgments and estimates to determine revenue to be recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if our management makes different judgments or utilizes different estimates.

We derive revenue from two sources: (i) products and license revenue, which includes hardware and perpetual software license revenue and (ii) services revenue, which includes maintenance, professional services, training and subscription arrangements. Substantially all of product and license sales have been sold in combination with maintenance services. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery or performance has occurred; the sales price is fixed or determinable; and collection is reasonably assured.

We define each of the four criteria above as follows:

•

Persuasive evidence of an arrangement exists.    Evidence of an arrangement consists of a purchase order issued pursuant to the terms and conditions of a distributor or value-added reseller agreement and, in limited cases, an end user agreement and/or purchase order.

•

Delivery or performance has occurred.    We use shipping and related documents, or written evidence of customer acceptance, when applicable, to verify delivery or performance. We recognize product revenue upon transfer of title and risk of loss, which primarily is upon shipment to value-added resellers, distributors or end users. We do not have significant obligations for future performance, such as customer acceptance provisions, rights of return or pricing credits, associated with our sales.

•

The sales price is fixed or determinable.    We assess whether the sales price is fixed or determinable based on payment terms and whether the sales price is subject to refund or adjustment. Standard payment terms to customers range from 30 to 90 days. In the event payment terms are provided that differ from our standard business practices, the fees are deemed to not be fixed or determinable and revenue is recognized when the payments become due, provided the remaining criteria for revenue recognition have been met.

•

Collection is reasonably assured.    We assess probability of collection on a customer-by-customer basis. Our customers are subjected to a credit review process that evaluates their financial condition and ability to pay for products and services. If we conclude that collection is not reasonably assured based upon an initial review, we do not recognize revenue until payment is received.

Maintenance and subscription revenue includes arrangements for software maintenance and technical support for our products and subscription services revenue primarily related to our cloud-based services. The terms of our subscription service arrangements do not provide customers the right to take possession of the related software. Maintenance is offered under renewable, fee-based contracts, which include technical support, hardware repair and replacement parts, bug fixes, patches and unspecified upgrades on a when-and-if-available basis. Maintenance and subscription revenue is initially deferred and recognized ratably over the life of the contract, with the related expenses recognized as incurred. Maintenance and subscription contracts usually have a term of one to three years. Unearned maintenance and subscription revenue is included in deferred revenue.

Professional service revenue primarily consists of the fees we earn related to installation and consulting services. We recognize revenue from professional services upon delivery or completion of performance. Professional service arrangements are typically short term in nature and are largely completed within 90 days from the start of service.

Training services are recognized upon delivery of the training.

Multiple Element Arrangements

In October 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to remove from the scope of industry-specific software revenue recognition guidance any tangible products containing software components and non-software components that operate together to deliver the product’s essential functionality. In addition, the FASB amended the accounting standards for multiple element revenue arrangements not within the scope of industry-specific software revenue recognition guidance to:

•	Provide updated guidance on whether multiple elements exist, how the elements in an arrangement should be separated, and how the arrangement consideration should be allocated to the separate elements;

•

Implement a price hierarchy, where the selling price for an element is based on vendor-specific objective evidence (“VSOE”), if available; third-party evidence (“TPE”), if available and VSOE is not available; or the best estimate of selling price (“BESP”), if neither VSOE or TPE is available; and

•	Eliminate the use of the residual method and require an entity to allocate arrangement consideration using the relative selling price method.

We adopted this accounting guidance at the beginning of the first quarter of 2010 on a prospective basis for applicable transactions originating or materially modified after December 31, 2009. As a result of the adoption, net revenue for the year ended December 31, 2010, was approximately $1.5 million higher than the net revenue that would have been recorded under the previous accounting rules. Net loss and net loss per share of common stock for the year ended December 31, 2010, were approximately $1.3 million and $0.28 lower than the net loss and net loss per share of common stock that would have been recorded under the previous accounting rules.

This guidance does not change the units of accounting for our revenue transactions. Our non-software products and services qualify as separate units of accounting because they have value to the customer on a stand-alone basis and our revenue arrangements do not include a general right of return for delivered products.

Most of our products are hardware appliances containing software components that function together to provide the essential functionality of the product. Therefore, our hardware appliances are considered non-software deliverables and have been removed from the industry-specific software revenue recognition guidance.

Our product revenue also includes revenue from the sale of stand-alone software products. Stand-alone software may operate on our hardware appliance, but is not considered essential to the functionality of the hardware and continues to be subject to the industry-specific software revenue recognition guidance, which remains unchanged.

Certain of our stand-alone software when sold with hardware appliances is considered essential to the functionality and as a result is no longer accounted for under industry-specific software revenue recognition guidance; however, this same software when sold separately is accounted for under the industry-specific software revenue recognition guidance. Additionally, we provide unspecified software upgrades for our products, on a when-and-if available basis, through maintenance and support contracts. To the extent that the software being supported is not considered essential to the functionality of the hardware, these support arrangements would continue to be subject to the industry specific software revenue recognition guidance.

For stand-alone software sales after December 31, 2009 and for all transactions entered into prior to January 1, 2010, we recognize revenue based on software revenue recognition guidance. Under the software revenue recognition guidance, we use the residual method to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and VSOE of the fair value of all undelivered elements exists. In the majority of our contracts, the only element that remains undelivered at the time of delivery of the product is maintenance and support services. Under the residual method, VSOE of the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue. If evidence of VSOE of the fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established.

For all other transactions originating or materially modified after December 31, 2009, we recognize revenue in accordance with the amended accounting guidance. For certain arrangements with multiple deliverables, we allocate the arrangement fee to the non-software element based upon the relative selling price of such element and, if software and software-related (e.g., maintenance and support for the software element) elements are also included in the arrangement, we allocate the arrangement fee to each of those software and software-related elements as a group. After such allocations are made, the amount of the arrangement fee allocated to the software and software-related elements is accounted for using the residual method. When applying the relative selling price method, we determine the selling price for each element using VSOE of selling price, if it exists, or if not, TPE of selling price, if it exists. If neither VSOE nor TPE of selling price exist for an element, we use our BESP for that element. The revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for that element. We limit the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, or subject to our future performance obligation.

Consistent with our methodology under previous accounting guidance, VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those services when sold separately. In determining VSOE, we require that a substantial majority of the selling prices for a service fall within a reasonably narrow pricing range, evidenced by a substantial majority of such historical stand-alone transactions falling within a reasonably narrow range of the median rates. In addition, we consider major service groups and geographies in determining VSOE.

We are typically not able to determine TPE for our products or services. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, our go-to-market strategy differs from that of our peers and our offerings contain a significant level of differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, we are unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis.

When we are unable to establish the selling price of our non-software deliverables using VSOE or TPE, we use BESP in our allocation of arrangement consideration. The objective of BESP is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. We determine BESP for the purposes of allocating the arrangement by reviewing external and internal market factors including, but not limited to, pricing practices including discounting, the geographies in which we offer our products and services, the type of customer (i.e., distributor, value added reseller or direct end user) and competition. Additionally, we consider historical transactions, including transactions whereby the deliverable was sold on a stand-alone basis. The determination of BESP is made through consultation with and approval by our management. Selling prices are analyzed on a quarterly basis to identify if we have experienced significant changes in our selling prices.

For our non-software deliverables we allocate the arrangement consideration based on the relative selling price of the deliverables. For our hardware appliances we use BESP as the selling price as we have no history of selling our hardware appliances separately. For our maintenance and support and professional services and training, we primarily use VSOE as the selling price and when we are unable to establish selling price using VSOE, we used BESP.

Stock-Based Compensation

We recognize compensation costs related to stock options and shares of restricted stock granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. For stock options, we estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

The fair value of the option awards during 2008, 2009, 2010 and the nine months ended September 30, 2010 and 2011 was calculated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Expected dividend rate	0%	0%	0%	0%	0%
Risk-free interest rate	3.0%	2.5%	2.2%	2.1%	2.0%
Expected term (in years)	6.0	6.0	6.1	5.6	5.8
Expected volatility	58%	55%	51%	51%	49%

The Black-Scholes options pricing model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. These assumptions include:

Expected Term.    The expected term represents the period over which the stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” we used the simplified method to determine the expected term as set forth in the guidance provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. For option grants that are not considered “plain vanilla,” the expected term is based on historical option exercise behavior and post-vesting cancellations of options by employees.

Risk-Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to each award’s expected term.

Expected Volatility.    Since we do not have a trading history of our common stock, the expected volatility was derived from the average historic volatilities of several unrelated public companies within our industry that we considered to be comparable to our business over a period equivalent to the expected term of the stock option grants.

Expected Dividend.    The expected dividend was assumed to be zero as we have never paid dividends and have no current plans to do so.

In addition to assumptions used in the Black-Scholes option pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for expense related to our awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements.

We will continue to use judgment in evaluating the expected term, expected volatility and forfeiture rate related to our own stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to the estimates of our expected volatility, expected terms and forfeiture rates, which could materially impact our future stock-based compensation expense.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value of Common Stock

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option pricing model. The fair values of the common stock underlying our stock-based awards were estimated on each grant date by our board of directors, with input from management. Our board of directors is comprised of a majority of non-employee directors with significant experience in the information technology industry. We believe that our board of directors has the relevant experience and expertise to determine a fair value of our common stock on each respective grant date. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Practice Aid”), our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	contemporaneous valuations performed by unrelated third party specialists;

•	prices for our convertible preferred stock sold to outside investors in arm’s-length transactions;

•	rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	hiring of key personnel and the experience of our management;

•	risks inherent in the development of our products and services;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions and the nature and history of our business;

•	market value of a comparable group of privately held companies that are in a similar state of development to ours;

•	illiquidity of stock-based awards involving securities in a private company;

•	industry information such as market size and growth; and

•	macroeconomic conditions.

In valuing our common stock, the board of directors determined the equity value of our business by taking a weighted combination of the value indications under two valuation approaches, an income approach and a market approach.

The income approach estimates the present value of future estimated cash flow based upon forecasted revenue and costs. These future projected cash flows are discounted to their present values using a discount rate. Because the cash flows are only projected over a limited number of years, it is also necessary under the income approach to compute a terminal value as of the last period for which cash flows are projected. This terminal value is essentially an estimate of enterprise value at that future point in time and is determined by capitalizing the free cash flows corresponding to the last period in the forecast period and applying a terminal multiple. This amount is then discounted to its present value using a discount rate to arrive at the terminal value. The discounted projected cash flows and the terminal value are summed together to arrive at an indicated enterprise value under the income approach. In applying the income approach, we derived the discount rate from an analysis of the costs of capital of our comparable industry peers as of each valuation date and adjusted to reflect the risks inherent in the business cash flows. The terminal value is an assumed implicit growth rate in perpetuity.

The market approach estimates the fair value of our company by applying market multiples of our comparable industry peer companies based on key metrics implied by the enterprise values or acquisition values of our comparable publicly traded companies. Given our significant focus on investing in and growing our business, we primarily utilized the revenue multiple when performing our valuation assessment under the market approach. Because we are incurring operating losses and negative operating cash flows as we grow and invest in our business, we believe that a revenue multiple is the most useful metric to use when estimating our value as compared to other companies. In addition, our comparable industry peer companies are also at varying stages of growth and investment, further demonstrating why we believe that earnings or cash flow multiples were not considered relevant. The selection of our comparable industry peer companies and revenue multiples are significant inputs into our valuation analyses and, as noted in the following discussion of our contemporaneous valuation results from period to period, significantly impacted the growth in the valuation of our common stock during early 2011.

When considering which companies to include in our comparable industry peer companies, we focused on U.S. based publicly traded companies in the information technology security industry in which we operate. The selection of our comparable industry peer companies requires us to make judgments as to the comparability of these companies to us. We considered a number of factors including business description, business size, market share, revenue model, development stage and historical operating results. We then analyzed the business and financial profiles of the selected companies for relative similarities to us and, based on this assessment, we selected our comparable industry peer companies. Several of the comparable industry peer companies are our competitors and are generally larger than us in terms of total revenue and assets. Others like us, are in the investment and growth stage and have experienced operating losses as they have been growing their business or have recently started generating net income.

The selection of our industry comparable peer companies has changed over time based upon our continuing evaluation of whether we believed the selected companies remained comparable to us. Specifically, we used the same comparable industry peer companies for our December 31, 2009 through August 1, 2010 contemporaneous valuations. For the September 30, 2010 contemporaneous valuation, we replaced two of the comparable peer companies as they were no longer publicly traded. For our February 28, 2011 and subsequent contemporaneous valuations, we replaced two of the comparable industry peer companies who we believed were no longer comparable to us. Based on these considerations, we believe that the comparable industry peers selected are a representative group for purposes of performing contemporaneous valuations. The same comparable industry peers were also used in determining various other estimates and assumptions in our contemporaneous valuations.

In applying the market approach, we first obtained the stock price and market capitalization for each of our comparable industry peer companies. We then calculated an estimated enterprise value for each comparable industry peer company. Next, we obtained prior year results of operations as well as current year and next year revenue estimates for each of the companies from market or industry information and calculated revenue multiples for each year by dividing each company’s calculated enterprise value by their prior year revenue or estimates. We then estimated the revenue multiple for the comparable industry peer companies and adjusted those multiples based on our assessment of the strengths and weaknesses of our company relative to these comparable companies. We then applied the adjusted multiple to our revenue data to arrive at a valuation of our company.

For each valuation, we prepared a financial forecast to be used in both the income and market approaches. The financial forecast took into account our past financial results, our business experiences and our future expectations. We factored the risk associated with achieving our forecast in selecting appropriate multiples and discount rates. There is inherent uncertainty in these estimates, as the assumptions we used were highly subjective and subject to change as a result of new operating data and economic and other conditions that impact our business.

The fair value of our business was then allocated to each of our classes of stock using either the Option Pricing Method or the Probability Weighted Expected Return Method.

The Option Pricing Method (“OPM”) treats common stock and convertible preferred stock as call options on an enterprise value, with exercise prices based on the liquidation preference of the convertible preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the convertible preferred stock is liquidated. The OPM uses the Black-Scholes option pricing model to price the call option. The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

The Probability Weighted Expected Return Method (“PWERM”) involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM included non-initial public offering market based outcomes as well as initial public offering scenarios. In the non-initial public offering scenarios, a large portion of the equity value is allocated to the convertible preferred stock to reflect the preferred stock liquidation preferences. In the initial public offering scenarios, the equity value is allocated pro rata among the shares of common stock and each series of convertible preferred stock, which causes the common stock to have a higher relative value per share than under the non-initial public offering scenario. The fair value of the enterprise determined using the initial public offering and non-initial public offering scenarios was weighted according to the board of directors’ estimate of the probability of each scenario.

In order to determine the fair value of our common stock, we applied a discount for lack of marketability to the value derived from the OPM or PWERM.

Over time, as certainty developed regarding possible discrete events, including an initial public offering, the allocation methodology utilized to allocate our enterprise value to our common stock transitioned from the OPM, which was utilized through September 30, 2010, to the PWERM, which has been utilized since February 28, 2011.

Information regarding stock option grants, which includes grants of restricted stock, since January 1, 2010 is summarized as follows:

Grant Date	Number of Options Granted	Exercise Price	Fair Value Per Share of Common Stock	Aggregate Grant Date Fair Value(1)
February 5, 2010	471,950	$1.68	$1.68	$412,396
June 4, 2010	206,800	2.52	2.52	262,492
August 25, 2010	155,650	3.30	3.30	248,430
September 28, 2010	130,061	3.30	3.70	246,406
September 30, 2010	843,819	3.30	3.70	1,643,845
November 17, 2010	278,650	3.70	3.70	515,257
March 2, 2011	393,075	5.42	5.42	1,049,591
April 8, 2011	39,200	5.42	5.42	104,494
May 19, 2011	148,100	8.06	8.06	577,341
August 25, 2011	349,625	10.70	13.72	1,909,319

(1)	Aggregate grant date fair value was determined using the Black-Scholes option pricing model.

The intrinsic value of all outstanding options as September 30, 2011 was $33.9 million based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

No single event caused the valuation of our common stock to increase or decrease from February 5, 2010 through August 25, 2011. Instead, a combination of the factors described below in each period led to the changes in the fair value of the underlying common stock.

December 31, 2009 Contemporaneous Valuation

As of December 31, 2009, the board determined a fair value of our common stock to be $1.62 per share. The December 31, 2009 contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were in Stage 4 of enterprise development which is defined by the AICPA Practice Aid as an enterprise that has achieved key development milestones, recognized product revenues but is still operating at a loss. Our enterprise value was determined using an income approach and market approach. We determined that we had equal confidence in both approaches and, therefore, weighted them equally to determine a weighted enterprise value of $112.3 million, before factoring in any discounts or allocation. Under the market approach, the revenue multiples that were applied to revenue were 1.9 times for the last 12 months (“LTM”), 1.7 times for 2010 and 1.5 times for 2011. The multiples used were in the first quartile of our comparable industry peer companies, which we believed to be appropriate considering our current stage of development. Under the income approach, a terminal growth rate of 4% was applied to the free cash flows. In addition, a discount rate of 20.38% was determined to be reasonable and appropriate to apply to the cash flow forecast under the income approach given our stage of development and inherent risks.

We then allocated our enterprise value to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.5 years, a risk-free rate of 0.81% and volatility of 60.87% over the time to a liquidity event. The results from the OPM were then reduced by a 28.29% marketability discount which determined the fair value of the Company’s common stock to be $1.62 per share as of December 31, 2009. Based on this valuation and other factors, our board of directors used $1.68 per share for the exercise price for the options granted on February 5, 2010, which was deemed to be the fair value of our common stock on the grant date. No other options were granted during this period between the December 31, 2009 valuation and the date of the subsequent contemporaneous valuation performed as of March 31, 2010.

March 31, 2010 Contemporaneous Valuation

As of March 31, 2010, our board of directors determined a fair value of our common stock to be $2.52 per share. The March 31, 2010 contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were in Stage 4 of enterprise development. Our enterprise value was determined using an income approach and market approach, which was weighted equally to determine a weighted enterprise value of $148.2 million, before factoring in any discounts or allocations. Our projected cash flow included updated cash flow projections from the December 31, 2009 contemporaneous valuation and the projected cash flow from our majority owned subsidiary Incapsula of which we purchased an additional ownership interest during March 2010. This resulted in an increase to our calculated enterprise value. Under the market approach, the revenue multiple applied was 2.2 times for 2010. The multiple used was in the first quartile of our comparable industry peer companies, which we believed to be appropriate considering our current stage of development. In addition, applying only the 2010 revenue multiple was believed to be reasonable as it appropriately captured future expectations of the Company’s business. Under the income approach, a terminal growth rate of 4% was applied to the free cash flows. A discount rate of 20.36% was determined to be reasonable and appropriate to apply to the cash flow forecast under the income approach given our stage of development and inherent risks.

We then allocated our enterprise value to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.5 years, a risk-free rate of 0.73% and volatility of 51.98% over the time to a liquidity event. The results from the OPM were then reduced by a 28.0% marketability discount which determined the fair value of the Company’s common stock to be $2.52 per share as of March 31, 2010. The increase in the fair value of our common stock was attributable to higher projected cash flows that were used to calculate our enterprise value under the income and market approaches. Based on this valuation and other factors, our board of directors used $2.52 per share for the exercise price of the options granted on June 4, 2010, which was deemed to be the fair value of our common stock on the grant date. No other options were granted during this period between the March 31, 2010 valuation and the date of the subsequent contemporaneous valuation performed on August 1, 2010.

August 1, 2010 Contemporaneous Valuation

As of August 1, 2010, our board of directors determined a fair value of our common stock to be $3.30 per share. The August 1, 2010 contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were in Stage 4 of enterprise development. Our enterprise value was determined using the income approach and market approach, which we weighted equally to determine a weighted enterprise value of $174.9 million, before factoring in any discounts or allocation. Our projected cash flows were increased from our March 31, 2010 valuation to reflect the stronger sales growth we experienced during the second quarter of 2010 from international sales and customer acceptance of our ThreatRadar product, resulting in a significant increase in our calculated enterprise value under both the income and market approaches. Under the market approach, the revenue multiple applied was 2.6 times for 2010. The multiple was the median of our comparable industry peer companies, which we believed to be appropriate considering our current stage of development. However, one of the comparable industry peer companies was not used in calculating the median for the comparable industry peer companies as it was delisted before the valuation date. This resulted in a higher median comparable multiple being used, as the delisted company historically had the lowest revenue multiple of all the comparable industry peer companies. Under the income approach, a terminal growth rate of 4% was applied to the free cash flows. A discount rate of 20.7% was determined to be reasonable and appropriate to apply to the cash flow forecast under the income approach given our stage of development and inherent risks.

We then allocated our enterprise value to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.4 years, a risk-free rate of 0.39% and volatility of 49.66% over the time to a liquidity event. The results from the OPM were then reduced by a 28.0% marketability discount which determined the fair value of the Company’s common stock to be $3.30 per share as of August 1, 2010. The increase in the estimated fair value of our common stock from our March 31, 2010 valuation was primarily due to the strong growth we experienced during the second quarter of 2010 combined with higher revenue multiples from our peer companies due to improving economic conditions that were used to determine our enterprise value under the market approaches. Based on this valuation and other factors, our board of directors used $3.30 per share for the exercise price for the options granted on August 25, 2010 and September 28, 2010. Our board of directors also used $3.30 for the exercise price of our restricted stock units granted on September 30, 2010.

In connection with the preparation of our December 31, 2010 financial statements and the initial filing of our registration statement on Form S-1, we assessed the fair value of the underlying common stock used to calculate the related stock-based compensation expense for financial reporting purposes. Due to the close proximity between the September 28, 2010 and the September 30, 2010 grant dates and the September 30, 2010 contemporaneous valuation (issued November 8, 2010), we determined the fair value of our common stock should be $3.70 per share, which is consistent with the fair value of our common stock as determined by our September 30, 2010 contemporaneous valuation. We also assessed the fair value of the underlying common stock used to calculate the related stock-based compensation expense for all of our other 2010 and 2011 stock option grants. However, based on the size and timing of the grants, we did not believe it was necessary to change the underlying fair value of the common stock for any of the remaining option grants which occurred between valuation dates.

September 30, 2010 Contemporaneous Valuation

As of September 30, 2010, our board of directors determined a fair value of our common stock to be $3.70 per share. The September 30, 2010 contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were in Stage 4 of development. Our enterprise value was determined using an income approach and market approach, which we weighted equally to determine a weighted enterprise value of $195.0 million, before factoring in any discounts or allocation. Under the market approach, the revenue multiple that was applied was 2.0 times for 2011, which was less than the mean and median of the comparable industry peer companies. Our projected revenues were lowered slightly due to weaker than expected performance during the third quarter; however, the long-term growth projections remained in intact. We also added two new comparable companies to our comparable industry peer companies to replace two companies which had been delisted. Under the income approach, a terminal growth rate of 4% was applied to the free cash flows. A discount rate of 20.67% was determined to be reasonable and appropriate to apply to the cash flow forecast under the income approach given our stage of development and inherent risks.

We then allocated our enterprise value to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of 1.75 years, a risk-free rate of 0.39% and volatility of 51.23% over the time to a liquidity event. The results from the OPM were then reduced by a 30.0% marketability discount which determined the fair value of the Company’s common stock to be $3.70 per share as of September 30, 2010. The increase in the fair value of our common stock from our August 1, 2010 valuation was attributable to our third quarter operating results combined with improving economic conditions. Based on this valuation and other factors, our board of directors used $3.70 per share for the exercise price for the options granted on November 17, 2010. No other options were granted during this period between the September 30, 2010 valuation and the date of the subsequent contemporaneous valuation performed as of February 28, 2011.

February 28, 2011 Contemporaneous Valuation

As of February 28, 2011, our board of directors determined a fair value of the common stock to be $5.42 per share. This contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were still in Stage 4 of enterprise development. For this valuation, the market approach was utilized and the income approach was not used because projected economic benefits to the stockholders are expected to be realized in the form of an initial public offering or merger in which market participants are expected to value the business primarily using valuation multiples derived from market data rather than from the application of discount rates to future earnings or cash flow. A risk-adjusted discount of 25.0% based upon an adjusted capital asset pricing model was then applied to the values derived from the market approach.

We used a PWERM for the February 28, 2011 valuation which requires us to estimate the probability of future scenarios for our business including an initial public offering scenario and a merger or sale scenario. As noted previously, the OPM is preferred when future outcomes are difficult to predict and the PWERM becomes useful when discrete future outcomes become more predictable. During the period between September 2010 and February 2011, the range of discrete events, specifically initial public offering scenarios, became fairly well established; therefore, the PWERM was utilized to estimate the fair value of the common stock as of February 28, 2011 with the following scenario probabilities: initial public offering scenario with a 25% probability of occurring between June 2012 and 2013, and a merger or sale scenario with a 75% probability of occurring between June 2012 and December 2013. The composition of our comparable industry peer companies used in the initial public offering scenarios changed as a result of the replacement of two companies that we no longer believed were comparable. For the initial public offering scenarios, the revenue multiples used were between the LTM first quartile and third quartile multiples of our comparable industry peer companies, or 2.6 times to 5.1 times revenue.

For the merger or sale scenarios, transaction data from twenty companies who were also of a similar size was analyzed to determine revenue multiples. For the merger or sale scenarios, the transaction multiples were between the first quartile and high revenue multiples of peer companies who had completed a transaction, or 2.1 times to 4.1 times revenue. Each scenario was then weighted accordingly to arrive at a weighted enterprise value of $201.0 million. The results from the PWERM were then discounted by a 25.0% marketability discount to determine the fair value of the common stock of $5.42 per share. The increase in the fair value of our common stock from our September 30, 2010 valuation was attributable to our strong fourth quarter operating results combined with our switch to the PWERM which resulted in a significant increase in the revenue and comparable transaction multiples used to determine our enterprise value. Based on this valuation and other factors, our board of directors used $5.42 per share for the exercise price for the options granted on March 2, 2011 and April 8, 2011.

April 30, 2011 Contemporaneous Valuation

As of April 30, 2011, our board of directors determined a fair value of the common stock to be $8.06 per share. This contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were still in Stage 4 of enterprise development. The market approach was utilized because the projected economic benefits to the stockholders are expected to be realized in the form of an initial public offering or merger. A risk-adjusted discount of 25.0% based upon an adjusted capital asset pricing model was then applied to the values derived from the market approach.

We used a PWERM to estimate the fair value of the common stock as of April 30, 2011 with the following scenario probabilities: initial public offering scenario with a 45% probability of occurring between December 2011 and December 2012 and a merger or sale scenario with a 55% probability of occurring between December 2011 and December 2012. For the initial public offering scenarios, the revenue multiples used were between the LTM low and third quartile multiples of our comparable industry peer companies, or 2.9 times to 5.5 times revenue. For the merger or sale scenarios, transaction data from twenty companies who were also of a similar size was analyzed to determine revenue multiples. For the merger or sale scenarios, the transaction multiples were above the first quartile and third quartile revenue multiples of peer companies who had completed a transaction, or 1.3 times to 3.7 times revenue. Each scenario was then weighted accordingly to arrive at a weighted enterprise value of $237.4 million. The results from the PWERM were then discounted by a 15.0% marketability discount to determine the fair value of the common stock of $8.06 per share. The increase in the fair value of our common stock from our February 28, 2011 valuation was primarily attributable to our progress towards an initial public offering and our strong first quarter operating results. Based on this valuation and other factors, our board of directors used $8.06 per share for the exercise price for the options granted on May 19, 2011.

No single event caused the April 30, 2011 valuation of the common stock to increase from our February 28, 2011 valuation; rather, it was a combination of factors. We believe that the primary factor resulting in an increase in the fair value of our common stock from the February 28, 2011 contemporaneous valuation of $5.42 per share to the April 30, 2011 contemporaneous valuation of $8.06 per share was the continued progress towards the completion of the initial public offering process, including an initial public offering organizational meeting in April 2011. In the February 28, 2011 contemporaneous valuation, our board of directors assigned a 25% probability to the possibility of an initial public offering. For our April 30, 2011 contemporaneous valuation, our board of directors assigned a 45% probability to the possibility of an initial public offering. Given that we started preparation for an initial public offering in April 2011, a 45% probability was determined to be reasonable. As a result of the increased possibility of an initial public offering, our estimated weighted enterprise value before a marketability discount was applied increased from $201.0 million to $237.4 million.

The increase was also attributable to a 10% decrease in the marketability discount from 25% for the February 28, 2011 contemporaneous valuation compared to 15% for the April 30, 2011 contemporaneous valuation. The decrease was due to our shortened timeframe to an initial public offering as a result of the organizational meeting held in April 2011.

To a lesser extent, the increase is also attributable to business developments during the period between February 2011 and May 2011. Specifically, our first quarter and April 2011 operating results continued to be strong due to an increase in product sales and customer acceptance of our ThreatRadar product launched in the first quarter of 2010.

June 30, 2011 Contemporaneous Valuation

As of June 30, 2011, our board of directors determined a fair value of the common stock to be $10.70 per share. This contemporaneous valuation was prepared on a minority, non-marketable interest basis assuming we were still in Stage 4 of enterprise development. The market approach was utilized because the projected economic benefits to the stockholders are expected to be realized in the form of an initial public offering or merger. A risk-adjusted discount of 25.0% based upon an adjusted capital asset pricing model was then applied to the values derived from the market approach.

Our PWERM estimate of the fair value of the common stock as of June 30, 2011 was calculated using the following scenario probabilities: an initial public offering scenario with a 55% probability of occurring between December 2011 and December 2012 and a merger or sale scenario with a 45% probability of occurring between December 2011 and December 2012. For the initial public offering scenarios, the revenue multiples used were between the LTM first quartile and median multiples of our comparable industry peer companies, or 3.7 times to 6.1 times revenue. For the merger or sale scenarios, transaction data from sixteen companies in the data or enterprise security markets was analyzed to determine revenue multiples. For the merger or sale scenarios, the transaction multiples were between the first quartile and median revenue multiples of peer companies who had completed a transaction, or 1.6 times to 4.4 times revenue. In general, the values from the merger or sale scenarios were lower than the values for the initial public offering scenarios. Each scenario was then weighted accordingly to arrive at a weighted enterprise value of $317.1 million. The results from the PWERM were then discounted by an 11.8% marketability discount to determine the fair value of the common stock of $10.70 per share. The increase in the fair value of our common stock from our April 30, 2011 valuation was primarily attributable to our progress towards an initial public offering and our strong second quarter operating results.

No single event caused the June 30, 2011 valuation of the common stock to increase from our April 30, 2011 valuation; rather, it was a combination of factors. We believe that the primary factor resulting in an increase in the fair value of our common stock from the April 30, 2011 contemporaneous valuation of $8.06 per share to the June 30, 2011 contemporaneous valuation of $10.70 per share was the continued progress towards the completion of the initial public offering process, including the filing of our registration statement on June 17, 2011. In the April 30, 2011 contemporaneous valuation, our board of directors assigned a 45% probability to the possibility of an initial public offering. For our June 30, 2011 contemporaneous valuation, our board of directors assigned a 55% probability to the possibility of an initial public offering. Given that we filed a registration statement for an initial public offering on June 17, 2011, an increase from a 45% probability to 55% probability was determined to be reasonable. As a result of the increased probability of an initial public offering and the higher transaction multiples attributable to initial public offering scenarios, our estimated weighted enterprise value before a marketability discount was applied increased from $237.4 million to $317.1 million.

The increase was also attributable to a 3.2% decrease in the marketability discount from 15% for the April 30, 2011 contemporaneous valuation compared to 11.8% for the June 30, 2011 contemporaneous valuation. The decrease was due to our shortened timeframe to an initial public offering as a result of the filing of our registration statement.

To a lesser extent, the increase is also attributable to business developments during the period between April 30, 2011 and June 30, 2011. Specifically, our second quarter operating results continued to be strong due to an increase in product sales, particularly in the EMEA and Asia Pacific regions.

Our historical practice has been to determine the fair value of our common stock on a periodic basis and to grant common stock following such determination at fair value based in part upon such periodic valuations conducted by an independent valuation specialist. As discussed above, the most recent periodic valuation of our common stock was as of June 30, 2011 and no common stock had been granted between May 19, 2011 and August 25, 2011. Representatives of the managing underwriters attended a portion of the meeting of our board of directors held on August 25, 2011 and discussed the current state of the capital markets and the challenges and risks associated with pursuing an initial public offering during the quarter ending September 30, 2011. At the August 25, 2011 meeting, representatives of the managing underwriters were not prepared to provide us with an estimated offering price range to be included in this prospectus or the initial public offering price. Accordingly, we requested that during the week of August 29, 2011, representatives of the managing underwriters provide our board of directors with an estimated offering price range to be included in this prospectus. As such, without having received guidance on an estimated offering price range from the representatives of the managing underwriters at the August 25, 2011 board meeting and consistent with its historical practice, our board of directors granted options and made stock awards on August 25, 2011 at a fair value of $10.70 per share, based in part on a valuation conducted by an independent valuation specialist of our common stock as of June 30, 2011.

On August 31, 2011, representatives of the managing underwriters attended a meeting of our board of directors and provided guidance on an estimated offering price range for our offering, assuming the offering were to close by September 30, 2011. At that meeting, representatives of the managing underwriters indicated to our board of directors that the estimated offering price range was subject to fluctuation based on market conditions. Based upon all of the factors discussed above, we believe our board of directors appropriately granted options and made stock awards on August 25, 2011 at what it believed was the fair value of the common stock at the time of grant. However, because of the close proximity between the August 25, 2011 grants and the date that representatives of the managing underwriters provided guidance to our board of directors on an estimated offering price range, which was higher than the fair value of $10.70 per share of the options and stock awards granted on August 25, 2011, we reassessed, as of August 25, 2011, the fair value of the underlying common stock used to calculate the related stock-based compensation expense solely for financial reporting purposes and determined the fair value of the common stock for financial reporting purposes should be $13.72 per share rather than $10.70 as previously determined. The reassessed value was determined using the same valuation techniques as the June 30, 2011 valuation, except the probability assigned to an initial public offering was increased from 55% to 75% and the probability of a merger or sale was reduced from 45% to 25%. Further, the marketability discount was reduced to 8% due to the shortened time frame to a potential initial public offering. We shortened the initial public offering timing assumption from December 31, 2011 to September 30, 2011.

We believe the difference between our determination of fair value for financial reporting purposes on August 25, 2011 and the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, results primarily from the following factors:

•

Substantially Enhanced Balance Sheet and Financial Resources. The proceeds of a successful initial public offering would strengthen substantially our balance sheet as a result of increased cash. Additionally, the completion of an initial public offering would provide us with access to the public company debt and equity market. The difference between the August 25, 2011 reassessment of the fair value of our common stock and the midpoint of the estimated offering price range set forth on the cover page of this prospectus, was that the reassessment assigned a 75% probability to the possibility of an initial public offering, and the midpoint of the estimated offering price range set forth on the cover page of this prospectus assumes the successful completion of our initial public offering.

•

Substantially Enhanced Liquidity and Marketability of Our Stock. The reassessed value of our common stock as of August 25, 2011, reflected the illiquidity of our common stock on that date and the uncertainty of an initial public offering. The midpoint of the estimated offering price range set forth on the cover page of this prospectus assumes a successful offering and represents an estimate of the fair value of the unrestricted, freely tradable stock that would be sold in the public offering market without liquidity and marketability discounts.

•

Initial Public Offering Scenario Probability. For the August 25, 2011 reassessment of the fair value of our common stock, we assigned a 75% probability to the possibility of an initial public offering. However, the midpoint of the estimated offering price range set forth on the cover page of this prospectus assumes the successful completion of a public offering, resulting in an increased common stock valuation as compared to prior valuations.

•

Different Valuation Models. The midpoint of the estimated offering price range set forth on the cover page of this prospectus is based in part on guidance provided to our board of directors on an estimated offering price range by representatives of the managing underwriters. The valuation models used by representatives of the managing underwriters incorporate different comparable companies and future outcome scenarios as compared to the comparable companies and future outcome scenarios considered by us in the reassessment of the fair value of our common stock as of August 25, 2011. Specifically, the valuation model utilized by representatives of the managing underwriters incorporated a broader set of comparable companies and limited the future outcome scenario only to an initial public offering rather than both an initial public offering scenario and a merger or sale scenario. Further, the midpoint of the estimated offering price range set forth on the cover page of this prospectus is consistent with the values used for the initial public offering scenario in the August 25, 2011 reassessment.

Our stock-based compensation expense for awards granted is as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
	(in thousands)
Cost of revenue	$22	$37	$44	$28	$73
Research and development	41	57	66	37	83
Sales and marketing	163	218	257	191	245
General and administrative	48	109	273	60	753

Total stock-based compensation	$274	$421	$640	$316	$1,154

As of December 31, 2010 and September 30, 2011 we had $1.4 million and $3.9 million, respectively of unrecognized stock-based compensation expense, net of estimated forfeitures, that is expected to be recognized over a weighted average period of 2.9 years and 2.8 years, respectively. In future periods, our stock-based compensation expense is expected to increase as a result of our existing unrecognized stock-based compensation to be recognized as these awards vest and as we issue additional stock-based awards to attract and retain employees.

Long-Lived Assets

Property and equipment are stated at cost less accumulated depreciation on our consolidated balance sheets. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. We make estimates of the useful life of our property and equipment in order to determine depreciation expense to be recorded each reporting period based on similar assets purchased in the past and our historical experience with such similar assets, or asset group, as well as anticipated technological or market changes. The estimated useful life of our property and equipment directly impacts the timing of when our depreciation expense is recognized. There is significant judgment involved with estimating the useful lives of our property and equipment, and a change in the estimates of such useful lives could cause our depreciation expense in future periods to increase significantly.

We assess impairment of our property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset is impaired or the estimated useful lives are no longer appropriate. Circumstances such as changes in technology or in the way an asset is being used may trigger an impairment review. If indicators of impairment exist and the undiscounted projected cash flow associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the asset down to their estimated fair values. Fair value is estimated based on discounted future cash flow. We have not recognized an impairment charge on our property and equipment in our consolidated statement of operations during 2008, 2009, 2010 and during the nine months ended September 30, 2010 and 2011.

Income Taxes

We account for income taxes in accordance with FASB ASC No. 740 (“ASC 740”), Accounting for Income Taxes. We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, tax benefits and deductions and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes to these estimates may result in an increase or decrease to our tax provision in the subsequent period when such a change in estimate occurs.

We use an asset and liability approach for accounting of deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements, but have not been reflected in our taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carry-forwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We regularly assess the likelihood that our deferred income tax assets will be realized based on the realization criteria set forth in ASC No. 740. To the extent that we believe any amounts are not more likely than not to be realized, we record a valuation allowance to reduce our deferred income tax assets. In the event we determine that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if we subsequently realize deferred income tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize and measure potential liabilities based upon criteria set forth in ASC 740. Based upon these criteria, we estimate whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities may result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If our estimate of tax liabilities is less than the amount ultimately assessed, a further charge to expense would result.

Significant judgment is required in determining any valuation allowance recorded against deferred income tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred income tax assets that could be realized, we will adjust our valuation allowance with a corresponding effect to the provision for income taxes in the period in which such determination is made.

Significant judgment is also required in evaluating our uncertain tax positions under ASC 740 and determining our provision for income taxes. Although we believe our reserves for uncertain tax positions are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of reserves for uncertain tax positions and any changes to the reserves that are considered appropriate, as well as the related net interest and penalties, if applicable.

Contractual Obligations

The following summarizes our contractual obligations as of December 31, 2010:

	Payments Due by Period
Contractual Obligations:	2011	2012	2013	2014	2015 and after	Total
	(in thousands)
Long-term debt obligations, including current portion(1)	$501	$—	$—	$—	$—	$501
Operating lease obligations(2)	2,147	2,145	2,139	768	472	7,671
Cancelable lease obligations(3)	—	—	—	—	—	—
Severance Pay Fund(4)	—	—	—	—	—	2,372
Purchase commitments(5)	1,927	—	—	—	—	1,927

Total	$4,575	$2,145	$2,139	$768	$472	$12,471

(1)	Long-term debt includes $0.5 million in principal under our credit facility agreement entered into in September 2010. During the nine months ended September 30, 2011, we borrowed an additional $2.5 million resulting in a total of $3.0 million outstanding under our credit facility as of September 30, 2011.
(2)	Operating lease agreements represent our obligations to make payments under our non-cancelable lease agreements for our facilities. During the nine months ended September 30, 2011, we made regular lease payments of $1.8 million under the operating lease agreements.
(3)	Cancelable lease obligations represent our obligations under our motor vehicle lease agreement. We have the option to cancel the lease at any time which may result in penalties in a maximum amount of $85,000 as of September 30, 2011. During the nine months ended September 30, 2011, we made regular lease payments of $0.7 million under the cancelable lease obligations.
(4)	Our consolidated balance sheet as of December 31, 2010 includes $2.4 million of non-current liabilities for our Israeli severance pay fund. The specific timing of any cash payments relating to this obligation cannot be projected with reasonable certainty and, therefore, no amounts for this obligation are included in the annual columns of the table set forth above.
(5)	Purchase commitments are contractual obligations to purchase hardware appliances and related component parts from our vendors in advance of anticipated sales.

In July 2011, Incapsula, our majority owned subsidiary, achieved certain performance milestones and, during the quarter ended September 30, 2011, we purchased 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million increasing our ownership interest in Incapsula to 82% on a shares outstanding basis on the date we made this additional investment. In addition, we will invest an additional $3.5 million in Incapsula, which we expect to fund from the net proceeds to us from this offering, and will receive in exchange an additional 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock.

Off-Balance Sheet Arrangements

Through September 30, 2011, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Sensitivity

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and our outstanding debt obligations. Our cash, cash equivalents and short-term investment accounts as of December 31, 2010 and September 30, 2011 totaled $17.7 million and $13.0 million, respectively, and consist primarily of cash, cash equivalents and short-term investments with maturities of less than one year from the date of purchase. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of the interest rates in the United States. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition or our results of operation.

As of September 30, 2011, we have $3.0 million in outstanding obligations under our credit facility agreement, which bears interest of 2.37%. To the extent in the future we enter into other long-term debt arrangements, we would be subject to fluctuations in interest rates which could have a material impact on our future financial condition and results of operation.

Foreign Currency Exchange Risk

Our consolidated results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the U.S. and Israel and to a lesser extent in EMEA and Asia Pacific. Our consolidated results of operations and cash flow are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would not have a material impact on our historical consolidated financial statements.

To date, we have used derivative financial instruments, specifically foreign currency forward contracts, to manage exposure to foreign currency risks, by hedging a portion of our forecasted expenses denominated in Israeli shekels expected to occur within a year. The effect of exchange rate changes on foreign currency forward contracts is expected to offset the effect of exchange rate changes on the underlying hedged item. We do not use derivative financial instruments for speculative or trading purposes.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures. ASU 2010-06 requires disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3), beginning in the first quarter of 2011. The adoption of this new standard did not have a significant impact on the Company’s consolidated financial statements.

BUSINESS

Overview

We are a pioneer and leader of a new category of data security solutions focused on providing visibility and control over high-value business data across critical systems within the data center. Our SecureSphere Data Security Suite is a broad solution designed to prioritize and mitigate risks to high-value business data, protect against hackers and malicious insiders and address and streamline regulatory compliance. SecureSphere is an integrated, modular suite, which provides database, file and web application security and secures all business data across various systems in data centers, including traditional on-premise data centers as well as private, public and hybrid cloud computing environments. We also offer on-demand, cloud-based security services which we believe provide cost-effective web application security.

We believe that organizations are facing numerous challenges in providing the visibility and control required to protect high-value business data from theft and exploitation. Enterprises must also comply with increasingly complex regulatory standards enacted to protect this data. As organizations adopt new technologies and architectures, they increase the complexity of, and open access to, the data center; thereby exposing their business data to new vulnerabilities. In addition, attacks, whether perpetrated by sophisticated hackers or malicious insiders, targeting high-value business data continue to increase in sophistication, scale and frequency. We believe that these challenges are driving the need for a new protection layer positioned closely around business data and systems in the data center and that traditional security and compliance products do not address this need.

We were founded in 2002 with the vision of protecting high-value business data within the enterprise. As of September 30, 2011, we had over 1,500 end-user customers, who we refer to in this prospectus as our customers, in more than 50 countries. In addition, our solutions are used to protect thousands of organizations through cloud-based deployments with our Software-as-a-Service (“SaaS”) customers and managed security service provider (“MSSP”) and hosting partners. Our customers include four of the top five telecommunications companies, three of the top five commercial banks in the United States, three of the top five financial data service firms, three of the top five computer hardware companies, two of the top five food and drug store companies, over 150 government agencies around the world and more than 100 Fortune 1000 companies. We primarily sell our products and services through our network of over 350 channel partners worldwide, including both distributors and resellers, which provide sales and support leverage to our sales organization. As of September 30, 2011, we had approximately 375 employees, including 134 employees in research and development. We generated revenue of $55.4 million in 2010, an increase of 41% over the $39.3 million in revenue we generated in 2009. We reduced our net loss attributable to our stockholders to $8.8 million in the nine months ended September 30, 2011 from $8.9 million in the same period in 2010, and we reduced our net loss attributable to our stockholders to $12.0 million in 2010 from $12.3 million in 2009.

Industry Background

As a result of the rise in sophisticated attacks by hackers and malicious insiders, the difficulty in complying with regulations governing business data and the growing complexity of, and open access to, data centers, we believe that enterprises are struggling to provide visibility and control over business data that they need to protect. We believe these challenges are driving the need for a new protection layer positioned closely around business data and systems in the data center.

High-value business data is increasingly targeted for illicit financial, political and military gain.

Business data has always been valuable to legitimate organizations that use it to run their operations. The U.S. Office of the Director of National Intelligence February 2011 report and the Verizon 2011 Data Breach Investigation Report dated April 2011 indicate that organizations are increasing their collection, storage and use of high-value business data, including financial and credit card data, intellectual property and personally identifiable information. At the same time, the greater use and availability of this high-value business data has driven an increase in the monetary incentives for its theft and abuse.

The monetary value of business data has motivated the formation of a sophisticated and organized industry around the theft and exploitation of such data. According to the Verizon 2011 Data Breach Investigations Report dated April 2011, more than half of the data breaches involving external agents were perpetrated by individuals affiliated with organized crime. Further, these data breaches have fueled a data theft industry, in which black market forums advertise and trade stolen information, causing an estimated $1 trillion in annual losses to companies and individuals.(1)

However, the value of business data goes well beyond its financial value. Public incidents, such as the attack on, and infiltration of, Google Inc.’s corporate infrastructure, suspected to have been sponsored by a foreign government, and the various data leaks publicized by WikiLeaks, demonstrate the political and military value of data. These types of attacks seek high-value political and military data and are typically as sophisticated as attacks seeking valuable business data.

Enterprises struggle to comply with an increasingly complex regulatory environment.

In response to the increased threats to high-value business data and the potential harm to victims of fraud, identity theft and disclosure of personal information, governments and industry groups are enacting legislation and compliance standards to ensure that consumers and enterprises are informed of, and protected from, losses due to data breaches. Several new and expanding laws, regulations and industry standards, such as the Payment Card Industry Data Security Standard (“PCI-DSS”), Basel II, the Health Insurance Portability and Accountability Act (“HIPAA”), the Financial Services Modernization Act of 1999 (the “Gramm-Leach-Bliley Act”) and the Sarbanes-Oxley Act of 2002, mandate increased visibility and control of high-value business data, as well as the protection of data from unauthorized use and ongoing auditing and reporting duties.

In addition to growing in number, compliance and privacy regulations are increasingly global in scope and applicable to small and large enterprises in a variety of industries. The result is that many enterprises find themselves subject to an ever growing number of such regulations.

As enterprises implement internal compliance policies and best practices intended to secure high-value business data and enable regulatory compliance, they face a range of challenges.

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These regulations typically apply to all data within the scope of a given mandate regardless of whether the data resides in applications, structured repositories such as databases, or unstructured repositories such as file servers and network-attached storage systems. Enterprises often lack complete visibility into the location and content of high-value business data and are therefore unable to protect it.

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Frequent organizational changes and an ever evolving, increasingly distributed IT infrastructure often result in users having excessive rights to sensitive data. Many enterprises lack the time and resources necessary to manually review and update user rights, which often results in unwarranted data access.

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Traditional approaches to the auditing of sensitive data rely on manual processes that cannot cost-effectively address the scope of auditing needed and fail to provide separation of duties from privileged users, such as database and system administrators, who often control and can therefore manipulate audit logs and reports.

(1)	Joseph Menn, Fatal System Error: The Hunt for the New Crime Lords Who Are Bringing Down the Internet, p. x (2010).

Increasing complexity of, and open access to, the data center is elevating the risk of attacks that target business data.

We believe that, in order to support evolving business priorities, enterprises continue to deploy new technologies and architectures that are increasing the complexity of, and the accessibility to, the data center. These technologies and architectures broaden the risk associated with business data by creating new points of vulnerability across the data center. Several examples include:

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The widespread use of web-based applications to facilitate complex and sensitive business transactions creates new points of vulnerability from sophisticated attacks that exploit custom application code and business logic.

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The adoption of cloud computing and SaaS models extends the data center beyond the traditional boundaries of the enterprise network and outsources the physical custody of business data to third parties, which results in an increased risk to the data due to the complexity associated with protecting outsourced business systems and controlling the usage of business data in disparate locations.

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The growth of mobile computing is further accelerating the adoption of web applications and extending business processes outside the traditional network perimeter. Additionally, the proliferation of unmanaged mobile devices used by employees with access privileges to sensitive data increases the organization’s vulnerability to attacks.

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The rapid growth of structured and unstructured data throughout organizations, coupled with the dynamic use and copying of this data by numerous users across multiple business systems, increases both the scale and complexity of achieving visibility and control over business data in the data center.

Increasing sophistication, scale and frequency of attacks drive the need for a dedicated layer of security for business data and applications.

Attackers, motivated by the value of business data and encouraged by the growing complexity of, and open access to, the data center, continue to increase the sophistication, scale and frequency of their attacks to steal high-value business data. For example, according to the Verizon 2011 Data Breach Investigations Report dated April 2011, the number of data breaches in 2010 due to internal and external attacks increased 5.4 times from 2009, which approximated the cumulative total of incidents documented from 2004 to 2009. Examples include:

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Large scale, automated external attacks on web applications of organizations of all sizes.    By automatically finding and exploiting weaknesses in any web application, as opposed to targeting a specific web application, industrialized attackers are able to systematically gather valuable data in a scalable and repeatable fashion, resulting in the need for organizations of all sizes to protect high-value business data.

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Sophisticated application and business logic attacks that bypass perimeter network and content security controls.    Several sophisticated technical attack categories, such as SQL injection, cross-site scripting, cross-site request forgery, cookie poisoning and other common attacks, are able to avoid the inspection capabilities of many traditional security products. In addition, attacks on the logic of business applications, such as scraping, application layer denial of service and brute forcing, are crafted to appear as legitimate and are thus able to avoid detection by infrastructure oriented defenses such as network firewalls and intrusion prevention systems.

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Malicious insider attacks that are frequently undetected by traditional internal security controls.    The existence of a robust, illicit market for sensitive data has provided the opportunity and financial incentives for insiders to commit crimes involving the theft and distribution of proprietary data. Since employees, contract workers and business partners need access privileges to sensitive data in order to carry out their responsibilities, they are able to abuse their privileges and extract high-value business data directly, without triggering internal controls that focus on network and infrastructure activities rather than data access. For example, in 2010, General Motors Corporation was subject to a malicious insider attack when two employees stole sensitive documents relating to hybrid technology worth an estimated $40 million and attempted to sell the data to a Chinese auto manufacturer.

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Attacks originating from trusted insiders compromised by malware that are often undetected by traditional security controls.    In many cases, attacks on data through insiders occur without the insider’s knowledge or collaboration. An insider’s endpoint device may be compromised by malware, which can take control over the device or gain access to its system credentials, allowing an external attacker to then act as a malicious insider and perpetrate an attack on high-value business data. Since internal network and infrastructure solutions do not provide visibility into the usage of data, this malicious interaction with high-value business data remains a blind spot for the organization. The U.S. Office of the Director of National Intelligence reported in February 2011 that almost half of all computers in the United States have been compromised in some manner and that an average of 60,000 new pieces of malware are identified per day.

Need For a Broad Data Security Solution

As a result of these factors, we believe that organizations need a new approach to provide visibility and control over high-value business data across the data center. We believe that effectively addressing data security requires a solution that includes the following:

•	a broad and fully integrated platform that monitors and protects high-value business data across various systems in the data center;

•	automated capabilities to discover and classify high-value business data;

•	user rights management capabilities to ensure data access rights align with corporate policy;

•	auditing and reporting capabilities that enable a separation of duties;

•	sophisticated attack prevention technologies;

•	deployment flexibility though physical, virtual and SaaS offerings to address complex heterogeneous data center environments; and

•	integrated and centralized management.

Market Opportunity

We believe that compliance and privacy regulations, large scale and sophisticated external attacks, privilege abuse by malicious insiders and attacks from insiders compromised by advanced malware, all drive the need for a new protection layer positioned closely around the high-value business data and systems in the data center and that existing investments in security and compliance do not address this need:

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perimeter content and network security solutions cannot address malicious insider threats, are not designed to prevent threats from insiders compromised by malware and are often circumvented by sophisticated application and business logic attacks;

•	internal network security solutions, such as network firewalls and antivirus software, do not provide visibility and control over data usage; and

•	traditional methods of addressing this broad set of requirements result in expensive manual processes that do not scale or provide separation of duties.

According to an IDC report dated February 2011, worldwide spending on IT security products is expected to grow to $38 billion in 2014 from $27 billion in 2010. We believe that only a small fraction of this is spent today on protecting high-value business data in the data center. As a result, we believe data security represents a significant and growing opportunity because the current level of spending to protect high-value business data must dramatically increase in response to the magnitude of the threats to business data.

Our Solution

We are a pioneer and leader of a new category of data security focused on providing visibility and control over high-value business data across critical systems within the data center. We believe most of our customers deploy our solutions as a new layer of data security in addition to traditional security solutions. Our solution includes our SecureSphere Data Security Suite for enterprise data centers and our cloud-based security services designed for mid-market enterprises and SMBs.

Our SecureSphere Data Security Suite is a broad solution designed to protect high-value business data that resides in the data center. Our SecureSphere Data Security Suite is an integrated, modular solution that delivers database, file and web application security and provides organizations with the following benefits:

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Broad and unique solution that protects high-value business data.    Our solution is designed to secure business data across various systems in the data center, from storage within a database or on a file server to consumption through web applications, by monitoring all data usage and business transactions across these systems.

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Automates discovery and classification of high-value business data.    Our solution is designed to enable enterprises to gain visibility and control of business data by automatically identifying and classifying high-value business data, such as financial and credit card data, intellectual property and personally identifiable information, that are typically the focus of security and compliance projects. By identifying the location of high-value business data, our solution enables enterprises to focus the scope of their risk mitigation and regulatory compliance efforts and to reduce the resources required for those projects.

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Enables granular user rights management capabilities to reduce unwarranted data access.    Our solution enables organizations to aggregate and review user rights across multiple database platforms and file systems and to ensure that user access rights are aligned with corporate policy and compliance needs. Our solution is designed to enable an automated, repeatable process for reviewing and reporting on access rights, prevent insiders from accessing high-value business data without a business need-to-know rationale and assist enterprises in accelerating compliance with regulations and other compliance obligations.

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Facilitates large-scale, independent auditing and reporting of access to high-value business data.    Our solution provides visibility into data usage by users and applications to establish an audit trail and control access to high-value business data. Our solution enables critical separation of duties by establishing audit trails that are independent from the database administration team. The reporting capabilities within our solution provide compliance templates as well as interactive audit analytics for fully customizable reporting to address compliance and risk management needs.

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Provides integrated protection against sophisticated threats.    Our solution leverages proprietary technology to dynamically profile application and database usage, correlate security intelligence across our solution, and incorporate threat intelligence from our Application Defense Center (“ADC”) and other third party sources to detect material variances and block advanced persistent threats and application-centric attacks. By inspecting usage activity and transactions across web applications, databases and file servers, our solution detects and blocks internal and external attacks intended to obtain unauthorized access to high-value business data as well as data access requests that either violate corporate policy or attempt to exploit known vulnerabilities in data center security.

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Delivers flexible deployment models for complex and heterogeneous data center environments.    Our solution is offered as either a physical or virtual appliance to enable flexible deployment in any traditional or virtualized data center. This flexibility enables our SaaS customers, such as salesforce.com, inc., to better protect customer data, and our MSSP and cloud hosting customers, such as Rackspace Hosting, Inc., to offer enhanced data security as a value-added offering to their customers. In addition, we offer cloud-based services that provide on-demand and cost-effective web application firewall capabilities that reduce the need for customers to deploy additional hardware or augment IT staff.

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Significantly improves operational efficiency.    Our solution’s automated capabilities significantly reduce the need for traditional audit and reporting processes to monitor the usage of sensitive data. Our flexible solution automatically adapts to changes in the data center environment without significant ongoing IT administrative resources or manual tuning. In addition, SecureSphere’s centralized platform provides a single point for managing, monitoring and reporting on data security across applications, databases and files in the data center. As a result, our solution enhances operational efficiency and reduces personnel costs, enabling enterprises to scale their data security solutions in a cost-effective manner.

Our solution also includes cloud-based security services that we provide through our majority owned subsidiary, Incapsula, Inc., that deliver on-demand web application security that we believe is cost-effective and reduces the need for customers to deploy additional hardware or augment IT staff.

Our Strategy

Our goal is to extend our leadership position in the data security market. Key elements of our growth strategy include:

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Enhance and extend our leadership position through technological and product innovation.    We intend to continue to invest in product upgrades and product line extensions and to create new products and services that address emerging data security and regulatory compliance requirements. We also plan to invest in advanced threat research, conducted by our ADC, to increase our threat intelligence leadership, and to continue our investments in data security for cloud computing environments. For example, we recently introduced SecureSphere File Activity Monitoring to enable our customers to monitor, audit and control access to high-value business data residing in their unstructured repositories.

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Further penetrate our existing customer base.    We intend to drive further penetration and deployment of our data security suite within our existing customer base. As of September 30, 2011, we had over 1,500 customers in more than 50 countries. Many of our customers initially deploy our solution on a limited portion of their business systems providing us with significant opportunities to sell them more of our products. We have enjoyed success from this strategy as more than 35% of our sales in 2010 were based on repeat sales to existing customers. In addition, as a leading provider of a broad data security solution, we believe we are well positioned to benefit as our customers expand the scope of their data security and compliance initiatives. As of December 31, 2010, approximately 39% of our customers have purchased more than one of our product families.

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Invest in our global distribution network to expand our customer base.    We believe that our hybrid sales model, which combines the leverage of a channel sales model with the account control of a direct sales model, has played an important role in our success to date.

Our hybrid sales model employs a direct touch sales organization and an overlay channel sales team that actively assist our extensive network of channel partners throughout the sales process. We have a network of over 350 channel partners worldwide, including both distributors and resellers, which provide sales and support leverage to our sales organization. In 2010, our channel partners originated over 60%, and fulfilled almost 90%, of our sales. We intend to continue to invest significant resources to further strengthen our existing relationships with channel partners and to expand our network by adding new channel partners. We also plan to expand and develop our relationships with global channel partners, such as Dimension Data plc and Wipro Limited. As we expand our base of partners, we intend to grow our direct touch sales team and enhance our marketing efforts to support our distribution network.

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Pursue data security opportunities as businesses adopt cloud computing.     Our solutions are used to protect thousands of enterprises through cloud-based deployments with our SaaS customers and our MSSP and hosting partners. We intend to continue to focus on capturing the expected increases in spending on securing high-value business data as enterprises pursue cloud computing initiatives. We believe data security is a paramount concern of enterprises as they consider the adoption of cloud computing. Our approach of providing enterprises flexible and scalable data security over a broad range of enterprise cloud strategies has achieved early success. For example, our sales from cloud-based service providers, such as data center hosting vendors, have grown significantly since we first targeted these customers in 2008 and were approximately 7% of our sales in 2010. We intend to develop and expand our relationships with MSSPs and data center hosting providers, such as RackSpace Hosting, Inc. and Savvis, Inc. (which recently agreed to be acquired by CenturyLink, Inc.), and to increase sales to SaaS providers, such as salesforce.com, inc.

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Increase our focus on the mid-market and SMB market.    We believe there is a significant opportunity to provide data security solutions to smaller businesses as they are faced with increasing security threats and compliance mandates. We plan to increase our business with mid-market enterprises and SMBs by expanding our distribution channels and our cloud-based service offering. We recently introduced the Imperva Cloud Web Application Firewall service for the mid-market and the Incapsula service for the SMB market, each of which provide cost-effective data security solutions optimized for the needs of their respective markets.

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Increase awareness of the importance of data security and drive adoption of our solution.    We believe the market for data security is in its early stages and is growing rapidly. We plan to continue to increase market awareness of the benefits of our broad data security solution and invest in our brand so that we can extend our leadership in the data security market. For example, we plan to increase our investments in a broad range of marketing programs, including expanding active tradeshow participation, print advertising, direct marketing, high-profile web events, online advertising initiatives and social media channels such as LinkedIn, Facebook and Twitter.

Products

Our products include our SecureSphere Data Security Suite for enterprise data centers and our cloud-based security services that we provide through Incapsula for mid-market enterprises and SMBs. Our SecureSphere Data Security Suite secures high-value business data across critical systems within the data center from hackers and malicious insiders, provides an accelerated and cost-effective route to address regulatory compliance and establishes a repeatable process for data risk management. Our solution is designed on a common, modular platform that provides centralized management, in-depth analytics and customizable reporting and offers multiple, flexible deployment options that are quick to deploy and easy to scale. Our SecureSphere Data Security Suite incorporates our proprietary dynamic profiling, universal user tracking, transparent inspection and correlated attack validation technologies, which are described further below. Our solution includes database security, file security and web application security, which we believe differentiate us as providing one of the broadest data security offerings in the marketplace:

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Database Security.    Provides full visibility and control over structured business data repositories, including database data usage, vulnerabilities and access rights and enables security, audit, risk and IT professionals to improve data security and address compliance requirements.

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File Security.    Provides full visibility and control over unstructured business data repositories, including file ownership, usage and access rights and enables security, audit, risk and IT professionals to improve file data security and address compliance requirements.

•	Web Application Security. Protects web applications from large scale cyber attacks, adapts to evolving threats to prevent data breaches and addresses compliance requirements.

SecureSphere Web Application Firewall (“WAF”), Database Activity Monitoring and File Activity Monitoring gateways are deployed in the network near the assets they are meant to protect. The File and Database gateways also work in conjunction with SecureSphere Agents that capture activity on the database and file servers themselves. Our broad SecureSphere solution is managed by a centralized management server, which incorporates information from ThreatRader and security updates from the Imperva Application Defense Center (“ADC”).

Database Security

Our database security products are designed to secure high-value business data in structured repositories in the data center. Our database security products are sold as physical or virtual appliances based on the feature and traffic capacity requirements of our customers. We also offer add-on products for our appliances that are sold separately. Our database products cover the following major enterprise database platforms: Oracle, MS-SQL, IBM DB2, Sybase, Informix, MySQL, Progress, Teradata and Netezza.

Database Security	Description
Discovery and Assessment Server

•   Automates the process of discovering databases and other business data on the network and performs a security assessment to identify risks to high-value business data

•    Includes assessments for over 1,000 known vulnerabilities and configuration flaws based on proprietary research from our ADC and industry best practices

•    Enables organizations to review and manage their vulnerabilities and accurately scope security and compliance projects

Database Activity Monitoring	• Includes all Discovery and Assessment Server functionality • Delivers real-time, automated, scalable database activity monitoring, auditing and reporting for heterogeneous database environments
Database Firewall	• Includes Database Activity Monitoring functionality • Delivers real-time blocking of external attacks and internal threats from malicious users
User Rights Management for Databases

•   Enables the management of user rights across heterogeneous enterprise databases by aggregating user rights to illustrate what rights users have to business data

•    Secures customer environments by evaluating user rights, eliminating excessive privileges and disabling dormant accounts

•    Enables our customers to comply with regulatory requirements to limit user access rights based on business need to know

ADC Insights

•   Optimized for quick and effective deployment of our SecureSphere database products within organizations running complex enterprise applications such as Oracle E-Business Suite, PeopleSoft and SAP

•    Provides user tracking for identifying the real end-user behind database transactions

•    Includes policies to audit and protect database objects containing sensitive data and assessments for identifying known vulnerabilities

File Security

Our file security products are designed to secure files, including spreadsheets, presentation slides, word processing documents and PDFs containing high-value business data that our customers store in unstructured repositories, such as file servers, network attached storage and storage area network devices. Our file security products are sold as physical or virtual appliances based on feature and traffic capacity requirements of our customers.

File Security	Description
User Rights Management for Files

•   Sold as a part of the File Activity Monitoring and File Firewall solutions

•    Enables the management of user access rights across multiple different file storage systems by aggregating user rights based on organizational context and actual file usage to illustrate what rights users have to sensitive files

•    Secures customer environments by evaluating user rights, eliminating excessive privileges and disabling dormant accounts

File Activity Monitoring

•   Includes all User Rights Management for Files functionality

•    Delivers real-time, automated, scalable file activity monitoring, auditing and reporting

•    Creates a detailed audit trail of file access activity, enabling customers to perform interactive audit analytics to identify file activity and user rights problems, measure risk and document compliance with regulatory requirements

File Firewall

•   Includes all File Activity Monitoring functionality, and provides real-time blocking of suspicious activity that violates corporate policies

•   Guards against mistakes introduced at the access control list level

Web Application Security

We believe that our web application firewall (“WAF”) product is one of the industry leading solutions for protecting web assets from application attacks. Our web application security products protect our customers’ applications and high-value business data from application attacks and enable compliance with regulatory requirements. Our web application security products are sold as physical or virtual appliances based on the feature and traffic capacity requirements of our customers. We also offer add-on services for our appliances that are sold separately.

Web Application Security	Description
Web Application Firewall

•   Dynamically learns legitimate web application usage

•    Fortifies web defenses with research-driven intelligence on current threats

•   Alerts or blocks requests that:

•    Deviate from normal application and data usage

•    Attempt to exploit known and unknown vulnerabilities

•    Originate from malicious sources

•    Indicate a sophisticated, multi-stage attack

•    Virtually patches application vulnerabilities through integration with web application vulnerability scanners, reducing the window of exposure and impact of ad-hoc application fixes

Our WAF has achieved web application firewall certification and PCI DSS Product Capability Assurance from ICSA Labs, an independent division of Verizon Business which provides third party product assurance and certification for security products and solutions, in November 2010.

Common Product Platform

Our SecureSphere Data Security Suite is built on a common modular platform, which includes a single operating system and common code base. All of the products in our SecureSphere Data Security Suite can be managed either individually as stand-alone appliances or collectively from our SecureSphere MX Management Servers, which provide centralized management, in-depth analytics and customizable reporting. Our SecureSphere MX Management Server product provides a single, centralized point for aggregating and managing SecureSphere security policies, real-time monitoring, logging, auditing and compliance reporting. With our MX server, administrators can simultaneously manage our database, file and web security products from a single console.

Flexible Deployment Options

Our common product platform allows us to offer multiple, flexible deployment options that are quick to deploy and easy to scale. Our platform includes physical and virtual network appliances that can be deployed both inline and non-inline via a variety of networking configurations. Our platform also includes software agents that provide additional ability to monitor local activity on database servers or file storage devices, including the actions of privileged users.

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Hardware Appliances.    Our SecureSphere database security, file security and web application security products are available on five different hardware appliance models that can handle traffic throughput from 100 Mbps to 2Gbps. Our hardware appliances are built on a high performance architecture that allows organizations to manage heavy traffic loads without impacting application or network performance.

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Virtual Appliances.    SecureSphere virtual appliances provide our full suite of web application, database and file security products in a flexible, easy to install software-only solution. Our virtual appliances operate on VMware, Inc.’s hypervisor, which allows organizations to select their preferred hardware or leverage existing hardware for data center consolidation, to maximize server utilization and reduce power, cooling and support costs. Our virtual appliances offer adaptable, reliable and manageable security for organizations of all sizes that operate VMware, Inc. environments.

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Agents.    For complete visibility into user activity, we offer SecureSphere agents, software that is installed on database or file servers, to extend monitoring, auditing, and enforcement capabilities to these host servers. A single SecureSphere agent can be installed on a server to monitor database activity, file activity or both, and to protect sensitive data with minimal impact to the server performance. Agent communications to the SecureSphere appliance are buffered and encrypted to prevent data loss or compromise. Our database agents can optionally block user activity and quarantine user accounts in the event of a security violation and we expect to add similar blocking capabilities for our file agents in a future product release.

Cloud-Based Services

A key focus of our business and product strategy is to develop hosted security services that we offer as subscriptions in a SaaS delivery model. Our primary cloud-based service offerings are our Incapsula service, the Imperva Cloud WAF Service and our ThreatRadar subscription service.

Incapsula Service

Leveraging our expertise in data security and our investment in intellectual property, our Incapsula service is purpose-built to deliver cloud-based security and content delivery optimization. Our Incapsula service is designed to be easy to deploy and to be accessible to small and medium size businesses that need data security and compliance solutions, but do not have the size or resources to deploy our SecureSphere WAF appliances into their own web site infrastructure. With no requirement to purchase or install any hardware or software to use the Incapsula service, we estimate that most customers can set up the Incapsula service in less than 10 minutes. Our customers begin using the Incapsula service by changing their web site’s Domain Name System setting to route traffic to Incapsula’s network. Incapsula’s global network of servers apply security and optimization solutions to the customers’ web sites’ traffic according to the Incapsula service options purchased by the customer. The screened, filtered and optimized traffic is then routed by the Incapsula network to the customer’s web sites.

Incapsula’s security and optimization offerings currently include the following services:

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Web Application Firewall Services:    provides enterprise-grade blocking of attacks against web applications to help ensure website safety and availability; enhanced security through real-time and centralized threat detection across all protected websites; allows customers to address compliance requirements.

•	Content Delivery Optimization: optimizes website performance by reducing page load times, server load and bandwidth consumption.

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Distributed Denial of Service-Attack Prevention:    blocks malicious attack traffic and allows filtered, legitimate traffic to flow to the customer website allowing its business to run without interruption.

Customers sign up directly with Incapsula to receive the service under different pricing plans, based principally on web site traffic bandwidth. These direct customers operate principally through

Incapsula’s high volume, self service model—provisioning the Incapsula service themselves through Incapsula’s web site and payment processor—and receive basic customer support.

*	A bot is a software application that runs automated tasks over the Internet. While some bots are used for legitimate purposes, such as search engine indexing, many bots are malicious and are used to carry out illicit activity, such as performing distributed denial of service (DDoS) attacks or harvesting application content.
**	Scraping is a technique used to extract data from a website, which can be used to collect email addresses, detect changes on competitors’ websites, plagiarize content and gather product and pricing information from rivals. While scraping can be performed by manually copying website content from web browsers, scraping attacks are typically performed by software programs that automatically extract data from websites.

Imperva Cloud WAF Service

For customers that desire a higher level of managed services and customer support, we launched an additional cloud-based service offering in May 2011 targeted at mid-market enterprises. This offering, which we market as the Imperva Cloud WAF powered by Incapsula, bundles the Incapsula service with managed support services from our Security Operations Center (“SOC”). Managed services include provisioning, security alert notifications and tuning, incident response, real time service dashboard and statistics, customer support and weekly reports on alerts and attack trends.

ThreatRadar

ThreatRadar is an add-on, premium subscription service for our SecureSphere WAF appliance that recognizes attack sources and dynamically adjusts web security policies within our SecureSphere WAF appliance to provide protection against them. These attack sources may include known malicious traffic sources that have attacked other web applications, anonymous proxies that may be used by hackers to launch attacks, traffic sources that launch anonymous attacks and phishing URLs. Our dedicated security research team, the ADC, globally tracks these different attack sources and compiles this information with third-party research on malicious sources into the ThreatRadar feed.

Security Operations Center

We offer our hosting partners that deploy our SecureSphere WAF appliances and Imperva Cloud WAF customers remotely managed security services through our team of specialized data security professionals in our SOC in Tel Aviv, Israel. For our hosting partners, our SOC remotely configures provisions, manages and monitors our SecureSphere WAF appliance in our hosting partners’ data centers; provides maintenance updates, patch management and backups; and delivers daily or weekly reports, real-time alerts and incident responses for suspicious activities. Our SOC services for our hosting partners also include customized rules, alerts, reports and dashboards to enable quick and cost effective steps towards compliance and security. While our SOC currently only provides managed security services to our hosting partners for our SecureSphere WAF appliances, we anticipate that in the future our SOC services will also support our database activity monitoring and file activity monitoring products.

Technology

Our SecureSphere Data Security Suite provides our customers with a single unified platform for protecting sensitive data from hackers and malicious insiders, providing a fast and cost-effective route to regulatory compliance and establishing a repeatable process for data risk management. Our solution includes the proprietary technologies described below.

Dynamic Profiling

Our dynamic profiling technology allows customers to create and monitor security policies based on actual application and database behavior. Data security requires an understanding of hundreds of thousands of constantly changing variables including URLs, parameters, cookies, queries, commands and stored procedures. Our dynamic profiling technology automatically profiles all of these application and database elements by examining live application and database traffic and builds a baseline of acceptable user behavior. By building an accurate profile or “white list” of acceptable application and database usage, our dynamic profiling technology streamlines monitoring and security configuration. Our dynamic profiling technology also automatically recognizes valid application and database changes over time and automatically updates the profile according to these application and database changes, ensuring that security policies are current. This profile can be viewed by the application development or database security teams and may be manually modified to bridge any differences between actual usage and corporate security policies.

Universal User Tracking

Our universal user tracking technology helps customers achieve the primary requirements of any audit and security process by tracking the individual end user that accessed or modified business data. Often, when users access databases via a web application, connections are pooled by the application server into a single connection to the database. Typical database auditing systems do not consistently link database activity with specific users when connection pooling is in use because only the application’s login name is recorded. Our universal user tracking technology tracks individual user connections, not just application logins, to provide full database audit accountability. Our universal user tracking incorporates multiple tracking methods to establish end user accountability for every database transaction, even in connection pooling environments. These methods include web application user tracking, web to database user tracking, SQL connection user tracking and direct user tracking that collectively enable our solution to audit end users regardless of how they connect to the database, enabling complete accountability. By tracking end users, our solution can display user IDs in database security alerts, audit logs and reports. In addition, database security policies can be created to restrict access by user ID. Our universal user tracking technology provides greater visibility into database activity and more granular security controls than typical database auditing systems and facilitates adherence to today’s stringent regulatory requirements.

Transparent Inspection

Our transparent inspection technology provides application layer security without needing to intermediate web connections. This technology allows our solution to inspect traffic without compromising performance, latency or availability. Our transparent inspection technology intercepts packets without modifying them and reconstructs web and SQL transactions without needing to terminate connections. This means our solution can be easily deployed in an enterprise’s data centers without any changes to the existing network architecture.

Correlated Attack Validation

Our correlated attack validation technology provides our customers with protection against malicious activity by analyzing multiple data points, tracking events over time and correlating disparate events to identify and block sophisticated attacks. This technology examines multiple pieces of information at the network, protocol and application level immediately and over time to distinguish between attacks and valid user traffic. By basing decisions on multiple observations rather than a single event, our correlated attack validation technology delivers a highly accurate and automated defense system against application attacks and abuse that provides protection against today’s complex, multi-vector attacks.

Services

Maintenance and Support

We offer our customers ongoing product support services for both hardware and software. These maintenance programs are typically sold to customers for one to three-year terms at the time of the initial product sale and typically renew for successive one to three-year periods. We offer a premium level of service which includes advance replacement and greater call center availability. While some of our channel partners provide tier one support, including MSSPs and data center hosting providers, in most instances we provide tier one level support and above.

Our ADC updates are included with maintenance and support contracts. The service consists of a content delivery mechanism by which we can distribute product content enhancements to our customers. Our ADC update servers deliver various types of security content to our appliances deployed in the field without the need for our customers to install a software patch or upgrade. Examples of ADC updates include new security signatures and policies for our WAF, new database assessment tests for our discovery and assessment server and new audit policy functionality for our database products.

Professional Services and Training

Our professional services consultants assist our customers in the deployment and configuration of our products. These fee-based services, provided by our professional services consultants, include providing advice on deployment planning, network design, product configuration and implementation, automating and customizing reports and tuning policies and configuration of our products for the particular characteristics of the customer’s environment. Additionally, we provide our customers with fee-based, hands-on training classes for our solution that are offered regularly and in different parts of the world.

Customers

We provide products and services to a variety of customers worldwide, including some of the world’s largest banks, retailers, insurers, technology and telecommunication companies, hospitals, as well as U.S. and other national, state and local government agencies. As of September 30, 2011, we had over 1,500 customers in more than 50 countries. In addition, our solutions are used to protect thousands of organizations through cloud-based deployments with our SaaS customers and our MSSP and hosting partners. Our customers include four of the top five telecommunications companies, three of the top five commercial banks in the United States, three of the top five financial data service firms, three of the top five computer hardware companies, two of the top five food and drug store companies in the United States, over 150 government agencies around the world and more than 100 Fortune 1000 companies.

Our customer base is broad and diversified across multiple geographies and industry verticals, including banking and finance, government and military, technology, telecom, healthcare and retail. Since 2004, no customer has accounted for more than 10% of our sales in any year. In 2008, 2009 and 2010, we generated approximately 68%, 63% and 66% of our revenue from customers in the Americas and approximately 32%, 37% and 34% from customers outside of the Americas, respectively.

Sales and Marketing

We believe that our hybrid sales model, which combines the leverage of a channel sales model with the account control of a direct sales model, has played an important role in our success to date. Our hybrid model employs a direct touch sales organization and an overlay channel sales team that actively assist our extensive network of channel partners throughout the sales process. We primarily sell our products and services to our customers through our channel partners, including distributors and resellers. In 2010, our channel partners originated over 60% of our sales and fulfilled almost 90% of our sales. Although our products are designed for turnkey deployment, they are highly customizable, which allows our channel partners to provide a variety of value added services to our customers. We employ a direct touch sales organization to work closely with our channel partners on customer outreach efforts and a channel overlay organization to manage our channel partners. As of September 30, 2011, our network of channel partners included more than 350 resellers and distributors worldwide. We work with many global channel partners, such as Dimension Data plc and Wipro Limited, and leading security value added resellers, including Accuvant, Inc., FishNet Security, Inc. and Integralis AG. Our MSSP partners include some of the largest hosting companies including Rackspace Hosting, Inc., Savvis, Inc. (which recently agreed to be acquired by CenturyLink, Inc.) and Dell, Inc. (formerly SecureWorks, Inc.).

Sales

We support the sales of our products and services with a team of experienced channel account managers, sales professionals and sales engineers who provide business planning, joint marketing strategy, and pre-sales and operational sales support. Our overlay channel team is responsible for managing relationships with our resellers, MSSPs and distributors. Our sales professionals are responsible for assisting channel partners in gaining and supporting key customer accounts and acting as liaisons between the end customers and our marketing and product development organizations. Our sales professionals and sales engineers typically work alongside our channel partners and directly engage with customers to address their unique security and deployment requirements. We also have an inside sales team that is principally focused on lead generation for our reseller partners and regional sales professionals.

To support our broadly dispersed global channel and customer base, we have, as of September 30, 2011, sales personnel in 20 countries. We plan to invest in our sales organization to support the growth of our channel partners.

Marketing

Our marketing strategy is focused on building our brand and driving customer demand for our security solutions. We execute this strategy by leveraging a combination of internal marketing professionals and a network of regional and global channel partners. Our internal marketing organization is responsible for branding, and product marketing and works with our business operations team to support channel marketing and sales support programs. We focus our resources on programs, tools and activities that can be leveraged by partners worldwide to extend our marketing reach, such as sales tools and collateral, information regarding product awards and technical certifications, training, regional seminars and conferences, webinars and various other demand-generation activities. Our marketing efforts also include public relations and our web site, including our data security blog.

Research and Development

Our research and development efforts are focused primarily on improving and enhancing our existing data security products and services, as well as developing new products, features, and functionality and conducting advanced security research. We conduct our research and development activities in Israel, and we believe this provides us with access to some of the best engineering talent in the security industry. As of September 30, 2011, we had 134 employees dedicated to research and development, including our advanced security research group, the ADC.

When considering product improvements and enhancements, we communicate with our customers and partners who provide significant feedback for product development and innovation. We regularly release new versions of our products incorporating these improvements and enhancements. Our research and development team works with our customer support group to resolve escalated support issues by providing consultation, bug fixes and patches. Our research and development team also provides technical assistance to our other departments, including to our sales team by overseeing product pilots for potential customers.

In addition to enhancing our products and services, our research and development organization is made up of our engineering team and our advanced security research group, the ADC. We believe our ADC is an important differentiator for us in the security marketplace. Our ADC team performs security analysis, tracks hackers and trends in the hacker community and undertakes vulnerability discovery, in addition to providing us with regulatory compliance expertise. ADC research combines extensive lab work with hands-on testing in real world environments to ensure that our products, through advanced data security technology, deliver up-to-date threat protection and leading compliance automation. Our ADC has discovered numerous commercial application vulnerabilities and has issued numerous security advisories, providing insight into both published and unpublished security threats to help commercial application and database vendors and security professionals. Our ADC’s “Hacker Intelligence Initiative” focuses on improving risk management by tracking hackers, developments in attack techniques and potential targets in known hacker forums and chat rooms. The ADC’s research is also the foundation for many of our solution’s features and services, including attack signature updates, database vulnerability assessments and pre-defined compliance reports. We deliver automated feeds from our ADC to our products in the field to ensure that our customers are always armed with the latest defenses against new threats, and the most recent regulatory compliance best practices.

Our research and development expense was $8.6 million, $10.5 million and $13.2 million in 2008, 2009 and 2010, respectively, and $12.9 million during the nine months ended September 30, 2011.

Intellectual Property

To protect our intellectual property, both domestically and abroad, we rely primarily on patent, trademark, copyright and trade secret laws. As of September 30, 2011, we had four issued patents and nine pending patent applications in the United States. The claims for which we have sought patent protection relate primarily to methods, computer programs, devices and systems we have developed for our products. We also license software from third parties for integration into our products, including open source software and other software available on commercially reasonable terms.

Despite our efforts to protect our proprietary technologies and our intellectual property rights, unauthorized parties may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our proprietary information and proprietary technology. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our intellectual property or technology. We cannot assure you that the steps taken by us will prevent misappropriation of our trade secrets or technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.

Our industry is characterized by the existence of a large number of relevant patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the security industry have extensive patent portfolios. From time to time, third parties, including certain of these leading companies, have asserted and may assert patent, copyright, trademark and other intellectual property rights against us, our channel partners or our customers. Successful claims of infringement by a third party could prevent us from distributing certain products or performing certain services or require us to pay substantial damages (including treble damages if we are found to have willfully infringed patents or copyrights), royalties or other fees. Such claims also could require us to cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others, or to expend additional development resources to attempt to redesign our products or services or otherwise to develop non-infringing technology; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights; and to indemnify our partners and other third parties. Even if third parties may offer a license to their technology, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, operating results or financial condition to be materially and adversely affected. We typically indemnify our customers and distributors against claims that our products infringe the intellectual property of third parties.

Manufacturing and Suppliers

Our security hardware appliance products are manufactured to our specifications by Caswell, Inc., a Taiwanese original design manufacturer of network appliance hardware products. We have entered into non-exclusive contracts to purchase these hardware appliances from American Portwell Technology, Inc. (a wholly owned subsidiary of Portwell, Inc.), and Dan-el Technologies Ltd., which are value-added distributors of products manufactured by Caswell, Inc. These contracts will remain in effect until terminated by either party. Such contracts are terminable by us for any reason upon six months notice, by the value-added distributors upon nine months notice or by either party for an uncured material breach. We provide the value-added distributors with rolling product demand forecasts, but our contracts contain no obligation for us to purchase any minimum amount of products. We submit purchase orders to these value-added distributors that describe the types and quantities of our products to be manufactured, the delivery dates and other delivery terms. Our value-added distributors receive the hardware appliances from the manufacturer and configure and install our proprietary software on the appliances and then undertake quality testing at their fulfillment centers. Our value-added distributors then ship our appliances directly to our distributors, resellers or customers or our logistic partner, Base Logistics BV. We hold inventory in our value-added distributors’ fulfillment centers and in our logistic partner’s warehouses, in anticipation of orders for new appliances and to support our advance replacement program with new and repaired appliances. In addition, our contracts with these value-added distributors govern their use of our intellectual property and allocate the responsibilities for warranty repair, out of warranty repair and replacement costs with respect to damaged and defective products. We believe that having third parties manufacture, configure and test our products and provide a substantial portion of our logistics enables us to efficiently allocate capital, better adjust manufacturing volumes to meet changes in demand and more quickly deliver products, allowing us to focus resources on our core competencies.

The hardware components included in our products are sourced from various suppliers by our manufacturer and are principally industry standard parts and components that are available from multiple vendors. We have limited sources of supply for certain key components of our products, such as semiconductors, printed circuit boards and hard disk drives, which exposes us to the risk of component shortages or unavailability. For more information on risks related to product manufacturing and availability of components, see the section entitled “Risk Factors–Risks Related to Our Business–Delays or interruptions in the manufacturing and delivery of SecureSphere appliances by our sole source manufacturer may harm our business.”

Competition

The market for data security solutions is intensely competitive and we expect competition to increase in the future. Our primary competitors by product area include:

•

Database security.    International Business Machines Corporation (through its acquisition of Guardium, Inc.), McAfee, Inc., a subsidiary of Intel Corporation (through its recent acquisition of Sentrigo, Inc.) and Oracle Corporation (through its acquisition of Secerno Ltd.)

•	File security. EMC Corporation and Symantec Corporation

•	Web application security. Citrix Systems, Inc. and F5 Networks, Inc.

We believe that the principal competitive factors affecting the market for data security solutions include breadth of product offerings, security effectiveness, manageability, reporting, technical features, performance, ease of use, price, professional services capabilities, distribution relationships and customer service and support. We believe that our solutions generally compete favorably with respect to such factors.

Properties

Our corporate headquarters are located in Redwood Shores, California in an office consisting of approximately 26,000 sq. ft. The lease for this office expires in March 2014. Our office in Tel Aviv, Israel, where we employ our research and development team, consists of approximately 4,100 sq. meters (approximately 44,000 sq. ft.) and the lease for this office begins to expire for portions of this office in December 2013. We also lease sales offices in Japan, New York and Singapore. We believe that our facilities are suitable to meet our needs for the foreseeable future; however, we will continue to seek additional space as needed to accommodate our growth.

Employees

As of September 30, 2011, our total headcount was 375 employees, with 134 in research and development, 140 in sales and marketing, 49 in services and support, 4 in manufacturing operations and 48 in a general and administrative capacity. As of September 30, 2011, our headcount was 152 people in the United States, 183 in Israel and 40 in other countries. None of our employees is represented by a labor union with respect to his or her employment with us. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material litigation, however, we have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. In May 2010, F5 Networks, Inc., an IT infrastructure company that competes with us in the web application firewall market, filed a lawsuit against us alleging patent infringement. In June 2010, we filed a counterclaim alleging patent infringement by F5 Networks, Inc. In February 2011, we entered into a settlement and license agreement with F5 Networks, Inc., which dismissed the litigation. Future litigation may be necessary to defend ourselves, our channel partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages as of September 30, 2011.

Name	Age	Position
Shlomo Kramer	45	President, Chief Executive Officer and Director

Terrence J. Schmid	47	Chief Financial Officer and Treasurer

Amichai Shulman	42	Chief Technology Officer

Jason Forget	38	Vice President, Business Operations

Prashant K. Karnik	55	Vice President, Worldwide Client Services

Mark E. Kraynak	38	Vice President, Worldwide Marketing

Trâm T. Phi	41	Vice President and General Counsel

Ralph Pisani	41	Vice President, Worldwide Sales

Yaniv Shaya	41	Vice President, Engineering

Michael Boodaei	39	Director

Asheem Chandna(3)	47	Director

Theresia Gouw Ranzetta(1)(3)	43	Director

Steven Krausz(1)(2)	56	Director

Albert A. Pimentel(2)	56	Director

Frank Slootman(3)	52	Director

David N. Strohm(2)	63	Director

(1)	Member of nominating and corporate governance committee.
(2)	Member of audit committee.
(3)	Member of compensation committee.

Shlomo Kramer is our co-founder and has served as chairman of the board of directors since our inception in April 2002 and as our President and Chief Executive Officer since May 2002. Mr. Kramer has also served as a member of the board of directors of our majority owned subsidiary, Incapsula, Inc., since 2009. Prior to founding Imperva, Mr. Kramer co-founded Check Point Software Technologies Ltd., an enterprise security software company, in 1993, where he held various executive roles through 1998 and served as a member of the board of directors through 2003. Mr. Kramer is also an active investor and current board member of a number of privately held companies in the security and enterprise software industries. Mr. Kramer holds a B.S. in mathematics and computer science from Tel Aviv University and an M.S. in computer science from Hebrew University of Jerusalem.

The board of directors believes that Mr. Kramer possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer, one of our founders, and a large stockholder. The board of directors also believes that Mr. Kramer brings historical knowledge, operational expertise and continuity to the board of directors.

Terrence J. Schmid has served as our Chief Financial Officer and Treasurer since November 2010. Prior to that, from April 2009 to November 2010, Mr. Schmid was the Chief Financial Officer for Coremetrics, Inc. (acquired by IBM), a provider of marketing optimization software. From November 2006 to April 2009, Mr. Schmid was the Executive Vice President and Chief Financial Officer for Enterasys

Networks, Inc., a provider of wired and wireless infrastructure and security solutions. Mr. Schmid holds a B.A. in economics from the University of San Francisco and an M.B.A. from Duke University.

Amichai Shulman is our co-founder and has served as the Chief Technology Officer of Imperva Ltd., our Israeli subsidiary, since May 2002. Mr. Shulman has also served as our Secretary from May 2002 to October 2010. Prior to founding Imperva, from 2000 to 2002, Mr. Shulman was a founder and Chief Technology Officer of eDvice Security Services Ltd., an application and database security consulting group. Mr. Shulman holds a B.Sc. and an M.S. in computer science from Technion, Israel Institute of Technology where he currently serves as an adjunct faculty member in the Computer Science department.

Jason Forget has served as our Vice President, Business Operations since July 2010. Prior to that, he served as our Vice President, Field Operations from January 2010 to July 2010; our Vice President, Corporate Sales from January 2009 to January 2010; our Senior Director, Sales Operations from January 2008 to January 2009 and our Director, Sales Operations from May 2006 to January 2008. Mr. Forget holds a B.S. in finance and marketing from Northeastern University and an M.B.A. from Bentley College.

Prashant K. Karnik has served as our Vice President, Worldwide Client Services since February 2011. Prior to that, from June 2010 to February 2011, Mr. Karnik was an independent management consultant for InfoGain Corporation, where he advised the chief executive officer and the executive team in matters of global strategy and solutions in cloud computing and mobility. From August 2006 through May 2010, Mr. Karnik served as Senior Vice President and General Manager for Chordiant, Inc. (acquired by Pegasystems Inc.), a global customer relationship management solution provider. From June 2005 to August 2006, Mr. Karnik was Senior Vice President, Worldwide Professional Services and Offshore Operations at Dorado, Inc., a solution provider for the mortgage industry. Mr. Karnik holds a B.S. in mechanical engineering from National Institute of Technology, India, an M.S. in industrial engineering and operations research from Rutgers University and an M.B.A. from Southern New Hampshire University.

Mark E. Kraynak has served as our Vice President, Worldwide Marketing since December 2008. Prior to that, he served as our Senior Director, Strategic Marketing from July 2007 to December 2008; Director, Product Marketing from September 2004 to July 2007 and Senior Product Marketing Manager from June 2004 to September 2004. Mr. Kraynak has also served as a director of our subsidiary, Incapsula, Inc., since November 2009. Mr. Kraynak holds a B.Sc. in electrical engineering and a B.A. in English from Duke University and an M.F.A. in Literature from American University.

Trâm T. Phi has served as our Vice President, General Counsel and Corporate Secretary since August 2011. Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions, from January 2006 to August 2011. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. From 1995 to September 2002, she was an associate at Fenwick & West LLP, a high technology law firm. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Ralph Pisani has served as our Vice President, Worldwide Sales since July 2010. Prior to that, he served as our Vice President, Americas Sales from January 2009 to July 2010 and as our Vice President, North American East Sales from February 2008 to January 2009. From August 2006 to February 2008, Mr. Pisani was the Vice President, OEM Sales for Secure Computing Corporation (acquired by McAfee, Inc.), a provider of computer security appliances. From December 2003 to

August 2006, Mr. Pisani served as the Vice President of Channel and Business Development and then as Vice President of Sales, East Region for CipherTrust, Inc., an email security company (acquired by Secure Computing Corporation). Mr. Pisani holds a B.A. in business from Bentley College.

Yaniv Shaya has served as the Vice President, Engineering of Imperva, Ltd., our Israeli subsidiary, since August 2009. Prior to that, from April 2005 to August 2009, Mr. Shaya was a Director of Research and Development for Mercury Interactive Corp. (acquired by Hewlett-Packard Company), an IT management software and services company. Mr. Shaya holds a B.Sc. in electrical engineering from Technion, Israel Institute of Technology and an M.B.A. from Tel Aviv University.

Michael Boodaei is our co-founder and has served as a member of our board of directors since our inception in April 2002. Beginning in July 2006 through the present, Mr. Boodaei has been the co-founder and Chief Executive Officer of Trusteer, Inc., a provider of secure web access services. Previously, Mr. Boodaei served as our Vice President, Europe, Middle East and Africa Sales and Vice President, Product Management from January 2005 to July 2006 and from April 2002 to January 2005, respectively. Prior to that, from 2000 to 2002, Mr. Boodaei was the founder and Chief Executive Officer of eDvice Security Services Ltd., an application and database security consulting group. Mr. Boodaei holds a B.Sc. in computer engineering from Technion, Israel Institute of Technology and an M.B.A. from Ben-Gurion University.

The board of directors believes that Mr. Boodaei possesses specific attributes that qualify him to serve as a director, including his long history with Imperva, his extensive experience in the internet security industry and his deep expertise in security technologies.

Asheem Chandna has served as a member of our board of directors since July 2003. Currently, Mr. Chandna is a Partner at Greylock Partners, where he focuses on investments in enterprise IT, including security products. Mr. Chandna currently also serves as a board member of several privately held companies that are portfolio companies of Greylock Partners. From April 2003 to October 2009, Mr. Chandna was a director of Sourcefire, Inc. Prior to Greylock Partners, Mr. Chandna was Vice President, Business Development and Product Management for Check Point Software Technologies Ltd. from 1996 to 2002. Mr. Chandna holds a B.S. and an M.S. in electrical and computer engineering from Case Western Reserve University.

The board of directors believes that Mr. Chandna possesses specific attributes that qualify him to serve as a director, including his specific professional experience with security products while at Check Point Software Technologies Ltd. as well as his extensive background with enterprise IT companies, and public and private company board member experience.

Theresia Gouw Ranzetta has served as a member of our board of directors since May 2002. Currently, Ms. Ranzetta is a Partner at Accel Partners, which she joined in 1999, where she focuses on software investments, with a specific interest in social commerce, vertical media, security and consumer internet/mobile applications. Ms. Ranzetta currently also serves as a board member of various software and technology companies that are portfolio companies of Accel Partners, as well as the National Venture Capital Association. Ms. Ranzetta holds a Sc.B. in engineering from Brown University and an M.B.A. from Stanford University.

The board of directors believes that Ms. Ranzetta possesses specific attributes that qualify her to serve as a director, including her substantial experience in the software and technology industry as an investment professional, an executive and a member of the boards of directors of other companies in such industries.

Steven Krausz has served as a member of our board of directors since May 2003. Currently, Mr. Krausz is a Managing Member at U.S. Venture Partners, which he joined in 1985, where he specializes in communications, internet infrastructure, networking and enterprise software investments. Mr. Krausz currently also serves on the board of directors of several portfolio companies of U.S. Venture Partners, the Western Association of Venture Capitalists, the World Affairs Council and the Stanford GSB Trust. Mr. Krausz was also a director of Occam Networks, Inc., from 2000 until its acquisition by Calix, Inc. in February 2011. He is also a former board member and treasurer of the National Venture Capital Association. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

The board of directors believes that Mr. Krausz possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional and director of various companies in the industry, as well as his technical expertise.

Albert A. Pimentel has served as a member of our board of directors since June 2010. Currently, Mr. Pimentel is Executive Vice President, Chief Sales and Marketing Officer for Seagate Technology PLC, one of the world’s largest manufacturers of storage devices. From March 2009 until April 2011, Mr. Pimentel served on Seagate Technology PLC’s board of directors. Mr. Pimentel has served as a member of the board of directors of Xilinx Corporation since August 2010. From May 2008 to August 2010, Mr. Pimentel also served as the Chief Operating Officer and Chief Financial Officer for McAfee, Inc., a leading company in the field of consumer and enterprise digital security products. From October 2004 to April 2008, Mr. Pimentel was the Executive Vice President and Chief Financial Officer for Glu Mobile, Inc., a global publisher of mobile games. From September 2003 to April 2004, Mr. Pimentel was the Executive Vice President and Chief Financial Officer of Zone Labs, Inc., a provider of end-point security software which was acquired by Check Point Software Technologies Ltd. in March 2004. From 2001 to 2003, Mr. Pimentel was a partner with Redpoint Ventures. Mr. Pimentel holds a B.S. in commerce from Santa Clara University.

The board of directors believes that Mr. Pimentel possesses specific attributes that qualify him to serve as a director, including his extensive industry experience and financial and operational expertise.

Frank Slootman has served as a member of our board of directors since August 2011. Mr. Slootman currently is, and has been since May 2011, the President and Chief Executive Officer of Service-Now.com, a provider of a comprehensive suite of cloud-based services for enterprise IT management. Prior to Service-Now.com, from August 2009 to December 2010, Mr. Slootman was Executive Vice President for EMC Corporation. Before that, from July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., and as one of its directors from July 2003 to July 2009. Mr. Slootman holds undergraduate and graduate degrees in economics from Erasmus University in Holland.

The board of directors believes that Mr. Slootman possesses specific attributes that qualify him to serve as a director, including his specific professional experience with enterprise software technologies while at Service-Now.com, EMC Corporation and Data Domain, Inc.

David N. Strohm has served as a member of our board of directors since August 2011. Mr. Strohm has been affiliated with Greylock Partners since 1980, where he has served as a Partner since January 2001, and previously served as a General Partner from 1983 to 2001. Mr. Strohm currently also serves as a director of EMC Corporation, where he has served since 2003, VMware, Inc., where he has served since 2007, and several private companies. Mr. Strohm was previously a director of DoubleClick, Inc. from 1997 to 2005, Internet Security Systems, Inc. from 1996 to 2006, and SuccessFactors, Inc. from 2001 to November 2010. Mr. Strohm holds a B.A. from Dartmouth College and an M.B.A from Harvard Business School.

The board of directors believes that Mr. Strohm possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional in the industry and as a director of various companies, many of which are publicly traded.

Board Composition

Upon completion of this offering, our board of directors will consist of eight directors, six of whom will qualify as “independent” directors according to the rules and regulations of the New York Stock Exchange. Our restated certificate of incorporation, which will be effective upon the completion of this offering, will provide for a classified board of directors divided into three classes with members of each class of directors serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. Mr. Boodaei, Mr. Chandna and Mr. Krausz have been designated Class I directors whose term will expire at the first annual meeting of stockholders following the closing of this offering. Ms. Ranzetta, Mr. Slootman and Mr. Strohm have been designated Class II directors whose term will expire at the second annual meeting of stockholders following the closing of this offering. Mr. Kramer and Mr. Pimentel have been designated Class III directors whose term will expire at the third annual meeting of stockholders following the closing of this offering.

Our restated certificate of incorporation will also provide that that the number of authorized directors will be determined from time to time by resolution of a majority of the total authorized number of directors and any vacancies in our board and newly created directorships may be filled only by a majority of the directors then in office, unless otherwise determined by the board to be filled by stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors. These provisions and the classification of our board of directors may have the effect of delaying or preventing changes in the control or management of Imperva.

Each of our directors currently serves on our board of directors pursuant to a voting agreement, which will terminate upon the closing of this offering. There are no family relationships among any of our directors or executive officers.

Our board of directors has considered the relationships of all directors and, where applicable, the transactions involving them described below under “Certain Relationships and Related Person Transactions,” and determined that each of them does not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each non-employee director qualifies as an independent director under the applicable rules of the New York Stock Exchange.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of our board of directors and all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee

Upon completion of this offering, our audit committee shall consist of Mr. Krausz, Mr. Pimentel and Mr. Strohm, with Mr. Pimentel chairing the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our board has determined that Mr. Pimentel is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Mr. Krausz, Mr. Pimentel and Mr. Strohm are independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange. The audit committee will operate under a written charter that will satisfy the applicable standards of the SEC and the New York Stock Exchange.

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

Upon completion of this offering, our compensation committee shall consist of Mr. Chandna, Ms. Ranzetta and Mr. Slootman, with Mr. Slootman chairing the compensation committee. All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC, the New York Stock Exchange and the Internal Revenue Code.

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	recommending to the board the compensation of all our other officers;

•	overseeing and administering our incentive-based compensation and equity plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee shall consist of Mr. Krausz and Ms. Ranzetta, with Ms. Ranzetta chairing the nominating and corporate governance committee. All of the members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and the New York Stock Exchange.

The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for selecting board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board, its committees and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the Company. None of the members of the compensation committee has formerly been an officer of the Company. Mr. Kramer, our President and Chief Executive Officer, serves as a member of the board of directors of Trusteer, Inc., and Mr. Boodaei, the Chief Executive Officer of Trusteer, Inc. serves on our board of directors. Except as disclosed in the preceding sentence, none of the executive officers of the Company serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Shlomo Kramer, our President and Chief Executive Officer (our “CEO”);

•	Terrence J. Schmid, our Chief Financial Officer and Treasurer (our “CFO”);

•	Sunil Nagdev, our former Vice President, Worldwide Services;

•	Jason Forget, our Vice President, Business Operations; and

•	Ralph Pisani, our Vice President, Worldwide Sales.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our board of directors (the “Board”) arrived at the specific compensation policies and decisions involving our executive officers during 2010.

Mr. Nagdev resigned his position and terminated his employment with the Company on January 6, 2011.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need to attract a highly talented and seasoned team of technical, sales, marketing, operations and other business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefits packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

In prior years, we have oriented our executive compensation program to:

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provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage the growth of our Company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executive officers and the interests of our stockholders;

•	reinforce a culture of ownership, excellence and responsiveness; and

•	offer total compensation that we believe to be competitive and fair based on our understanding of the markets in which we compete for talent.

As we have grown and begun to transition to public company status, we have refined our executive compensation philosophy and objectives and now observe the following additional principles in formulating our compensation policies and making compensation decisions:

•	use short-term and long-term incentives to create a direct and meaningful link between Company business results, individual performance and rewards;

•	provide for significant differentiation in compensation opportunities for performance that is below, at and above target levels;

•	ensure that all employees have the opportunity to share in the success we create;

•	provide equity awards that reflect potential contributions as measured by position and expertise;

•	ensure that compensation plans and arrangements are simple to communicate and understand; and

•	ensure that compensation plans and arrangements are flexible to allow for adjustments for changing economic circumstances and affordability considerations.

Compensation Program Design

To date, the compensation of our executive officers, including the named executive officers, has typically consisted of base salary, a cash bonus opportunity and equity compensation in the form of stock options and restricted stock awards. In addition, executive officers resident in Israel also receive the customary benefits payable to Israeli executives, including managers’ insurance (“bituach minahalim”), an advanced study fund (“keren hishtalmut”), vacation and sick leave, recreation pay (“dmei havraa”) and use of an automobile. Of these components, only base salary is fixed. The other components generally are variable based on the performance of both the Company and the individual executive officer, measured against specific objectives that are determined in advance. The benefits payable to our Israeli executive officers generally are set according to local custom.

The key component of our executive compensation program has been equity awards in the form of stock options to purchase shares of our common stock. As a privately-held company, we have emphasized the use of equity to incent our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. In prior years, we have used stock options as our primary equity award vehicle. Going forward, we may use stock options, restricted stock units and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.

We also offer cash compensation in the form of base salaries and cash bonuses that we believe appropriately recognize and reward our executive officers for their individual contributions to our business. Typically, the determination of bonus payouts has been made by the Board (in the case of our CEO) or the CEO (in the case of our other executive officers) on a discretionary basis based on an evaluation of our financial and operational results as well as each executive officer’s performance against his individual performance objectives.

When determining our compensation policies and practices, the Board considers various matters relative to the development of a compensation program that the Board believes is reasonable and prudent, including whether the policies and practices are reasonably likely to have a material adverse effect on the Company. We believe that the mix and design of our executive compensation policies and practices do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on the Company for the following reasons: we offer an appropriate balance of short-term and long-term incentives and fixed and variable amounts, our variable compensation is based on a balanced mix of criteria, and the Board has the authority to adjust variable compensation as appropriate.

Compensation-Setting Process

Role of the Board and Compensation Committee

The initial compensation arrangements with our executive officers, including the named executive officers, have been determined in negotiations with each individual executive when he joined the Company. Typically, the Board or our CEO have been responsible for negotiating these arrangements.

Following the completion of these arrangements, the Board has been responsible for overseeing, determining and approving the compensation of our CEO and our CEO has been responsible for determining the compensation of our other executive officers. Once we are a publicly-traded company, the Compensation Committee of the Board (the “Committee”) will assume responsibility for overseeing our executive compensation program and will approve the compensation of our CEO and will recommend for approval to the independent members of the Board the compensation of our executive officers.

Typically, in the first quarter of each year, the Board would review the compensation of our CEO. At that time, the Board would also evaluate the performance of the Company and the CEO’s contribution thereto to determine whether to pay him a cash bonus for the previous year and, if so, the amount of any such bonus.

Going forward, the Committee intends to review our executive compensation program on an annual basis, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes, and recommend to the Board any modifications or new plans or programs.

Role of Senior Management

In prior years, our CEO has been responsible for determining the compensation of our other executive officers, including the other named executive officers. Our CEO has typically sought the input of our Board when discussing the performance of and compensation for our other executive officers. In this regard, our CEO has reviewed the performance of the other executive officers, including the other named executive officers, quarterly and was able to consult with the Board on his conclusions and recommendations as to their compensation, including base salary adjustments, cash bonus payouts and stock option awards.

The Board and our CEO have also coordinated with our CFO and human resources department in evaluating the financial, accounting, tax and retention implications of our executive compensation plans and arrangements.

Role of Compensation Consultant

In July 2010, the Company engaged Compensia, Inc., a national compensation consulting firm, to review the compensation arrangements of our CEO and to evaluate the Company’s equity award grant practices. Subsequently, Compensia’s engagement was expanded to include a general review of non-executive employee compensation.

The Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In March 2011, Compensia was engaged by the Committee to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of the Committee.

The Committee has directed Compensia to review the process and data that the Board and our CEO have previously used for purposes of making executive officer and director compensation comparisons and to develop one or more groups of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of more formally ensuring that the compensation we offer to our executive officers is competitive and fair.

In the future, we expect that the Committee, as part of its annual review of our executive officers’ compensation, will instruct its executive compensation advisor to analyze our executive compensation program to ensure that it remains properly aligned with our ongoing business strategy and that the pay mix and levels are competitive with current market practices.

Executive Compensation Program Elements

The following describes each element of our executive compensation program the rationale for each, and how compensation amounts and awards are determined.

Base Salary

To obtain the skills and experience that we believed were necessary to lead our growth, most of our executive officers, including the named executive officers, have been either founders of the Company or hired from larger organizations. Generally, their initial base salaries were established through arm’s-length negotiation at the time the individual executive officer was hired, taking into account their qualifications, experience and prior salary level.

Following the determination of these initial amounts, the Board, in the case of our CEO, and our CEO, in the case of our other executive officers, have conducted an annual review of each executive officer’s base salary, and made adjustments as it or he determined to be reasonable and necessary to reflect the scope of the applicable executive officer’s individual contributions and responsibilities, position in the case of a promotion and market conditions.

In connection with taking on the management of operations of the Company in July 2010, Mr. Forget’s base salary was increased from $175,000 to $185,000. In addition, in connection with taking on management of global sales in July 2010, Mr. Pisani’s base salary was increased from $150,000 to $165,000. No other adjustments were made to the 2010 base salaries of our named executive officers.

The base salaries paid to the named executive officers during 2010 are set forth in the Summary Compensation Table below.

Annual Cash Bonuses

We use cash bonuses to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. The initial cash bonus opportunities for our executive officers, including the named executive officers, were established through arm’s-length negotiation at the time each individual executive officer was hired, taking into account his qualifications, experience and prior compensation level. In subsequent years, the cash bonus opportunities of our executive officers have been determined at the beginning of each year by the Board or our CEO, as applicable, taking into account each executive officer’s current position, expected contributions for the current year, internal equity and market conditions. Such determination also took into consideration past performance, including the actual performance with respect to an executive officer’s achievement of any performance targets to the extent applicable, as described below.

In 2010, the cash bonus opportunities for the named executive officers were as follows:

Shlomo Kramer

Our CEO’s cash bonus opportunity was established by the Board in connection with the negotiation and execution of his employment transition letter dated September 29, 2010 (which is described in more detail below). His target cash bonus opportunity for 2010 was set at $250,000 and was payable in the sole discretion of the Board based on its evaluation of the Company’s overall financial and operational performance for the year.

Terrence J. Schmid

Our CFO’s cash bonus opportunity was established in connection with the negotiation and execution of his employment offer letter dated August 16, 2010 (which is described in more detail below). Accordingly, his target cash bonus opportunity for 2010 was set at $62,500; one-half of which was based on the Company’s non-GAAP net income for the fourth quarter and one-half of which was based on customer bookings recorded for the fourth quarter as reflected in the Company’s annual operating plan. To the extent that the Company achieved its target non-GAAP net income and customer bookings targets for the fourth quarter, he would receive his target bonus. If either the target non-GAAP net income or customer bookings targets were not met, the applicable portion of his target bonus opportunity would be pro-rated for the percentage achievement with respect to that performance measure. The non-GAAP net income target for the fourth quarter and the customer bookings target were set at levels that were determined to be challenging to achieve. For these purposes, “non-GAAP net income” was to be calculated as GAAP net income for the quarter after reduction for the stock-compensation expense recorded for such quarter, and “customer bookings” meant customer purchase orders that were accepted by the Company after the satisfaction of all related contingencies.

Ralph Pisani

Mr. Pisani’s cash bonus opportunity was established by our CEO at the beginning of 2010 as part of the Company’s sales commission plan and was set at $150,000. In connection with his promotion to Vice President, Worldwide Sales in July 2010, his cash bonus opportunity was increased to $160,000. For the first half of 2010, 80% of his cash bonus opportunity was based on customer bookings, 10% of his cash bonus opportunity was based on maintenance and 10% of his cash bonus opportunity was based on profitability, while for the second half of 2010, 90% of his cash bonus opportunity was based on customer bookings and 10% of his cash bonus opportunity was based on profitability. For the first half of 2010, for achievement of up to 100% of target, Mr. Pisani would receive commissions of 0.29% of customer bookings and 0.17% of maintenance, for achievement between 100% and 110% of target, Mr. Pisani would receive commissions of 0.43% of customer bookings and 0.25% of maintenance and for achievement greater than 110% of target, Mr. Pisani would receive commissions of 0.58% of customer bookings and 0.34% of maintenance. For the second half of 2010, for achievement of up to 100% of target, Mr. Pisani would receive commissions of 0.20% of customer bookings, for achievement between 100% and 110% of target, Mr. Pisani would receive commissions of 0.30% of customer bookings and for achievement greater than 110%, Mr. Pisani would receive commissions of 0.40% of customer bookings. In addition, the commission plan provided for specific “escalators” that would increase the bonus amount payable if the number of customer bookings for the year exceeded the target set forth in the Company’s annual operating plan. Based on his performance in 2010 measured against the commission plan, none of the escalators were applied to increase the bonus amount payable. Mr. Pisani’s commission targets for 2010 were set at levels that were determined to be challenging to achieve. For these purposes, “profitability” was to be calculated by subtracting the cost of goods sold and the operating expenses from the Company’s revenue and “maintenance” means all maintenance renewals recorded.

Sunil Nagdev

Mr. Nagdev’s cash bonus opportunity was established in connection with the negotiation and execution of his employment offer letter dated April 3, 2008 (which is described in more detail below). Accordingly, his target cash bonus opportunity for 2010 was set at $115,000. His cash bonus opportunity was based on his performance against a series of several individual financial and operational performance objectives (“MBOs”). The MBOs were established and evaluated on a quarterly basis, and the MBOs and relative weighting assigned to each MBO varied on a quarterly basis. These MBOs included achieving the customer bookings targets and meeting the services budget, as well as other objectives including the successful development of a series of consulting resources, the maintenance of an effective customer support organization, and the implementation of customer certification platforms for our products.

Jason Forget

Mr. Forget’s cash bonus opportunity was established at the beginning of 2010 and was set at $65,000. For the first half of 2010, Mr. Forget participated in the Company’s sales commission plan. 90% of his cash bonus opportunity was based on customer bookings he recorded for the year and 10% was based on achieving profitability, in each case with targets set at levels that were determined to be challenging to achieve. For achievement of up to 100% of target, Mr. Forget would receive commissions of 0.08% of customer bookings, for achievement between 100% and 110% of target, Mr. Forget would receive commissions of 0.12% of customer bookings and for achievement greater than 110% of target, Mr. Forget would receive commissions of 0.16% of target. In July 2010, in connection with Mr. Forget taking on the management of operations of the Company, Mr. Forget’s cash bonus opportunity was increased by $10,000. In addition, for the second half of 2010, 63% of his cash bonus opportunity was based on customer bookings he recorded for the year, 10% was based on achieving profitability and 27% was based on his individual MBOs. For the second half of 2010, for achievement of up to 100% of target, Mr. Forget would receive commissions of 0.07% of customer bookings, for achievement between 100% and 110% of target, Mr. Forget would receive commissions of 0.10% of customer bookings and for achievement greater than 110% of target, Mr. Forget would receive commissions of 0.13% of customer bookings. The MBOs were established and evaluated on a quarterly basis, and the MBOs and relative weighting assigned to each MBO varied on a quarterly basis. The MBOs included the development of our sales management framework and a commission plan for the sales organization, and the successful launch of several sales-oriented initiatives.

2010 Bonus Decisions

The cash bonus for our CEO was determined after the end of the year in the sole discretion of the Board, and in the case of the other executive officers, by our CEO on a quarterly basis, based on the assessment of the Company’s financial and operational performance as set forth in our annual operating plan and, in the case of certain executive officers, the evaluation of such executive officer’s performance against his MBOs for the year.

While the decision to pay bonuses and any amounts payable are made in the sole discretion of the Board or our CEO, as applicable, the Board provided advice to our CEO on determining the amounts of any bonuses payable to our other executive officers (except for those cash bonuses earned under the sales commission plans described above), and the CEO made the final determinations on such bonuses, based on the actual performance of the other executive officers, as well as his evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

In March 2011, the Board evaluated the Company’s financial and operational performance for 2010 and the performance of our CEO for purposes of making bonus decisions. In the case of our CEO, the Board determined that the Company had achieved its principal financial objective for the year (which was measured on the basis of our 2010 non-GAAP net income) and its principal operational objective for the year (which was measured on the basis of customer bookings) and approved a bonus of $250,000.

In addition, our CEO assessed each executive officer’s contributions to the Company’s performance in order to determine the bonus payments for our other executive officers, including the other named executive officers. In the case of our CFO, our CEO determined that, during his time with the Company, he had made a significant contribution to the Company’s achievement of its principal financial and operational performance objectives for the fourth quarter and determined that he receive a bonus of $10,313, which was prorated from his target bonus of $62,500 to reflect the partial year he was employed by the Company. In the case of Mr. Nagdev, based on the performance of the Company and his actual performance with respect to his various MBOs, our CEO determined that he had achieved 100%, 95%, 93% and 91% with respect to each of his quarterly MBOs, respectively, earning quarterly cash bonuses in the aggregate amount of $108,963 for 2010. In the case of Mr. Forget, based on his actual performance under the commission plan for the first half of the year and based on his actual performance with respect to his various MBOs for the second half of 2010, our CEO determined that he had achieved 100% of his MBOs in the third quarter and 99% of his MBOs in the fourth quarter and that he receive, together with commissions earned under the commission plan, an aggregate cash bonus of $64,464. In the case of Mr. Pisani, based on his actual performance under the commission plan, he earned an aggregate cash bonus of $142,106.

The cash bonuses paid to the named executive officers for 2010 are set forth in the Summary Compensation Table below.

In November 2010, the Board approved the 2011 Executive Incentive Plan for our executive officers. This plan provides for both a quarterly component pursuant to which payouts may be made based on actual achievement against pre-established corporate and individual performance objectives and an annual component pursuant to which payouts may be made if the Company exceeds its internal targets for net income and bookings as reflected in the Company’s annual operating plan for 2011.

Following this offering, the Board intends to put in place a Senior Executive Incentive Bonus Plan that will provide a formal framework for the Company’s executive officer cash bonus plan.

Equity Compensation

We use equity awards to incent and reward our executives officers, including the named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders.

Historically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In making these awards, the Board has considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his former employer, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, the Board has periodically granted equity awards to our executive officers, including the named executive officers, to ensure that their overall equity position was consistent with our compensation objectives, including our objectives of aligning the interest of our executive officers and the interests of our stockholders and our objective of offering total compensation that we believe to be competitive and fair. The Board has not applied a rigid formula in determining the size of these stock option awards. In making these awards, the Board has exercised its judgment and discretion and considered, among other things, the Company’s financial and operational results, the role and responsibility of the executive officer, individual performance, his individual experience, skills, contributions and responsibilities, competitive factors, the amount of equity-based equity compensation already held by the executive officer, the cash compensation received by the executive officer and market conditions.

Historically, the Board has had responsibility for granting equity awards to our executive officers. Going forward, the Committee will be responsible for making recommendations of equity awards to our executive officers, which will be approved by our Board.

In February 2010, the Board approved stock option grants to our employees, including certain of our executive officers, in recognition of our financial and operational results and each executive officer’s individual performance for the preceding 12 months. These options were granted following a determination of the fair market value of our common stock. In determining the amount of each executive officer’s stock option grant, the Board took into consideration the factors described above, as well as internal equity and current market practice. At that time, the Board granted Messrs. Nagdev, Forget and Pisani stock options to purchase 12,500, 25,000 and 7,500 shares of our common stock, respectively, with these options scheduled to vest over four years.

In June 2010, the Board approved stock option grants to our employees, including certain of our executive officers, to meet its retention objectives with respect to these individuals. At that time, in connection with his promotion to Vice President, Worldwide Sales, the Board granted Mr. Pisani a stock option to purchase 30,000 shares of our common stock, with the option scheduled to vest over four years.

In September 2010, consistent with our practice in prior years, we sold Mr. Kramer shares of our common stock at its then-current fair market value in two separate restricted stock purchase transactions to secure his continued services as our President and Chief Executive Officer and to meet our retention objectives.

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In the first transaction, the Board agreed to sell and issue to Mr. Kramer 632,865 shares of our common stock at a purchase price of $3.30 per share, subject to a right of repurchase in favor of the Company that expires periodically over four years, and further subject to partial accelerated expiration of the right of repurchase in the event of a change in control of the Company and full accelerated expiration of the right of repurchase in the event of certain terminations of employment following a change in control of the Company.

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In the second transaction, the Board agreed to sell and issue to Mr. Kramer 210,954 shares of our common stock at a purchase price of $3.30 per share, subject to a right of repurchase in favor of the Company that expires after five years, and further subject to accelerated expiration of the right of repurchase in the event of a change in control of the Company or an initial public offering of our common stock in which the Company is valued at more than $500 million.

We chose to utilize a stock purchase structure instead of granting Mr. Kramer stock options because we believed that Mr. Kramer should have a direct and immediate ownership stake in the Company, coupled with an effective retention mechanism. The restricted stock purchase, along with the Company’s right of repurchase with respect to such shares that remain subject to vesting, achieved that objective while also enabling Mr. Kramer to commence the capital gains holding period for tax purposes on the date of the initial purchase of such shares. We included a right of repurchase in favor of the Company in Mr. Kramer’s stock purchase agreements as we view these arrangements as having a compensatory element. Similar to the vesting of stock options, the right of repurchase is a retention tool and allows the Company to repurchase unvested equity at the original purchase price should an employee leave the Company.

In November 2010, in connection with the hiring of Mr. Schmid as our CFO, the Board granted to Mr. Schmid a stock option to purchase 210,000 shares of our common stock, with the option scheduled to vest over four years.

The equity awards granted to the named executive officers during 2010 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer a portion of their current compensation subject to certain statutory limits, and contribute to the plan. We currently do not match any contributions made by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time employees in the country in which they are resident.

We believe that our employee benefits programs are affordable and competitive in relation to the market based on our understanding of the markets in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, or for recruitment and retention purposes. During 2010, we provided Mr. Kramer with a $25,000 relocation allowance. In addition, executive officers resident in Israel received the customary benefits payable to Israeli executives, including managers’ insurance (“bituach minahalim”), contributions to an advanced study fund (“keren hishtalmut”), vacation and sick leave, recreation pay (“dmei havraa”) and use of an automobile.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Agreements

While we do not have employment agreements with any of our named executive officers, the initial terms and conditions of employment of each of the named executive officers are set forth in a written employment offer letter (or, in the case of Mr. Kramer, employment transition letter). For a summary of the material terms and conditions of employment for the named executive officers, see “—Employment, Severance and Change in Control Agreements” below.

In retaining our executive officers, we recognized that it would be necessary to recruit candidates from outside our Company with the requisite experience and skills to manage a dynamic, growing business. In addition, the Board recognized that a competitive compensation package would have to contain a financial inducement sufficient to motivate the candidate to accept an employment offer over any competing offers. Accordingly, the Board sought to develop compensation packages that were sufficient to attract qualified candidates who could fill our most critical positions. At the same time, the Board was sensitive to the need to integrate new executive officers into our executive compensation structure, balancing both competitive and internal equity considerations.

Mr. Kramer’s Transition Agreement

In August 2010, in connection with his transition of employment from Imperva, Ltd. to the Company, we entered into an employment transition letter with Mr. Kramer setting forth the terms and conditions of his employment. These arrangements were reviewed and approved by the Board.

In effecting the transition of employment for Mr. Kramer, the Board approved an initial base salary of $250,000 for Mr. Kramer, as well as an initial target cash bonus opportunity of $250,000. In addition, the Company agreed to pay certain relocation costs associated with Mr. Kramer’s relocation from Israel to the United States. Other than these terms, Mr. Kramer’s employment is “at will” and for no specific period of time.

Mr. Schmid’s Offer Letter

In November 2010, Mr. Schmid was named Chief Financial Officer and Treasurer. Mr. Schmid’s employment offer letter sets forth the principal terms and conditions of his employment, including an initial base salary of $250,000, an initial target cash bonus opportunity of $62,500 (payable quarterly), and an initial stock option award to purchase 210,000 shares of our common stock (subject to accelerated vesting as described below). Other than these terms, Mr. Schmid’s employment is “at will” and for no specific period of time.

Post-Employment Compensation

Except as described in the following paragraph, we do not have any agreements or other arrangements with any of our executive officers that provide for payments or benefits in the event of a termination of employment or in connection with a change in control of the Company.

The restricted stock awards granted to Mr. Kramer and the stock option granted to Mr. Schmid provide for accelerated vesting of any outstanding and unvested portion of such awards in the event of a change in control of the Company and/or their termination of employment under specified circumstances following a change in control of the Company. We believe that these protections were necessary, in the case of Mr. Schmid, to induce him to forego other opportunities or leave his current employment for the uncertainty of a demanding position in a new and unfamiliar organization and, in the case of Mr. Kramer, to meet our retention objectives. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the named executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

Currently, we have not implemented a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including the named executive officers, and directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. On the other hand, annual cash bonuses will not be deductible unless paid on the basis of pre-established objective performance criteria, the satisfaction of which is certified after the end of the fiscal year and upon meeting certain other conditions.

As we are not currently publicly-traded, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during 2010 and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 ASC requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. After the completion of this offering, the Committee may consider the impact of ASC Topic 718 in connection with making equity-based awards.

Summary Compensation Table—2010

The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2010. We refer to these officers in this prospectus as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation ($)		Total ($)
Shlomo Kramer(3)	2010	$250,000	$1,643,845	—	$250,000	$62,351	(4)	$2,206,196
President, Chief Executive Officer, and Director

Terrence J. Schmid(5)	2010	$41,667	—	$377,076	$10,313	—		$429,056
Chief Financial Officer and Treasurer

Ralph Pisani	2010	$157,500	—	$44,943	$142,106	—		$344,549
Vice President, Worldwide Sales

Sunil Nagdev(6)	2010	$200,000	—	$11,078	$108,963	—		$320,041
Former Vice President, Worldwide Services

Jason Forget	2010	$180,000	—	$22,155	$64,464	—		$266,619
Vice President, Business Operations

(1)	This column reflects the aggregate grant date fair value of equity awards granted in 2010 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 13 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by the Company in determining the valuation of equity awards.

(2)	Represents cash incentive payments paid for performance in 2010.
(3)	$156,250 of Mr. Kramer’s base salary was paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2010 of US$1.00 to NIS 3.733. Mr Kramer purchased his stock awards at a price of $3.30 per share, the fair market value of the Company’s stock as determined by the Board on the grant date.
(4)	The amounts shown are comprised of relocation benefits from Israel to the U.S. in the amount of $25,000 and benefits associated with employment in Israel: employer contributions to a pension fund and statutory severance payments (“bituach minahalim”) in the amount of $20,829, tax reimbursement of such benefits in the amount of $2,797 and employer contributions to the education fund (“keren hishtalmut”) in the amount of $11,719. The amounts shown also include car-related expenses and payments associated with meals, telephone expenses and a holiday present. Other than the relocation benefits, the amount attributable to each such perquisite or benefit for Mr. Kramer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by him. With the exception of the $25,000 in relocation benefits, which were paid in U.S. dollars, such amounts were paid in Israeli shekels and converted to U.S. dollars for the purpose of this column, using the average exchange rate for 2010 of US$1.00 to NIS 3.733.
(5)	Mr. Schmid’s employment with the Company commenced on November 1, 2010 at an annual base salary of $250,000. Prior to his employment, no single individual served in the capacity of or performed the functions of chief financial officer of the Company.
(6)	Mr. Nagdev resigned in January 2011.

Grants of Plan-Based Awards—2010

The following table sets forth certain information with respect to equity grants awarded to our named executive officers for the year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Target ($)	Maximum ($)
Shlomo Kramer(3)	09/30/2010			210,954	—	$3.30	$465,070
	09/30/2010			632,865	—	$3.30	$1,178,774
		250,000	250,000

Terrence J. Schmid(3)	11/17/2010			—	210,000	$3.70	$377,076
		62,500	62,500

Ralph Pisani(4)	02/05/2010			—	7,500	$1.68	$6,561
	06/04/2010			—	30,000	$2.52	$38,382
		160,000	—

Sunil Nagdev(3)	02/05/2010			—	12,500	$1.68	$11,078
		115,000	115,000

Jason Forget(5)	02/05/2010			—	25,000	$1.68	$22,155
		75,000	—

(1)	Unless otherwise noted in the footnotes, these options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal quarterly installments over the next three years.
(2)	The grant date fair value of each equity award is computed in accordance with FASB ASC 718. Mr Kramer purchased his stock awards at a price of $3.30 per share, the fair market value of the Company’s stock as determined by the Board on the grant date, at the aggregate purchase price of $696,150 and $2,088,455, respectively.

(3)	The non-equity incentive plan with respect to Messrs. Kramer, Schmid and Nagdev does not have a threshold.
(4)	Mr. Pisani participates in a sales commission plan as described in more detail above in “—Executive Compensation Program Elements.” There is no maximum under his sales commission plan.
(5)	Mr. Forget participates in a sales commission plan as described in more detail above in “—Executive Compensation Program Elements.” There is no maximum under his sales commission plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2010 with respect to our named executive officers.

	Option awards						Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Shlomo Kramer	—		—		—	—	210,954	(3)	$780,530
	—		—		—	—	632,865	(4)	$2,341,601
	—		—		—	—	234,578	(5)	$867,939

Terrence J. Schmid	—		108,108	(6)	$3.70	11/17/2020	—		—
	—		101,892	(6)	$3.70	11/17/2020	—		—

Ralph Pisani	20,625		9,375	(7)	$1.64	05/29/2018	—		—
	6,562		8,437	(8)	$1.64	02/10/2019	—		—
	2,187		2,812	(9)	$1.64	08/06/2019	—		—
	—		7,500	(10)	$1.68	02/05/2020	—		—
	—		30,000	(11)	$2.52	06/04/2020	—		—

Sunil Nagdev(12)	70,312		42,187	(13)	$1.64	05/29/2018	—		—
	—		12,500	(10)	$1.68	02/05/2020	—		—

Jason Forget	5,625	(14)	—		$0.78	06/26/2016	—		—
	6,187		2,812	(15)	$1.06	02/06/2018	—		—
	7,656		9,843	(8)	$1.64	02/10/2019	—		—
	—		25,000	(10)	$1.68	02/05/2020	—		—

(1)	These options vest over four years as follows: 25% of the shares vest 1 year following the vesting commencement date (as noted below), with the remaining 75% vesting in equal quarterly installments over the next three years.
(2)	There was no public market for our common stock in 2010. The fair value of our common stock as of December 31, 2010 was $3.70 per share.
(3)	The Company’s right of repurchase with respect to these shares lapses after 60 months of continuous service after the vesting commencement date of September 30, 2010.
(4)	The Company’s right of repurchase with respect to 25% of these shares lapses after 12 months of continuous service after the vesting commencement date of May 1, 2010, with the remaining 75% lapsing in equal quarterly installments over the next three years.
(5)	The Company’s right of repurchase with respect to these shares lapses after 60 months of continuous service after the vesting commencement date of July 31, 2007.
(6)	The vesting commencement date of this option is November 1, 2010.
(7)	The vesting commencement date of this option is February 11, 2008.

(8)	The vesting commencement date of this option is January 1, 2009.
(9)	The vesting commencement date of this option is February 11, 2009.
(10)	The vesting commencement date of this option is January 1, 2010.
(11)	The vesting commencement date of this option is June 1, 2010.
(12)	On February 9, 2011, Mr. Nagdev exercised vested options to purchase 73,437 shares of common stock and the balance of his options were cancelled in connection with his termination.
(13)	The vesting commencement date of this option is April 8, 2008.
(14)	This option is fully vested.
(15)	The vesting commencement date of this option is February 6, 2008.

Option Exercises and Stock Vested—2010

There were no exercises of stock options or vesting of stock awards as of December 31, 2010 with respect to our named executive officers.

Stock and Benefit Plans

2003 Stock Plan

Our 2003 Stock Plan (the “2003 Stock Plan”), which amended and restated the 2002 Stock Plan adopted by our board of directors in June 2002, was adopted by our Board on February 24, 2003 and approved by our stockholders on May 22, 2003, and has most recently been amended on August 25, 2010. We have reserved 5,837,298 shares of our common stock for issuance under our 2003 Stock Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other changes in our capitalization.

Our 2003 Stock Plan is administered by our Board. Our Board has the authority to delegate full power and authority to one or more committees of the board to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award, subject to the provisions of the 2003 Stock Plan.

The 2003 Stock Plan permits us to make grants of incentive stock options and non-qualified stock options and the direct award or sale of shares of our common stock (including restricted common stock) to officers, employees, directors, consultants and other key persons. Stock options granted under the 2003 Stock Plan have a maximum term of ten years from the date of grant and incentive stock options have an exercise price of no less than the fair market value of our common stock on the date of grant. Upon a sale event in which all awards are not assumed or substituted by the successor entity, the 2003 Stock Plan and all stock options issued thereunder will be subject to either (1) accelerated vesting and full exercisability, followed by the cancellation of such options, or (2) settlement of their full value (whether or not then exercisable) in cash or cash equivalents, followed by the cancellation of such options.

All stock option awards that are granted to the named executive officers are covered by a stock option agreement. Generally, under the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years. Our Board may accelerate the vesting schedule in its discretion. We have not engaged in any option repricing or other modification to any of its outstanding equity awards during the fiscal year ended December 31, 2010.

Our Board has also adopted Appendix A to the 2003 Stock Plan (the “Israel Appendix”) to apply to grants made to our employees in Israel, the UK Sub-Plan of the 2003 Stock Plan (the “UK Sub-Plan”) to apply to grants made to our employees in the United Kingdom and the Addendum to the 2003 Stock Plan (the “French Addendum”) to apply to option grants made to our employees in France.

The Israel Appendix allows us to grant options to Israeli employees under the 2003 Stock Plan under similar terms to those in the 2003 Stock Plan, and such options may qualify for tax-favorable treatment pursuant to Section 102(b) of the 1961 Israeli Income Tax Ordinance [New Version] 1961. The UK Sub-Plan allows us to grant options to our UK employees under similar terms to those in the 2003 Stock Plan. The French Addendum allows us to grant options to French employees under the 2003 Stock Plan under similar terms to those in the 2003 Stock Plan, and such options may qualify for tax-favorable treatment under applicable French law.

Our Board has determined not to grant any further awards under the 2003 Stock Plan after the completion of the offering. We intend to adopt the 2011 Stock Option and Grant Plan to be effective upon the effectiveness of this registration statement, under which we expect to make all future awards.

2011 Stock Option and Incentive Plan

On September 9, 2011, the Board, upon the recommendation of the Committee, adopted the 2011 Stock Option and Incentive Plan (the “2011 Plan”), which was subsequently approved by the Company’s stockholders. The 2011 Plan will replace the 2003 Stock Plan, as the Board has determined not to make additional awards under that plan. The 2011 Plan provides flexibility to the Committee to use various equity-based incentive awards as compensation tools to motivate the Company’s workforce.

We have initially reserved 1,000,000 shares of our common stock for the issuance of awards under the 2011 Plan. In addition, any reserved but unissued shares under the 2003 Stock Plan will be added to the number of shares reserved for issuance under the 2011 Plan. The 2011 Plan also provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2012 and ending in 2015, by the lesser of 4% of the outstanding number of shares of common stock on the immediately preceding December 31 or such number of shares as determined by the Board. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2011 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2011 Plan or 2003 Stock Plan are added back to the shares of common stock available for issuance under the 2011 Plan.

The 2011 Plan will be administered by our Board or the Committee (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. Persons eligible to participate in the 2011 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion.

The 2011 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) non-qualified stock options. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised.

The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant.

The Administrator may award restricted shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. The Administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period.

The Administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Administrator shall determine.

The Administrator may grant equity-based bonuses under the 2011 Plan to participants. These bonuses may be payable in shares or cash and may be subject to the achievement of certain performance goals.

The 2011 Plan provides that, if we have a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will expire upon the closing of a change in control transaction. In the discretion of the Administrator, the vesting of these awards may be accelerated in connection with these types of transactions.

The 2011 Plan includes limitations intended to comply with Section 162(m) of the Code. For example, no participant in the 2011 Plan may be granted more than 500,000 shares in any calendar year, except that newly hired employees may be granted up to 1,000,000 shares in their year of hire.

No other awards may be granted under the 2011 Plan after the date that is ten years from the date of stockholder approval. No awards under the 2011 Plan have been made prior to the date hereof.

2011 Employee Stock Purchase Plan

On September 9, 2011, the Board, upon the recommendation of the Committee, adopted the 2011 Employee Stock Purchase Plan (the “ESPP”), which was subsequently approved by the Company’s stockholders. The ESPP is designed to enable eligible employees to purchase shares of our common stock periodically at a discount. Purchases will be accomplished through participation in discrete offering periods. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The ESPP will be effective at the same time as the registration statement for this offering.

We have initially reserved 500,000 shares of our common stock for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will increase automatically on January 1 of each of the first eight years commencing with 2012 by the number of shares equal to 1% of our total outstanding shares as of the immediately preceding December 31 (rounded to the nearest whole share). Our board of directors or compensation committee may reduce the amount of the increase in any particular year. No more than 20,000,000 shares of our common stock may be issued under the ESPP, and no other shares may be added to the ESPP without the approval of our stockholders.

The Board or the Committee will administer the ESPP. Our employees generally will be eligible to participate in the ESPP if they are employed by us, or a subsidiary or parent of ours that we designate,

and are regularly scheduled to work more than 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in the ESPP, will be ineligible to participate in the ESPP. We may impose additional restrictions on eligibility as well. Under the ESPP, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. We also have the right to amend or terminate the ESPP, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the ESPP. The ESPP will terminate on the tenth anniversary of the effective date (as set forth in the plan), unless it is terminated earlier by the Board.

When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period will have to enroll in a timely manner to purchase shares in that offering period. Once an employee is enrolled, his or her participation will be automatic in subsequent offering periods. Each offering period may run for no more than 24 months and consist of no more than 5 purchase periods. An employee’s participation will automatically end upon termination of employment for any reason.

No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), have a fair market value of more than $25,000, determined in accordance with Section 423 of the Code, for each calendar year in which that right is outstanding. In addition, no participant may purchase more than 10,000 shares in any offering period. The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on the first day of the offering period or the last trading day of the applicable purchase period within that offering period.

In the event of a change in control transaction, each outstanding right to purchase shares under the ESPP may be assumed or substituted by our successor. In the event that the successor refuses to assume or substitute the outstanding purchase rights, any offering periods that commenced prior to the closing of the proposed change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur on or prior to the closing of the proposed change in control.

401(k) Savings Plan

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We do not match any contributions made by any employees, including our named executive officers, pursuant to the plan.

Contributions to Israeli Employees

In 2010, we made contributions on behalf of Mr. Kramer to a retirement fund, a severance fund, and a continuing education fund, in each case, on the same basis as other Israeli employees. Since Mr. Kramer relocated to the United States in 2010, we will no longer continue to make these contributions.

Pension Benefits

None of our named executive officers participate in or have account balances in pension benefit plans sponsored by us.

Non-Qualified Defined Contribution and Other Non-Qualified Defined Compensation Plans

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Proprietary Information and Inventions Agreements

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employment, Severance and Change in Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we have entered into several change in control agreements and severance agreements with certain of our executive officers.

“Change in control” generally comports with the definition set forth in the 2003 Stock Plan (via incorporation by reference to such definition or otherwise), which is as follows: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Cause” generally means the employee’s (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) material breach of any agreement between the employee and the Company, (c) material failure to comply with the Company’s written policies or rules (d) conviction of, or the employee’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) continuing failure to perform assigned duties after receiving written notification of failure from the board of directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the employee’s cooperation. In the case of (b) and (f), “cause” will only exist if the employee has not cured the events described in (b) and (f) giving rise to “cause” within 20 days of written notice being provided.

“Involuntary termination” generally means either (a) involuntary discharge by the Company for reasons other than “cause” or (b) voluntary resignation following (i) a change in the employee’s position with the Company that materially reduces his/her level of authority or responsibility, (ii) a reduction in the employee’s base salary by more than 10% or (iii) receipt of notice that the employee’s principal workplace will be relocated more than 30 miles.

Shlomo Kramer

On August 16, 2010, we entered into an offer letter agreement with Shlomo Kramer, our President and Chief Executive Officer. Under this agreement, Mr. Kramer is entitled to three months notice prior to the Company’s termination of his employment. Mr. Kramer is entitled to regular salary payments during this notice period.

On September 30, 2010, we entered into a stock purchase agreement with Mr. Kramer, pursuant to which Mr. Kramer acquired 632,865 shares of the Company’s common stock. Under this agreement, if the Company is subject to a change in control before the termination of Mr. Kramer’s service, the Company’s right of repurchase on 50% of the shares of common stock still subject to repurchase under this agreement shall immediately lapse. Additionally, if Mr. Kramer is subject to an involuntary termination within 12 months of such change in control, the Company’s right of repurchase on 100% of the shares of such common stock still subject to repurchase under this agreement shall immediately lapse. In this agreement, the definition of “change in control” is as follows (via incorporation by reference to the term “liquidation event” in our amended and restated certificate of incorporation in effect prior to the closing of this offering): (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company, (D) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a change in control may be waived by the vote or written consent of the holders of 80% of the outstanding preferred stock (voting together as a single class and not as a separate series, and on an as-if converted basis).

On September 30, 2010, we entered into a stock purchase agreement with Mr. Kramer, pursuant to which Mr. Kramer acquired 210,954 shares of the Company’s common stock. Under this agreement, if the Company is subject to a change in control before the termination of Mr. Kramer’s service, the Company’s right of repurchase on 100% of the shares of such common stock still subject to repurchase under this agreement shall immediately lapse.

On July 7, 2007, we entered into a stock purchase agreement with Mr. Kramer, pursuant to which Mr. Kramer acquired 234,578 shares of the Company’s common stock. Under this agreement, if the Company is subject to a change in control or the Company undergoes its initial public offering, in either case before the termination of Mr. Kramer’s service, and the Company is valued at $500 million or more in such transaction, the Company’s right of repurchase on 100% of the shares of such common stock still subject to repurchase under this agreement shall immediately lapse.

Terrence J. Schmid

On September 29, 2010, we entered into an offer letter agreement with Mr. Schmid, our Chief Financial Officer. Under the offer letter agreement, if the Company is subject to a change in control before Mr. Schmid’s service with the Company terminates, 50% of the then unvested shares subject to his initial option grant shall immediately vest and become exercisable. Additionally, if Mr. Schmid is subject to an involuntary termination within three months before or 12 months following a change in control, 100% of the then unvested shares subject to his initial option grant shall immediately vest and become exercisable.

Sunil Nagdev

On April 3, 2008, we entered into an offer letter agreement with Mr. Nagdev, our former Vice President, Worldwide Services. Under the offer letter agreement, if the Company is subject to a change in control before Mr. Nagdev’s service with the Company terminates and Mr. Nagdev is subject to an involuntary termination within 12 months following such a change in control, 100% of his then unvested options to purchase the Company’s common stock shall immediately vest and become exercisable. Additionally, Mr. Nagdev would be entitled to base salary continuation for a period of three months as well as payments of his monthly COBRA premiums until the earliest of (i) six months following the date of termination, (ii) the expiration of continuation coverage under COBRA or (iii) the date when Mr. Nagdev becomes eligible for substantially similar equivalent health insurance coverage in connection with new employment or self-employment subject, in all cases, to Mr. Nagdev’s executing a release.

Mr. Nagdev resigned in January 2011 and received no payments or benefits in connection with his departure from the Company.

Potential Payments Upon Termination or Change in Control

The tables below reflect potential payments and benefits available for each of our named executive officers upon termination in connection with a change in control or termination, assuming the date of occurrence is December 31, 2010. See section entitled “Compensation—Employment, Severance and Change in Control Agreements.”

Named Executive Officer Benefits and Payments Upon Termination(1)

Name	Termination		Involuntary Termination within One Year of Change in Control
Shlomo Kramer	$62,500	(2)	$62,500	(2)
Terrence J. Schmid	—		—
Ralph Pisani	—		—
Sunil Nagdev	—		$53,209	(3)
Jason Forget	—		—

(1)	Assumes triggering event effective as of December 31, 2010. Upon a voluntary termination or termination for cause, each named executive officer would receive any earned but unpaid base salary and unpaid vacation accrued until December 31, 2010. These payments would be available to all employees upon termination.
(2)	Includes continuation of base salary for three months for Mr. Kramer.
(3)	Includes continuation of base salary for three months for Mr. Nagdev and six months of continuation health insurance coverage for medical, dental and vision benefits under COBRA for Mr. Nagdev.

Acceleration of Vesting of Options and Restricted Stock upon Termination(1)

Name	Number of Shares of Accelerated Stock and Value upon a Change in Control		Number of Shares of Accelerated Stock and Value upon Involuntary Termination and in Connection with a Change in Control
Shlomo Kramer	8,610,205	(2)	12,185,875	(3)
Terrence J. Schmid	798,000	(4)	1,596,000	(5)
Ralph Pisani	—		—
Sunil Nagdev	—		497,714	(6)
Jason Forget	—		—

(1)	Assumes triggering event effective as of December 31, 2010 and excludes vested stock held as of such date. There was no public market for our common stock in 2010. We have estimated the market value of the accelerated option shares and shares of restricted stock based on the difference between our assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and the exercise price of such accelerated options or the fair value of our common stock as of December 31, 2010 of $3.70, as applicable.
(2)	The Company’s right of repurchase with respect to 761,964 shares would lapse upon a change in control.
(3)	The Company’s right of repurchase with respect to an additional 316,432 shares would lapse upon involuntary termination within 12 months of a change in control.
(4)	105,000 of Mr. Schmid’s options would accelerate upon a change in control.
(5)	210,000 of Mr. Schmid’s options would accelerate upon involuntary termination three months before or within 12 months of a change in control.
(6)	51,562 of Mr. Nagdev’s options would accelerate upon involuntary termination within 12 months of a change in control.

Director Compensation

We do not currently have a compensation program with respect to the service of our board of directors. On September 9, 2011, our board of directors approved a formal compensation program for our non-employee directors effective upon completion of this offering. Pursuant to this program, each non-employee director will receive a $30,000 annual retainer as consideration for services on our board of directors. The non-employee chairman of the board of directors will receive an additional $20,000 annual retainer. The chair of the audit committee will receive an additional $14,000 annual retainer and the other members of the audit committee will each receive an additional $7,000 annual retainer. The chair of the compensation committee will receive an additional $8,000 annual retainer and the other members of the compensation committee will each receive an additional $4,000 annual retainer. The chair of the nominating and corporate governance committee will receive an additional $5,000 annual retainer and the other members of the nominating and corporate governance committee will each receive an additional $2,500 annual retainer.

In addition, under the director compensation program, each non-employee director will be eligible to receive an annual stock option grant (on or around the date of our annual stockholders’ meeting) with a Black-Scholes value of $100,000 based on the date of grant, which option shall vest after one year. In addition, each new non-employee director will receive a stock option grant when such director initially joins our board of directors with a Black-Scholes value of $200,000 based on the date of grant, which option shall vest over three years in equal annual installments.

On May 18, 2010, we entered into a board of directors offer letter agreement with Mr. Pimentel, a member of the board of directors and chairman of the audit committee of the board of directors. On

June 4, 2010, pursuant to his offer letter agreement and as compensation for his service as a member of our board of directors, we granted to Mr. Pimentel a stock option to purchase up to 60,000 shares of common stock at an exercise price per share of $2.52. Our board of directors approved the early exercise of Mr. Pimentel’s stock option such that the option is exercisable in full as of June 4, 2010, and our right of repurchase with respect to such shares shall lapse as follows: 25% of such shares shall lapse on June 4, 2011, and our right of repurchase shall lapse with respect to the remainder in 36 equal monthly installments thereafter. Such right of repurchase shall fully lapse upon a change in control pursuant to and in accordance with the terms of the 2003 Stock Plan. We have, from time to time, allowed early exercise of stock option grants so that the capital gains holding period for tax purposes may commence with respect to such exercised options. In the instances where we have allowed such early exercise, we have required the inclusion of a right of repurchase in favor of the Company.

On July 14, 2011, we entered into a board of directors offer letter with Mr. Strohm, a member of our board of directors. On August 25, 2011, pursuant to the offer letter, the board of directors granted Mr. Strohm 50,000 shares of common stock under the 2003 Plan at a purchase price of $10.70 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. Mr. Strohm purchased such shares on August 31, 2011. We shall have a right of repurchase with respect to such shares, with such right lapsing as to 25% of such shares after 12 months of continuous service on the board beginning on August 25, 2011, with the remaining 75% lapsing in equal monthly installments over the next three years if Mr. Strohm continues to serve on the board. In addition, if we are subject to a change of control, our right of repurchase on 100% of the shares still subject to repurchase shall immediately lapse.

On July 20, 2011, we entered into a board of directors offer letter with Mr. Slootman, a member of our board of directors. On August 25, 2011, pursuant to the offer letter, the board of directors granted Mr. Slootman 40,000 shares of common stock under the 2003 Plan at a purchase price of $10.70 per share, which reflects the fair value of our common stock as determined by the board of directors on the date of grant. Mr. Slootman purchased such shares on September 2, 2011. We shall have a right of repurchase with respect to such shares, with such right lapsing as to 25% of such shares after 12 months of continuous service on the board beginning on August 25, 2011, with the remaining 75% lapsing in equal monthly installments over the next three years if Mr. Slootman continues to serve on the board. In addition, if we are subject to a change of control, our right of repurchase on 100% of the shares still subject to repurchase shall immediately lapse.

In connection with this offering and pursuant to their offer letters, we plan to offer Mr. Strohm and Mr. Slootman the opportunity to purchase 25,000 shares of common stock at the initial public offering price. Such shares would be issued pursuant to the 2011 Plan and would be subject to the lock-up restrictions described in the section entitled “Shares Eligible for Future Sale.”

Director Compensation Table

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2010.

Name	Option Awards ($)(1)	Total ($)
Michael Boodaei	—	—
Asheem Chandna	—	—
Theresia Gouw Ranzetta	—	—
Steve Krausz	—	—
Albert A. Pimentel(2)	$76,788	$76,788
Ray Rothrock(3)	—	—
Frank Slootman(4)	—	—
David N. Strohm(4)	—	—

(1)	This column reflects the compensation expense calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 13 of “Notes to Consolidated Financial Statements” for a discussion of the assumptions made by the Company in determining the valuation of option awards.
(2)	Mr. Pimentel was appointed to the board of directors, effective June 4, 2010. As of December 31, 2010, he held 60,000 unvested shares of common stock, owned of record by the Pimentel Family Trust U/D/T dated April 24, 1991 for which Albert A. Pimentel and Laurie Jean Pimentel serve as trustees.
(3)	Mr. Rothrock resigned from our board of directors, effective March 11, 2010.
(4)	Messrs. Slootman and Strohm joined our board of directors, effective August 13, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Compensation,” the following is a description of transactions, or series of related transactions, since January 1, 2008, to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include our directors, executive officers, holders of 5% or more of our voting securities (each a “Beneficial Owner”) or any member of the immediate family of any of the foregoing persons. The following discussion assumes a 1-for-2 reverse split of our issued and outstanding preferred stock and common stock to be effected prior to the effectiveness of this registration statement, but does not give effect to the conversion of our preferred stock into shares of common stock in connection with this offering.

Private Placements of Securities

Series D Preferred Stock Issuance and Sale

On April 2, 2008 and July 10, 2008, we sold an aggregate of 1,635,969 shares of our Series D convertible preferred stock, $0.0001 par value per share (the “Series D Preferred Stock” and such transaction, “Series D Preferred Stock Issuance and Sale”) in private placement transactions. All shares of our Series D Preferred Stock were sold at a per share price of $12.2584. The purchase price of the Series D Preferred Stock was determined based on a number of factors, including the status of our business and results of operations, our expectations for the future, discussions between third parties and management with respect to prices at which such third parties would be willing to purchase our Series D Preferred Stock and negotiations between our management, board of directors, then-current investors and Meritech Capital Partners. Prior to the sale of our Series D Preferred Stock, Meritech Capital Partners did not hold any equity interest in the Company, nor did any of its affiliates serve as a member of our board of directors.

The following table summarizes the participation in the Series D Preferred Stock Issuance and Sale by any of our current directors, executive officers, Beneficial Owners or any member of the immediate family of any of the foregoing persons:

Name	Aggregate Consideration Paid	Shares of Series D Preferred Stock
Accel VIII, L.P. and affiliated entities (collectively, “Accel Partners”)(1)	$4,550,079.05	371,179
Greylock XII Limited Partnership and affiliated entities (collectively, “Greylock Partners”)(2)	$1,658,040.54	135,257
Shlomo Kramer	$1,072,168.70	87,464
U.S. Venture Partners VIII, L.P. and affiliated entities (collectively, “USVP”)(3)	$2,356,389.35	192,226
Venrock Associates III, L.P. and affiliated entities (collectively, “Venrock”)(4)	$2,363,321.47	192,790

TOTAL:	$11,999,999.11	978,916

(1)

Includes 289,298 shares owned of record by Accel VIII L.P., (ii) 56,827 shares owned of record by Accel Internet Fund IV L.P. and (iii) 25,054 shares owned of record by Accel Investors 2002 L.L.C. Accel VIII Associates L.L.C. (“A8A”) is the General Partner of Accel VIII L.P. and Accel Internet Fund IV L.P. and has the sole voting and investment power with respect to those entities. James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, one of our directors, and James R. Swartz are the Managing Members of A8A and Accel Investors 2002 L.L.C. and share voting and investment powers in such entities.

(2)	Includes (i) 115,645 shares owned of record by Greylock XII Limited Partnership, (ii) 12,849 shares owned of record by Greylock XII-A Limited Partnership and (iii) 6,763 shares owned of record by Greylock XII Principals LLC. Greylock XII GP LLC is the General Partner of Greylock XII LP and Greylock XII-A LP and as such may be deemed to have indirect beneficial ownership of an indeterminate amount of such shares. William Helman, Aneel Bhusri, David Sze and Don Sullivan are the Senior Managing Members of Greylock XII GP LLC and may be deemed to share voting and investment power over the shares held by the foregoing Greylock entities. Asheem Chandna and David N. Strohm, two of our directors, are Partners at Greylock Partners.
(3)	Includes (i) 187,797 shares owned of record by U.S. Venture Partners VIII, L.P., (ii) 1,813 shares owned of record by USVP VIII Affiliates Fund, L.P., (iii) 1,736 shares owned of record by USVP Entrepreneur Partners VIII-A, L.P., and (iv) 880 shares owned of record by USVP Entrepreneur Partners VIII-B, L.P. Presidio Management Group VIII, L.L.C. (“PMG”), a Delaware limited liability company, is the General Partner of each of the foregoing USVP entities. The Managing Members of PMG VIII are Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root, Christopher Rust, Casey Tansey and Philip Young and may be deemed to share voting and dispositive power over the shares held by the forgoing USVP entities. Steven Krausz is one of our directors and a Managing Member of PMG.
(4)	Includes (i) 154,233 shares owned of record by Venrock Associates III, L.P. (“VA III”), (ii) 34,702 shares owned of record by Venrock Associates and (iii) 3,855 shares owned of record by Venrock Entrepreneurs Fund III, L.P. (“VEF III”). Venrock Management III, LLC, a Delaware limited liability company, is the sole General Partner of VA III. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of VEF III. Michael Brooks, Anthony Evnin, Bryan Roberts, Ray Rothrock and Mike Tyrrell are the general partners of Venrock Associates and the members of Venrock Management III, LLC and VEF Management III, LLC and may be deemed to share voting and investment power in such entities.

Transactions With Our Executive Officers, Directors and Beneficial Owners

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights

Mr. Kramer, our President, Chief Executive Officer and director, and each of the Beneficial Owners are party to agreements providing for rights to register under the Securities Act an aggregate of 10,773,177 shares of our capital stock. For more information regarding the registration rights granted pursuant to these agreements, see the section entitled “Description of Capital Stock—Registration Rights.”

Change in Control and Severance Agreements

We have entered into change in control agreements and severance agreements with certain of our officers, which provide for severance benefits and acceleration of the vesting of awards. For more information regarding these agreements, see the sections entitled “Compensation—Employment, Severance and Change in Control Agreements” and “Compensation—Potential Payments Upon Termination or Change in Control.”

Restricted Stock and Stock Option Awards

For information regarding restricted stock and stock option awards granted to our named executive officers and directors, see the sections entitled “Compensation—Executive Compensation Program Elements,” “Compensation—Outstanding Equity Awards at Fiscal Year End,” “Compensation—Employment, Severance and Change in Control Agreements” and “Compensation—Director Compensation.”

Common Stock Issued Under the 2011 Plan in Connection with our Initial Public Offering

For information regarding the common stock we plan to issue under the 2011 Plan to certain of our directors in connection with this offering, see the section entitled “Compensation—Director Compensation.”

Stock Option Repricing

On October 29, 2008, the board of directors lowered the exercise price of certain stock options granted to employees (including certain of our named executive officers) on May 29, 2008 and August 6, 2008 from $2.04 per share to $1.64 per share. Options exercisable for 30,000 and 112,500 shares of common stock, held by Ralph Pisani and Sunil Nagdev, respectively, each of whom were or are our executive officers, were repriced from $2.04 per share to $1.64 per share. The board of directors adjusted the exercise price of such options to the fair market value of the underlying shares of common stock based upon an independent third party valuation of the Company’s common stock. This adjustment was undertaken because the board of directors determined that such a repricing was appropriate for retention purposes.

Transactions With Incapsula, Inc.

On November 5, 2009, we licensed certain intellectual property to Incapsula, Inc., a company formed by Gur Shatz, one of our former employees. The license agreement granted a worldwide, non-exclusive, irrevocable, non-transferable and non-sublicensable license to certain portions of our technology and know-how for Incapsula to use in developing its SaaS implementation of web application firewalls. Incapsula agreed to indemnify us against any claims related to Incapsula’s use of the licensed technology. As consideration for entering into this license agreement, we were issued 5,000,000 shares of Incapsula’s Series A Preferred Stock, representing a 58% ownership interest of Incapsula on a shares outstanding basis at the time of issuance. As of the date of our initial acquisition of shares of Incapsula, the remaining 42% ownership interest of Incapsula was owned by Mr. Shatz.

In connection with the issuance of the Incapsula Series A Preferred Stock to us on November 5, 2009, we entered into an investors’ rights agreement, a first refusal and co-sale agreement and a voting agreement with Incapsula and Mr. Shatz. Under the investors’ rights agreement, we have a right of first negotiation, which requires Incapsula to notify us of any acquisition proposal and provides us with an exclusive period to negotiate and make an alternative acquisition proposal. In addition, we have the right to acquire Incapsula during the five-year period beginning on November 5, 2013 in exchange for payment of Incapsula’s enterprise value, as calculated under the terms of the investors’ rights agreement.

On November 5, 2009, Shlomo Kramer, our President and Chief Executive Officer, was appointed to the Incapsula board of directors and on November 17, 2009, Mark Kraynak, our Vice President, Worldwide Marketing, was appointed to the Incapsula board of directors. On November 16, 2009, Mr. Kramer loaned $600,000 to Incapsula pursuant to a convertible promissory note with an interest rate of 6%. A total of $11,145.21 in interest accrued under the note prior to its repayment by Incapsula, which occurred on March 9, 2010. All interest due and the principal balance of the loan has been repaid. The convertible promissory note has been terminated and there are no longer any obligations thereunder or in connection with Mr. Kramer’s loan.

On March 9, 2010, we purchased an additional 6,666,666 shares of Incapsula’s Series A Preferred Stock for $2,999,999.70, increasing our ownership interest in Incapsula to 76% on a shares outstanding basis on the date we made this additional investment. We also agreed, subject to Incapsula achieving certain milestones with respect to its operations, customers and product development before September 9, 2011, to purchase $7,000,000 worth of Incapsula’s Series A-1 Preferred Stock. In July 2011, Incapsula achieved the performance milestones including:

•	developing a system having at least 100 active customers;

•	engaging two channel partners;

•	meeting operational milestones with respect to research and development and marketing;

•	preparing a 24 month financial plan; and

•	reaching product development goals with respect to certain functioning components and a system capable of supporting multiple users and proxies.

As a result of Incapsula’s achievement of such performance milestones, during the quarter ended September 30, 2011 we purchased 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million, increasing our ownership interest in Incapsula to 82% on a shares outstanding basis on the date we made this additional investment. In addition, we will invest $3.5 million in Incapsula, which we expect to fund from the net proceeds to us from this offering, and will receive in exchange an additional 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock.

On December 31, 2010, we entered into a license agreement with Incapsula under which, subject to certain exceptions, we agreed to provide Incapsula with a worldwide, non-exclusive, royalty free, limited license to access our ThreatRadar feed of internet protocol addresses, attack patterns and other identification data and Incapsula agreed to provide us a worldwide, non-exclusive, royalty free, limited license to use its list of internet protocol addresses. The license agreement has an initial term of one year and automatically renews each year thereafter unless either party provides 30 days prior notice that it no longer wishes to renew the agreement.

On March 2, 2011, we entered into an affiliate and resale agreement with Incapsula. Under this agreement, we market, promote and/or resell Incapsula’s services to our existing and potential partners and customers in exchange for a share of revenues. The agreement has an initial term of two years and automatically renews each year thereafter unless either party provides six months prior notice that it no longer wishes to renew the agreement. No material amounts have been earned to date under this agreement.

Participation in our Initial Public Offering

Certain entities associated with Accel Partners, Greylock Partners, Meritech Capital Partners, U.S. Venture Partners and Venrock and Shlomo Kramer, our President and Chief Executive Officer, each of which are our existing stockholders, have indicated an interest in purchasing up to an aggregate of approximately $15,000,000 of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. The underwriters will receive the same discount from any shares of our common stock purchased by such stockholders as they will from any other shares of our common stock sold to the public in this offering. Any shares purchased by such stockholders will be subject to lock-up restrictions described in the section entitled “Shares Eligible for Future Sale.”

Review, Approval and Ratification of Transactions with Related Parties

Our board of directors reviews and approves transactions with directors, officers, and Beneficial Owners, each, a related party. Prior to this offering, prior to our board of directors’ consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction have been disclosed to our board of directors, and the transaction has not been considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Following this offering, we intend to put into place a related party transactions policy which will require, among other items, that such transactions must be approved by our audit committee or another independent body of our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of September 30, 2011, the most recent practicable date, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each beneficial owner of 5% or more of our outstanding common stock;

•	each of our named executive officers and directors;

•	all of our executive officers and directors as a group; and

•	each of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after September 30, 2011. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 17,351,695 shares outstanding as of September 30, 2011, assuming the conversion of all of the outstanding convertible preferred stock. Percentage ownership calculations for beneficial ownership after this offering are based on shares outstanding after this offering, assuming no exercise of the underwriters’ option to purchase additional shares and no purchase of shares in the offering by any existing stockholders. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, CA 94065.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Shares beneficially owned prior to this offering reflects our planned 1-for-2 reverse stock split to be effected prior to the effectiveness of this registration statement.

Because the selling stockholders may offer all or a portion or their shares at any time and from time to time after the date hereof, we cannot estimate the number of shares of common stock that a selling stockholder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

	Number of Shares Beneficially Owned			Number of Shares Offered	Percentage of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned if Underwriters’ Option to Purchase Additional Shares is Exercised
Name of Beneficial Owner	Before Offering	After Offering			Before Offering	After Offering
5% or Greater Stockholders:
Entities associated with Accel Partners(1)(16)	3,809,433	3,809,433		—	22.0%	17.2%	16.7%
Entities associated with Greylock Partners(2)(16)	1,388,147	1,388,147		—	8.0%	6.3%	6.1%
Entities associated with U.S. Venture Partners(3)(16)	1,972,824	1,972,824		—	11.4%	8.9%	8.6%
Entities associated with Venrock(4)(16)	1,978,625	1,978,625		—	11.4%	9.0%	8.7%
Shlomo Kramer(5)(16)	3,523,391	3,523,391		—	20.3%	15.9%	15.4%
All 5% or greater stockholders as a group	12,672,420	12,672,420		—	73.0%	57.3%	55.5%
Other Named Executive Officers and Directors:
Terrence J. Schmid(6)	52,500	52,500		—	*	*	*
Ralph Pisani(7)	54,530	54,530		—	*	*	*
Sunil Nagdev	73,437	73,437		—	*	*	*
Jason Forget(8)	46,404	46,404		—	*	*	*
Michael Boodaei(9)	962,500	837,500		125,000	5.5%	3.8%	3.7%
Asheem Chandna(2)(10)	1,495,147	1,495,147		—	8.6%	6.8%	6.5%
Theresia Gouw Ranzetta(1)	3,809,433	3,809,433		—	22.0%	17.2%	16.7%
Steven Krausz(3)	1,972,824	1,972,824		—	11.4%	8.9%	8.6%
Albert A. Pimentel(11)	60,000	60,000		—	*	*	*
Frank Slootman(12)	40,000	65,000	(15)	—	*	*	*
David N. Strohm(13)	50,000	75,000	(15)	—	*	*	*
All named executive officers and directors as a group (12 persons)	12,140,166	12,065,166		125,000	69.5%	54.3%	52.5%
Additional Selling Stockholders:
Amichai Shulman Assets 2000 Ltd(14).	962,500	837,500		125,000	5.5%	3.8%	3.7%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Includes (i) 1,558,800 shares of common stock issuable upon conversion of Series A convertible preferred stock, 907,091 shares of common stock issuable upon conversion of Series B convertible preferred stock, 213,884 shares of common stock issuable upon conversion of Series C convertible preferred stock and 289,298 shares of common stock issuable upon conversion of

Series D convertible preferred stock, all owned of record by Accel VIII L.P., (ii) 306,200 shares of common stock issuable upon conversion of Series A convertible preferred stock, 178,183 shares of common stock issuable upon conversion of Series B convertible preferred stock, 42,014 shares of common stock issuable upon conversion of Series C convertible preferred stock and

56,827 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Accel Internet Fund IV L.P. and (iii) 135,000 shares of common stock issuable upon conversion of Series A convertible preferred stock, 78,559 shares of common stock issuable upon conversion of Series B convertible preferred stock, 18,523 shares of common stock issuable upon conversion of Series C convertible preferred stock and 25,054 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Accel Investors 2002 L.L.C. Accel VIII Associates L.L.C. (“A8A”) is the General Partner of Accel VIII L.P. and Accel Internet Fund IV L.P. and has the sole voting and investment power with respect to those entities. James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, a director of Imperva, and James R. Swartz are the Managing Members of A8A and Accel Investors 2002 L.L.C. and share voting and investment powers in such entities. The address for Accel Partners is 428 University Avenue, Palo Alto, CA 94301.
(2)	Includes (i) 1,071,222 shares of common stock issuable upon conversion of Series C convertible preferred stock and 115,645 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Greylock XII Limited Partnership, (ii) 119,024 shares of common stock issuable upon conversion of Series C convertible preferred stock and 12,849 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Greylock XII-A Limited Partnership and (iii) 62,644 shares of common stock issuable upon conversion of Series C convertible preferred stock and 6,763 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Greylock XII Principals LLC. Greylock XII GP LLC is the General Partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership and as such may be deemed to have indirect beneficial ownership of an indeterminate amount of such shares. William Helman, Aneel Bhusri, David Sze and Don Sullivan are the Senior Managing Members of Greylock XII GP LLC and may be deemed to share voting and investment power over the shares held by the foregoing Greylock entities. Asheem Chandna and David N. Strohm each a director of Imperva, are Partners at Greylock Partners. The address for Greylock Partners is 2550 Sand Hill Road, Menlo Park, CA 94025.
(3)

Includes (i) 1,279,659 shares of common stock issuable upon conversion of Series B convertible preferred stock, 459,921 shares of common stock issuable upon conversion of Series C convertible preferred stock and 187,797 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by U.S. Venture Partners VIII, L.P., (ii) 12,352 shares of common stock issuable upon conversion of Series B convertible preferred stock, 4,439 shares of common stock issuable upon conversion of Series C convertible preferred stock and 1,813 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by USVP VIII Affiliates Fund, L.P., (iii) 11,827 shares of common stock issuable upon conversion of Series B convertible preferred stock, 4,251 shares of common stock issuable upon conversion of Series C convertible preferred stock and 1,736 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by USVP Entrepreneur Partners VIII-A, L.P., and (iv) 5,995 shares of common stock issuable upon conversion of Series B convertible preferred stock, 2,154 shares of common stock issuable upon conversion of Series C convertible preferred stock and 880 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by USVP Entrepreneur Partners VIII-B, L.P. Presidio Management Group VIII, L.L.C. (“PMG”), a Delaware limited liability company, is the General Partner of each of the foregoing USVP entities. The Managing Members of PMG are Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root, Christopher Rust, Casey Tansey and Philip Young and may be deemed to share voting and dispositive power over the shares held by the foregoing USVP entities. Steven Krausz is a director of Imperva and a Managing Member of PMG. The address for USVP is 2735 Sand Hill Road, Menlo Park, CA 94025.
(4)	Includes (i) 1,051,200 shares of common stock issuable upon conversion of Series B convertible preferred stock, 377,469 shares of common stock issuable upon conversion of Series C convertible preferred stock and 154,233 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Venrock Associates III, L.P. (“VA III”), (ii) 236,520 shares of common stock issuable upon conversion of Series B convertible preferred stock, 84,930 shares of common stock issuable upon conversion of Series C convertible preferred stock and 34,702 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Venrock Associates and (iii) 26,280 shares of common stock issuable upon conversion of Series B convertible preferred stock, 9,436 shares of common stock issuable upon conversion of Series C convertible preferred stock and 3,855 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by Venrock Entrepreneurs Fund III, L.P (“VEF III”). Venrock Management III, LLC, a Delaware limited liability company, is the sole General Partner of VA III. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of VEF III. Michael Brooks, Anthony Evnin, Bryan Roberts, Ray Rothrock and Mike Tyrrell are the general partners of Venrock Associates and the members of Venrock Management III, LLC and VEF Management III, LLC and may be deemed to share voting and investment power in such entities. The address for Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.
(5)	Includes (i) 1,215,204 shares of common stock owned of record by Mr. Kramer, of which 630,119 shares are subject to the Company’s right of repurchase, and (ii) 1,410,542 shares of common stock, 333,333 shares of common stock issuable upon conversion of Series A convertible preferred stock, 204,333 shares of common stock issuable upon conversion of Series B convertible preferred stock, 272,515 shares of common stock issuable upon conversion of Series C convertible preferred stock and 87,464 shares of common stock issuable upon conversion of Series D convertible preferred stock, all owned of record by HAPRI LIMITED, an investment holding company. Mr. Kramer is one of two directors of HAPRI LIMITED, with Amir Rapoport, the Kramer family office Chief Financial Officer, being the other director. All of HAPRI LIMITED’s shares are ultimately controlled by a trust of which Mr. Kramer is the sole grantor and sole beneficiary during his life. The address for HAPRI LIMITED is PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.
(6)	Includes options to purchase 52,500 shares of common stock that are exercisable within 60 days of September 30, 2011 owned of record by Mr. Schmid.
(7)	Includes options to purchase 54,530 shares of common stock that are exercisable within 60 days of September 30, 2011 owned of record by Mr. Pisani.
(8)	Includes 27,375 shares of common stock held by Jason Forget and Virginie Forget as joint tenants with the right of survivorship and options to purchase 9,655 shares of common stock that are exercisable within 60 days of September 30, 2011 owned of record by Mr. Forget.
(9)	Includes 462,500 shares of common stock owned of record by Michael (Mickey) Boodaei Assets 2000 Ltd. and 500,000 shares of common stock owned of record by Michael (Mickey) Boodaei Holdings 2000 Ltd. Mr Boodaei has voting and investment power over such entities.
(10)	Includes 107,000 shares of common stock owned of record by Asheem Chandna.
(11)	Includes 60,000 shares of common stock owned of record by the Pimentel Family Trust U/D/T dated April 24, 1991 for which Albert A. Pimentel and Laurie Jean Pimentel serve as trustees.
(12)	Includes 40,000 shares of common stock owned of record by Mr. Slootman, all shares of which are subject to the Company’s right of repurchase.
(13)	Includes 50,000 shares of common stock owned of record by Mr. Strohm, all shares of which are subject to the Company’s right of repurchase. Mr. Strohm is a Partner at Greylock Partners, but does not share voting or investment power over the shares held by the Greylock entities listed in footnote 2.

(14)	Includes 462,500 shares of common stock owned of record by Amichai Shulman Assets 2000 Ltd. and 500,000 shares of common stock owned of record by Amichai Shulman Holdings 2000 Ltd. Amichai Shulman, the Company’s Chief Technology Officer, has voting and investment power over such entities.
(15)	Includes 25,000 shares of common stock that we plan to offer to Messrs. Slootman and Strohm to purchase at the initial public offering price pursuant to their board of director offer letters. Such shares would be issued pursuant to our 2011 Stock Option and Incentive Plan.
(16)	Certain entities, including entities associated with Accel Partners, Greylock Partners, Meritech Capital Partners, U.S. Venture Partners and Venrock, and Shlomo Kramer, our President and Chief Executive Officer, each of which are our existing stockholders, have indicated an interest in purchasing up to an aggregate of approximately $15,000,000 of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these existing stockholders may elect not to purchase shares in this offering or the underwriters may elect not to sell any shares in this offering to such stockholders. However, if any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering will differ from that set forth in the table above. Assuming the purchase of all 1,000,000 shares by one of these stockholders, the number of shares of common stock beneficially owned by such stockholder after this offering would increase by 1,000,000 shares and the percentage of common stock beneficially owned by such stockholder after this offering would increase by 4.5%. If such stockholders were to purchase all of these shares, they would beneficially own approximately 64.8% of our outstanding common stock after this offering.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation and amended and restated bylaws, which will be effective upon consummation of this offering. These descriptions are qualified in their entirety by reference to the restated certificate of incorporation and amended and restated bylaws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur upon the closing of this offering. We refer in this section to our restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of 145,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.

As of September 30, 2011,17,351,695 shares of our common stock were outstanding and held by approximately 240 stockholders of record. This amount assumes the conversion of all outstanding shares of our preferred stock and accumulated dividends thereon into common stock, which will occur immediately prior to the closing of this offering. In addition, as of September 30, 2011, we had outstanding options to purchase 2,944,899 shares of our common stock under our 2003 Stock Option Plan at a weighted average exercise price of $3.48 per share, 1,149,366 of which were exercisable, and outstanding warrants to purchase 19,999 shares of our common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors determines. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. We currently have no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of September 30, 2011, two warrants exercisable for an aggregate of up to 19,999 shares of our common stock were outstanding. These warrants were issued in connection with a loan and security agreement, are immediately exercisable at an exercise price of $3.00 per share and will expire on December 22, 2015. Each of the warrants contains a customary net share issuance feature, which allows the warrant holder to pay the exercise price of the warrant by forfeiting a portion of the exercised warrant shares with a value equal to the aggregate exercise price. In addition, if the fair market value of the warrants at the expiration date is greater than the exercise price, any unexercised warrants will automatically be converted into shares via the net issuance feature.

Registration Rights

Holders of 10,773,177 shares of our common stock, after giving effect to the conversion of our outstanding preferred stock and accumulated dividends thereon into common stock upon completion of this offering, have rights, under the terms of an investor rights agreement between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their shares be covered by a registration statement that we are otherwise filing, subject to specified exceptions. We refer to these shares as registrable securities. The investor rights agreement does not provide for any liquidated damages, penalties or other rights in the event we do not file a registration statement. These rights will continue in effect following this offering. We entered into the investor rights agreement in connection with our Series A, Series B, Series C and Series D convertible preferred stock financings. We amended the investor rights agreement in connection with this offering to eliminate all rights of investors and all of our obligations under the agreement except for the registration rights described in this prospectus. Mr. Kramer, our President, Chief Executive Officer and director, each of the beneficial owners of 5% or more of our voting securities and other holders of our convertible preferred stock and warrants are parties to the investor rights agreement.

Demand Registration Rights.    At any time after the earlier of (i) six months following the completion of this offering or (ii) April 2, 2012, subject to certain exceptions, the holders of 30% of the registrable securities have the right to demand that we file a registration statement covering the offering and sale of registrable securities then outstanding with an anticipated aggregate offering price of at least $10,000,000. In the event we register securities in connection with an underwritten offering, the underwriters will have the right to limit the number of shares included in such offering.

We have the ability to delay the filing of such registration statement under specified conditions, such as (1) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of and ending on the date 180 days following the effective date of this offering or (2) if our board of directors deems it advisable to delay such filing. The latter postponement cannot exceed 90 days during any twelve-month period. We are not obligated to file a registration statement on more than two occasions upon the request of the holders of 30% of the registrable securities.

Form S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, the holders of the registrable securities described above have the right, on one or more occasions, to request registration on Form S-3 of the sale of the registrable securities held by such holder provided (1) the request or requests are made by holders of at least 20% of the registrable securities and (2) such securities are anticipated to have an aggregate sale price (net of underwriting discounts and commissions, if any) of at least $5,000,000. In the event we register securities in connection with an underwritten offering, the underwriters will have the right to limit the number of shares included in such offering.

We have the ability to delay the filing of such registration statement under specified conditions, such as (1) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of and ending on the date 180 days following the effective date of this offering or (2) if our board of directors deems it advisable to delay such filing. The latter postponement cannot exceed 90 days during any 12 month period. We are not obligated to effect more than one registration of registrable securities on Form S-3 in any 12 month period.

Piggyback Registration Rights.    If we register any securities for public sale, including pursuant to any stockholder-initiated demand, the holders of registrable securities will have the right to include their shares in the registration statement, subject to customary exceptions. In the event we register securities in connection with an underwritten offering, the underwriters will have the right to limit the number of shares included in such offering.

Expenses of Registration.    We will pay all registration expenses, other than underwriting discounts and commissions and stock transfer taxes, related to any demand, Form S-3 or piggyback registration, including reasonable attorney’s fees and disbursements of one counsel for the holders of registrable securities.

Indemnification.    The investor rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights.    The registration rights granted under the investor rights agreement will terminate on the earlier of (i) the fifth anniversary of the completion of this offering and (ii) with respect to any holder of registrable securities, the date on which such holder holds one percent or less of our outstanding common stock and all registrable securities held by such holder can be sold in a three-month period without registration in reliance on Rule 144 under the Securities Act.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies.    Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, unless otherwise determined by our board to be filled by stockholders. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders.    Our certificate of incorporation and bylaws provide that only the chairperson of our board, the lead independent director, if any, the chief executive offer, the president or a majority of the total authorized number of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 75 days nor more than 105 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws.    Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and, if applicable, by a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, the amendment of our bylaws board composition, director liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock.    Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

New York Stock Exchange Listing

We have applied to list our common stock on the New York Stock Exchange under the trading symbol “IMPV.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Mellon Investor Services LLC. The transfer agent and registrar’s address is 480 Washington Boulevard, Jersey City, NJ 07310.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock approved for listing on the New York Stock Exchange, we cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering and based upon 17,351,695 shares outstanding as of September 30, 2011, we will have outstanding an aggregate of 22,101,695 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding stock options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased in this offering or held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below. The remaining 17,351,695 shares of common stock held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for exemption under Rules 144 or 701 under the Securities Act, which rules are summarized below, or another exemption.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Approximate Number of Shares
As of the date of this prospectus	330,361
90 days after the date of this prospectus	348,861
180 days after the date of this prospectus, or longer if the lock-up period is extended, although a portion of such shares held by our affiliates will be subject to volume limitations pursuant to Rule 144	17,351,695

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock issuable or reserved for issuance under our stock option plans and employee stock purchase plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below.

Lock-Up Agreements

We, our officers, directors and holders of substantially all of our common stock and securities convertible into common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and the Company. This consent may be given at any time. There are no agreements among J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., the Company and any of our securityholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Rule 144

In general, under Rule 144, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months and who is not a party to a lock-up agreement as described above will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 221,017 shares immediately after this offering; and

•

the average weekly trading volume in our common stock on the New York Stock Exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the holding period, public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Registration Rights

Upon completion of this offering, the holders of 10,773,177 shares of our common stock have certain rights with respect to the registration of such shares under the Securities Act. A demand for registration may not be made until 180 days after the completion of this offering. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable. See the section entitled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock issued pursuant to this offering; provided that this summary deals only with common stock held as a capital asset by a stockholder, and does not discuss the U.S. federal income tax considerations applicable to a stockholder that is subject to special treatment under U.S. federal income tax laws, including: a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Tax Code”); a trader in securities that has elected the mark-to-market method of accounting; a person liable for alternative minimum tax; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a U.S. person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment company”; or a U.S. expatriate.

This summary is based upon provisions of the Tax Code, and applicable regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances and does not address any state, local, foreign, gift, estate or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of common stock (other than a partnership or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is particularly urged to consult its own tax advisors.

Holders of common stock are urged to consult their own tax advisors concerning their particular U.S. federal income tax consequences in light of their specific situations, as well as the tax consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Ownership and Disposition of common stock.    The following discussion is a summary of certain U.S. federal income tax considerations relevant to a U.S. holder of common stock.

Distributions with respect to common stock, if any, will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a maximum 15% U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual and that is included in the U.S. holder’s income prior to January 1, 2013.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the 70% dividends received deduction (“DRD”), which is generally available to corporate stockholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A U.S. holder that is a corporate stockholder holding 20% or more of the distributing corporation may be eligible for an 80% DRD. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be treated as dividends eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied. The length of time that a stockholder has held stock is reduced by any period during which the stockholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or other similar transactions. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the DRD may be disallowed. In addition, any dividend received by a corporation may also be subject to the extraordinary distribution provisions of the Tax Code.

A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, or other disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. Capital loss can generally only be used to offset capital gain (individuals may also offset excess capital losses against up to $3,000 of ordinary income per tax year). Under current law, long-term capital gain recognized by an individual U.S. holder prior to January 1, 2013 is subject to a maximum 15% U.S. federal income tax rate. For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be required to pay up to an additional 3.8% tax on dividends and capital gains.

Non-U.S. Holders

Ownership and Disposition of common stock.    The following is a summary of certain U.S. federal tax considerations applicable to a non-U.S. holder of common stock.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate) unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied) in the same manner as if received by a U.S. person as defined under the Tax Code. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed U.S. Internal Revenue Service Form W-8ECI (or applicable successor form).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an exemption or reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid U.S. Internal Revenue Service Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

Non-U.S. holders may recognize gain upon the sale, exchange, redemption or other taxable disposition of common stock. Such gain generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by a non-U.S. holder; (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe that we are not and we do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in clause (i) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain at regular graduated U.S. federal income tax rates. If the non-U.S. holder is an individual described in clause (ii) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the U.S. If a non-U.S. holder is a foreign corporation that falls under clause (i) of the preceding paragraph, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Tax Code and, in addition, the non-U.S. holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

We report to our U.S. holders and the U.S. Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%). Backup withholding generally applies to a U.S. holder if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a U.S. person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the U.S. Internal Revenue Service. Certain U.S. persons are exempt from backup withholding, including corporations, and in certain circumstances, financial institutions.

We also report to our non-U.S. holders and the U.S. Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

New Legislation

Under recently enacted legislation, a relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (as specially defined for this purpose) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership of our common stock.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Lazard Capital Markets LLC
Pacific Crest Securities LLC.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 750,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public, including those shares sold to certain of our existing stockholders if they purchase shares, will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, and holders of substantially all of our common stock and securities convertible into our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and the Company. This consent may be given at any time. There are no agreements among J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., the Company and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list the common stock on the New York Stock Exchange under the symbol “IMPV.” In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Israel

In the State of Israel, the shares of common stock offered hereby may only be offered to up to 35 investors and to the following persons or to investors that meet the criteria in Section 15A(b) of the

Israeli Securities Law 5728-1968, as amended, and in written guidelines of the Israeli Securities Authority under such section. Any offeree of the shares of common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria, except if such offeree is deemed one of the 35 offerees to which the shares of common stock may be offered without reference to their qualifications as one of the entities listed above. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria, except that it may be distributed to up to 35 offerees without reference to their qualifications as one of the entities listed above.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4.5 million.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. Wilson Sonsini Goodrich  & Rosati, P.C., Palo Alto, California is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of Imperva, Inc. and its subsidiaries at December 31, 2010, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Imperva, Inc. and its subsidiaries at December 31, 2009, and for each of the two years in the period ended December 31, 2009, appearing in this prospectus and registration statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the registration of the common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities, and web site of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Financial Statements

Years Ended December 31, 2008, 2009 and 2010 and the

Nine Months Ended September 30, 2010 and 2011 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Imperva, Inc.

We have audited the accompanying consolidated balance sheet of Imperva, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imperva, Inc. and subsidiaries at December 31, 2010, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to consolidated financial statements, the Company changed its method of accounting for revenue recognition effective January 1, 2010.

/s/ Ernst & Young LLP

Redwood City, California

June 17, 2011,

except for the last paragraph of Note 1,

as to which the date is

November 7, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Imperva, Inc.

We have audited the accompanying consolidated balance sheet of Imperva, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imperva, Inc. and subsidiaries at December 31, 2009, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel

June 17, 2011,

except for the last paragraph of Note 1,

as to which the date is

November 7, 2011

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,		September 30, 2011	Pro Forma Stockholders’ Equity as of September 30, 2011
	2009	2010
			(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,587	$16,410	$13,025
Short-term investments	463	1,245	—
Restricted cash	100	996	688
Accounts receivable, net of allowance for doubtful accounts of $368, $407 and $138 as of December 31, 2009 and 2010 and September 30, 2011 (unaudited)	12,454	13,164	15,452
Inventory	594	387	488
Deferred tax assets	171	141	245
Prepaid expenses and other current assets	598	1,709	1,301

Total current assets	32,967	34,052	31,199
Property and equipment, net	2,378	4,101	4,013
Severance pay fund	1,568	2,204	2,532
Restricted cash	512	518	667
Deferred tax assets	20	30	38
Other assets	101	72	4,016

TOTAL ASSETS	$37,546	$40,977	$42,465

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$3,083	$2,516	$3,680
Accrued compensation and benefits	4,320	5,868	6,596
Accrued and other current liabilities	2,304	4,519	4,411
Deferred revenue	11,288	13,738	19,050
Convertible preferred stock warrant liability	55	69	223	$—
Convertible promissory note from related party	600	—	—
Revolving credit facility	—	501	3,000

Total current liabilities	21,650	27,211	36,960
Other liabilities	216	2,891	2,867
Deferred revenue	2,089	7,480	6,510
Accrued severance pay	1,677	2,372	2,744

TOTAL LIABILITIES	25,632	39,954	49,081

Commitments and Contingencies (Note 9)

Convertible preferred stock, $0.0001 par value—21,566,101 shares authorized as of December 31, 2009 and 2010 and September 30, 2011 (unaudited); 10,761,511 shares issued and outstanding as of December 31, 2009, 2010 and September 30, 2011 (unaudited), aggregate liquidation preference of $83,982 and $88,660 as of December 31, 2010 and September 30, 2011 (unaudited); no shares issued and outstanding, pro forma (unaudited)	53,442	53,442	53,442	—

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.0001 par value—50,000,000 shares authorized as of December 31, 2009 and 2010 and September 30, 2011 (unaudited); 4,866,676, 6,143,018 and 6,590,184 shares issued and outstanding as of December 31, 2009 and 2010 and September 30, 2011 (unaudited); 17,351,695 shares issued and outstanding, pro forma (unaudited)	—	1	1	2
Additional paid-in capital	2,250	3,340	5,577	59,241
Accumulated deficit	(43,848)	(55,861)	(64,634)	(64,634)
Accumulated other comprehensive income (loss)	113	452	(360)	(360)

TOTAL IMPERVA, INC. STOCKHOLDERS’ EQUITY (DEFICIT)	(41,485)	(52,068)	(59,416)	(5,751)
Noncontrolling interest	(43)	(351)	(642)	(642)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(41,528)	(52,419)	(60,058)	$(6,393)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$37,546	$40,977	$42,465

The accompanying notes are an integral part of these consolidated financial statements.

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
Net revenue:				(Unaudited)
Products and license	$24,298	$25,727	$34,479	$23,532	$32,821
Services	7,848	13,614	20,903	14,866	22,166

Total net revenue	32,146	39,341	55,382	38,398	54,987
Cost of revenue:
Products and license	3,661	4,795	5,905	4,123	4,433
Services	3,455	4,576	6,428	4,639	7,062

Total cost of revenue	7,116	9,371	12,333	8,762	11,495

Gross profit	25,030	29,970	43,049	29,636	43,492
Operating expenses:
Research and development	8,591	10,538	13,214	9,468	12,858
Sales and marketing	20,447	26,920	34,168	24,095	30,970
General and administrative	3,608	4,669	7,982	5,292	8,186

Total operating expenses	32,646	42,127	55,364	38,855	52,014

Loss from operations	(7,616)	(12,157)	(12,315)	(9,219)	(8,522)
Other income (expense), net	190	178	474	357	(238)

Loss before provision for income taxes	(7,426)	(11,979)	(11,841)	(8,862)	(8,760)
Provision for income taxes	229	360	527	331	471

Net loss	(7,655)	(12,339)	(12,368)	(9,193)	(9,231)
Loss attributable to noncontrolling interest	—	43	355	256	458

Net loss attributable to Imperva, Inc. stockholders	$(7,655)	$(12,296)	$(12,013)	$(8,937)	$(8,773)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$(1.98)	$(2.82)	$(2.46)	$(1.84)	$(1.64)

Shares used in computing net loss per share of common stock, basic and diluted	3,860,033	4,365,359	4,884,665	4,846,160	5,334,581

Pro forma net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted (unaudited)			$(0.77)		$(0.54)

Shares used in computing pro forma net loss per share of common stock, basic and diluted (unaudited)			15,646,176		16,096,092

The accompanying notes are an integral part of these consolidated financial statements.

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2007	9,125,542	$33,464	4,316,973	$—	$870	$(23,897)	$—	$—	$(23,027)
Issuance of common stock upon exercise of stock options	—	—	275,245	—	218	—	—	—	218
Vesting of restricted stock	—	—	—	—	118	—	—	—	118
Stock-based compensation	—	—	—	—	274	—	—	—	274
Issuance of Series D Convertible Preferred Stock	1,635,969	19,978	—	—	—	—	—	—	—
Component of other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on derivatives	—	—	—	—	—	—	—	—	—
Net loss.	—	—	—	—	—	(7,655)	—	—	(7,655)

Comprehensive loss.									(7,655)

Balance as of December 31, 2008	10,761,511	53,442	4,592,218	—	1,480	(31,552)	—	—	(30,072)
Issuance of common stock upon exercise of stock options	—	—	274,458	—	231	—	—	—	231
Vesting of restricted stock	—	—	—	—	118	—	—	—	118
Stock-based compensation	—	—	—	—	421	—	—	—	421
Component of other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on derivatives	—	—	—	—	—	—	113	—	113
Net loss.	—	—	—	—	—	(12,296)	—	(43)	(12,339)

Comprehensive loss.									(12,226)

Balance as of December 31, 2009	10,761,511	53,442	4,866,676	—	2,250	(43,848)	113	(43)	(41,528)
Issuance of common stock upon exercise of stock options	—	—	372,523	—	436	—	—	—	437
Issuance of common stock upon early exercise of stock options	—	—	60,000	—	—	—	—	—	—
Issuance of restricted stock	—	—	843,819	1	—	—	—	—	—
Vesting of restricted stock	—	—	—	—	61	—	—	—	61
Stock-based compensation	—	—	—	—	640	—	—	—	640
Purchase of additional ownership interest in Incapsula, Inc.	—	—	—	—	(47)	—	—	47	—
Components of other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on investments	—	—	—	—	—	—	2	—	2
Change in unrealized gain (loss) on derivatives	—	—	—	—	—	—	337	—	337
Net loss.	—	—	—	—	—	(12,013)	—	(355)	(12,368)

Comprehensive loss.									(12,029)

Balance as of December 31, 2010	10,761,511	53,442	6,143,018	1	3,340	(55,861)	452	(351)	(52,419)

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)—(Continued)

(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2010	10,761,511	$53,442	6,143,018	$1	$3,340	$(55,861)	$452	$(351)	$(52,419)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	357,166	—	542	—	—	—	542
Issuance of common stock upon early exercise of stock awards (unaudited)	—	—	90,000	—	—	—	—	—	—
Vesting of restricted stock (unaudited)	—	—	—	—	708	—	—	—	708
Stock-based compensation (unaudited)	—	—	—	—	1,154	—	—	—	1,154
Purchase of additional ownership interest in Incapsula, Inc. (unaudited)	—	—	—	—	(167)	—	—	167	—
Components of other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on investments (unaudited)	—	—	—	—	—	—	(2)	—	(2)
Change in unrealized gain (loss) on derivatives (unaudited)	—	—	—	—	—	—	(810)	—	(810)
Net loss (unaudited).	—	—	—	—	—	(8,773)	—	(458)	(9,231)

Comprehensive loss (unaudited).									(10,043)

Balance as of September 30, 2011 (unaudited)	10,761,511	$53,442	6,590,184	$1	$5,577	$(64,634)	$(360)	$(642)	$(60,058)

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,655)	$(12,339)	$(12,368)	$(9,193)	$(9,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	455	672	1,170	779	1,123
Stock-based compensation	274	421	640	316	1,154
Revaluation of convertible preferred stock warrant liability	—	—	14	(15)	154
Changes in operating assets and liabilities:
Accounts receivable, net	(2,971)	(2,805)	(710)	2,894	(2,289)
Inventory	(194)	(60)	204	239	(100)
Prepaid expenses and other assets	(611)	624	(668)	(265)	(159)
Accounts payable	700	854	(568)	(224)	59
Accrued compensation and benefits	938	1,290	1,548	(83)	728
Accrued and other liabilities	703	1,032	2,021	1,190	(963)
Severance pay (net)	61	(81)	59	87	44
Deferred revenue	3,014	5,317	7,841	3,375	4,343
Deferred tax assets	(16)	(181)	(28)	(53)	2
Other	138	(255)	(204)	122	79

Net cash used in operating activities	(5,164)	(5,511)	(1,049)	(831)	(5,056)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	—	(463)	(2,249)	(2,249)	(988)
Proceeds from maturities of short-term investments	—	—	1,467	1,037	2,266
Purchase of property and equipment	(1,291)	(1,329)	(2,889)	(2,398)	(1,036)
Change in restricted cash	(267)	(150)	(902)	(640)	159

Net cash provided by (used in) investing activities	(1,558)	(1,942)	(4,573)	(4,250)	401

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	218	231	588	373	542
Initial public offering costs paid	—	—	—	—	(2,802)
Proceeds from issuance of convertible promissory note from related party	—	600	—	—	—
Repayment of convertible promissory note from related party	(40)	—	(600)	(600)	—
Proceeds from issuance of Series D convertible preferred stock, net of issuance costs	19,978	—	—	—	—
Proceeds from issuance of restricted stock	—	—	2,785	2,785	963
Borrowings on revolving credit facility	—	—	501	—	3,000
Repayments of revolving credit facility	—	—	—	—	(501)

Net cash provided by financing activities	20,156	831	3,274	2,558	1,202

Effect of exchange rate changes on cash and cash equivalents	(113)	260	171	(214)	68

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,321	(6,362)	(2,177)	(2,737)	(3,385)
CASH AND CASH EQUIVALENTS—Beginning of period	11,628	24,949	18,587	18,587	16,410

CASH AND CASH EQUIVALENTS—End of period	$24,949	$18,587	$16,410	$15,850	$13,025

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—	$12	$12	$—

Cash paid for income taxes	$164	$276	$192	$79	$352

NONCASH INVESTING AND FINANCING ACTIVITIES:
Vesting of restricted stock	$118	$118	$61	$61	$708

The accompanying notes are an integral part of these consolidated financial statements.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

1. The Company and Summary of Significant Accounting Policies

Business

Imperva, Inc. (together with its subsidiaries, the “Company”) was incorporated in April 2002 in Delaware. The Company is headquartered in Redwood Shores, California and has subsidiaries located throughout the world including Israel, Asia and Europe. The Company is engaged in the development, marketing, sales, service and support of data security solutions that provide visibility and control over high value business data across critical systems within the data center.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The consolidated financial statements include the accounts of Imperva Inc., its wholly-owned subsidiaries and one majority owned subsidiary, Incapsula, Inc. (“Incapsula”). All intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling Interest

The Company has recorded a noncontrolling interest in its consolidated balance sheets, consolidated statements of operations and consolidated statements of convertible preferred stock and stockholders’ equity (deficit) for the 42%, 24%, and 18% ownership interest of the minority owners of Incapsula as of December 31, 2009 and 2010 and September 30, 2011, respectively. Changes to the ownership interest in Incapsula held by the minority owners are accounted for as equity transactions in the consolidated statements of convertible preferred stock and stockholders’ equity (deficit) as the Company obtained control of Incapsula on November 5, 2009.

Subsequent Events

The Company assesses the appropriate accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are issued. For the consolidated financial statements as of December 31, 2010 and the year then ended, the Company evaluated subsequent events through June 17, 2011, the date these consolidated financial statements were issued.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such management estimates include the fair value of accounts receivable, inventory, derivative instruments, common stock and convertible preferred stock warrants and assumptions used in the calculation of income taxes and stock-based compensation, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2011, the interim consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and 2011 and the interim consolidated statements of convertible preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2011 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the consolidated balance sheet as of September 30, 2011 and the consolidated results of operations, and cash flows for the nine months ended September 30, 2010 and 2011 and convertible preferred stock and stockholders’ equity (deficit) for the nine months ended September 30, 2011. The consolidated financial data disclosed in these notes to the consolidated financial statements related to the nine months ended September 30, 2010 and 2011 are also unaudited. The consolidated results of operations during the nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2011 or for any other future annual or interim period.

Unaudited Pro Forma Stockholders’ Equity

In June 2011, the board of directors of the Company authorized management to file a registration statement with the Securities and Exchange Commission (“SEC”) for the Company to sell shares of common stock to the public. If the contemplated offering is completed, all 10,761,511 shares of convertible preferred stock would convert into 10,761,511 shares of common stock based on the shares of convertible preferred stock outstanding as of September 30, 2011. In addition, the convertible preferred stock warrants would convert into common stock warrants and the convertible preferred stock warrant liability would be reclassified to additional paid-in capital. The unaudited pro forma stockholders’ equity as of September 30, 2011 gives effect to the automatic conversion of all outstanding shares of the Company’s convertible preferred stock into shares of common stock and the reclassification of the convertible preferred stock warrant liability to additional paid-in-capital.

Concentration of Supply Risk

The Company relies on a third party to manufacture its hardware appliances, and purchases its hardware appliances through such third party’s value-added resellers. Quality or performance failures of the Company’s products or changes in the Company’s suppliers’ financial or business condition could disrupt the Company’s ability to supply quality products to its customers and thereby have a material adverse effect on its business and consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash, cash equivalents, short-term investments, restricted cash and derivative financial instruments. The Company’s cash, cash equivalents, short-term investments and restricted cash are

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

invested in high-quality instruments with banks and financial institutions located in the United States and Israel. Such deposits may be in excess of insured limits provided on such deposits.

The Company uses derivative financial instruments to manage exposures to foreign currency risks. The Company’s derivatives expose it to credit risk to the extent that the counterparty may be unable to meet the terms of the agreement. The Company seeks to mitigate such risk by limiting its counterparties to those with high or investment-grade credit ratings. The Company does not require collateral under these agreements and has not historically experienced any losses due to credit risk or lack of performance by counterparties.

Derivative Financial Instruments

The Company uses forward foreign exchange contracts to reduce its exposure to foreign currency rate changes for operating expenses that are forecasted to be incurred in currencies other than U.S. dollars. The Company records all of its derivative instruments at their gross fair value on the consolidated balance sheet at each balance sheet date.

The accounting for changes in the fair value of a derivative instrument depends on whether the instrument has been designated and qualifies as a cash flow hedge for accounting purposes. For forward foreign exchange contracts that are designated and qualify as cash flow hedges, the effective portion of the gain or loss resulting from changes in the fair value of the derivative instruments is accounted for in accumulated other comprehensive income (loss) (“AOCI”) in the consolidated statements of convertible preferred stock and stockholders’ equity (deficit) and reclassified into operating expenses in the consolidated statements of operations in the period or periods during which the hedged transaction affects earnings. As of December 31, 2010, the Company estimated that $564,000 of net derivative gains included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months. The ineffective portion of the gain or loss resulting from the change in fair value is recognized in other income (expense), net in the consolidated statements of operations.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash on hand, highly liquid investments in money market funds and various deposit accounts.

The Company considers all high quality investments purchased with original maturities at the date of purchase greater than three months and remaining maturities of less than one year from the balance sheet date to be short-term investments. Cash equivalents and short-term investments are classified as available-for-sale and are, therefore, recorded at fair value on the consolidated balance sheets, with any unrealized gains and losses reported in the consolidated statements of convertible preferred stock and stockholders’ equity (deficit) as a component of accumulated other comprehensive income (loss) until realized. The Company uses the specific-identification method to compute gains and losses on the investments. The amortized cost of securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included as a component of other income (expense), net in the consolidated statements of operations. Realized gains and losses and declines in value that are considered to be other than temporary are also recognized as a component of other income (expense), net in the consolidated statements of operations.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Restricted Cash

The Company has restricted cash pledged as collateral representing a security deposit required for a facility lease, collateral for the Company’s contract manufacturer in regards to the Company’s obligation to purchase inventory, collateral for the Company’s subsidiary’s forward foreign exchange contracts and a corporate credit card facility. As of December 31, 2009, 2010 and September 30, 2011, the Company has classified $100,000, $996,000, and $688,000, respectively, of restricted cash as a current asset relating to inventory purchase commitments, collateral for the Company’s subsidiary’s forward foreign exchange contracts and the corporate credit card facility. In addition, as of December 31, 2009, 2010, and September 30, 2011, the Company has classified $512,000, $518,000, and $667,000, respectively, as non-current assets relating to its facility lease arrangement.

Inventory

Inventory consists of finished goods hardware appliances and related component parts and is stated at the lower of cost or market value determined on an average cost basis. Inventory that is obsolete or in excess of forecasted demand is written down to its estimated realizable value. Inventory write-downs, once established, are not reversed as they establish a new cost basis for the inventory. The Company incurred an inventory write down of $59,000, $396,000 and $396,000 for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010, respectively. There were no inventory write downs for the year ended December 31, 2008 and the nine months ended September 30, 2011.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally two to seven years.

Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the assets. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation is removed and any related gain or loss is recorded in the consolidated statements of operations. Repairs and maintenance that do not extend the life or improve an asset are expensed in the periods incurred.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which consist of property and equipment, for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. Should impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s estimated fair value. As of December 31, 2009 and 2010 and September 30, 2011, the Company has not written down any of its long-lived assets as a result of impairment.

Revenue Recognition

The Company derives revenue from two sources: (i) products and license revenue, which includes hardware and perpetual software license revenue and (ii) services revenue, which includes

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

maintenance and support, professional services, training and subscription arrangements. Substantially all of product and license sales have been sold in combination with maintenance and support services. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery or performance has occurred; the sales price is fixed or determinable; and collection is reasonably assured.

The Company defines each of the four criteria above as follows:

•

Persuasive evidence of an arrangement exists.    Evidence of an arrangement consists of a purchase order issued pursuant to the terms and conditions of a distributor or value-added reseller agreement and, in limited cases, an end user agreement and/or purchase order.

•

Delivery or performance has occurred.    The Company uses shipping and related documents, or written evidence of customer acceptance, when applicable, to verify delivery or performance. The Company recognizes product revenue upon transfer of title and risk of loss, which primarily is upon shipment to value-added resellers, distributors or end users. The Company does not have significant obligations for future performance, such as customer acceptance provisions, rights of return or pricing credits, associated with its sales.

•

The sales price is fixed or determinable.    The Company assesses whether the sales price is fixed or determinable based on payment terms and whether the sales price is subject to refund or adjustment. Standard payment terms to customers range from 30 to 90 days. In the event payment terms are provided that differ from the Company’s standard business practices, the fees are deemed to not be fixed or determinable and revenue is recognized when the payments become due, provided the remaining criteria for revenue recognition have been met.

•

Collection is reasonably assured.    The Company assesses probability of collection on a customer-by-customer basis. The Company’s customers are subjected to a credit review process that evaluates their financial condition and ability to pay for products and services. If the Company concludes that collection is not reasonably assured based upon an initial review, the Company does not recognize revenue until payment is received.

Maintenance and support and subscription revenue includes arrangements for software maintenance and technical support for the Company’s products and subscription services revenue primarily related to the Company’s cloud-based services. The terms of the Company’s subscription service arrangements do not provide customers the right to take possession of the related software. Maintenance and support is offered under renewable, fee-based contracts, which include technical support, hardware repair and replacement parts, bug fixes, patches and unspecified upgrades on a when-and-if-available basis. Maintenance and support and subscription revenue is initially deferred and recognized ratably over the life of the contract, with the related expenses recognized as incurred. Maintenance and support and subscription contracts usually have a term of one to three years. Unearned maintenance and support and subscription revenue is included in deferred revenue.

Professional service revenue primarily consists of the fees the Company earns related to installation and consulting services. The Company recognizes revenue from professional services upon delivery or completion of performance. Professional service arrangements are typically short term in nature and are largely completed within 90 days from the start of service.

Training services are recognized upon delivery of the training.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Multiple Element Arrangements

In October 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to remove from the scope of industry-specific software revenue recognition guidance any tangible products containing software components and non-software components that operate together to deliver the product’s essential functionality. In addition, the FASB amended the accounting standards for multiple element revenue arrangements not within the scope of industry-specific software revenue recognition guidance to:

•	Provide updated guidance on whether multiple elements exist, how the elements in an arrangement should be separated, and how the arrangement consideration should be allocated to the separate elements;

•

Implement a price hierarchy, where the selling price for an element is based on vendor-specific objective evidence (“VSOE”), if available; third-party evidence (“TPE”), if available and VSOE is not available; or the best estimate of selling price (“BESP”), if neither VSOE or TPE is available; and

•	Eliminate the use of the residual method and require an entity to allocate arrangement consideration using the relative selling price method.

The Company adopted this accounting guidance at the beginning of the first quarter of 2010 on a prospective basis for applicable transactions originating or materially modified after December 31, 2009. As a result of the adoption, net revenue for the year ended December 31, 2010, was approximately $1.5 million higher than the net revenue that would have been recorded under the previous accounting rules. Net loss and net loss per share of common stock for the year ended December 31, 2010, were approximately $1.3 million and $0.28 lower than the net loss and net loss per share of common stock that would have been recorded under the previous accounting rules. In terms of the timing and pattern of revenue recognition, the amended accounting guidance is not expected to have a significant effect on net revenue in periods after the initial adoption.

This guidance does not change the units of accounting for the Company’s revenue transactions. The Company’s non-software products and services qualify as separate units of accounting because they have value to the customer on a stand-alone basis and the Company’s revenue arrangements do not include a general right of return for delivered products.

Most of the Company’s products are hardware appliances containing software components that function together to provide the essential functionality of the product. Therefore, the Company’s hardware appliances are considered non-software deliverables and have been removed from the industry-specific software revenue recognition guidance.

The Company’s product revenue also includes revenue from the sale of stand-alone software products. Stand-alone software may operate on the Company’s hardware appliance, but is not considered essential to the functionality of the hardware and continues to be subject to the industry-specific software revenue recognition guidance, which remains unchanged.

Certain of the Company’s stand-alone software when sold with hardware appliances is considered essential to its functionality and as a result is no longer accounted for under industry-specific software revenue recognition guidance; however, this same software when sold separately is

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

accounted for under the industry-specific software revenue recognition guidance. Additionally, the Company provides unspecified software upgrades for its products, on a when-and-if available basis, and hardware replacements through maintenance and support contracts. These support arrangements when sold on a stand-alone basis would continue to be subject to the industry specific software revenue recognition guidance.

For stand-alone software sales after December 31, 2009 and for all transactions entered into prior to the first quarter of 2010, the Company recognizes revenue based on software revenue recognition guidance. Under the software revenue recognition guidance, the Company uses the residual method to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and VSOE of the fair value of all undelivered elements exists. In the majority of the Company’s contracts, the only element that remains undelivered at the time of delivery of the product is maintenance and support services. Under the residual method, the VSOE of fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue. If evidence of the VSOE of fair value of one or more undelivered elements does not exist, all revenue is generally deferred and recognized when delivery of those elements occurs or when fair value can be established.

For all other transactions originating or materially modified after December 31, 2009, the Company recognizes revenue in accordance with the amended accounting guidance. For certain arrangements with multiple deliverables, the Company allocates the arrangement fee to the non-software element based upon the relative selling price of such element and, if software and software-related elements (e.g., maintenance and support for the software element) are also included in the arrangement, the Company allocates the arrangement fee to each of those software and software-related elements as a group. After such allocations are made, the amount of the arrangement fee allocated to the software and software-related elements is accounted for using the residual method. When applying the relative selling price method, the Company determines the selling price for each element using VSOE of selling price, if it exists, or if not, TPE of selling price, if it exists. If neither VSOE nor TPE of selling price exist for an element, the Company uses its BESP for that element. The revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for that element. The Company limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, or subject to our future performance obligation.

Consistent with the Company’s methodology under previous accounting guidance, VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those services when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a service fall within a reasonably narrow pricing range, evidenced by a substantial majority of such historical stand-alone transactions falling within a reasonably narrow range of the median rates. In addition, the Company considers major service groups and geographies in determining VSOE.

The Company is typically not able to determine TPE for its products or services. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s go-to-market strategy differs from that of its peers and its offerings contain a significant level of differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a stand-alone basis.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

When the Company is unable to establish the selling price of its non-software deliverables using VSOE or TPE, the Company uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. The Company determines BESP for the purposes of allocating the arrangement by reviewing external and internal market factors including, but not limited to, pricing practices including discounting, the geographies in which the Company offers its products and services, the type of customer (i.e., distributor, value added reseller or direct end user) and competition. Additionally, the Company considers historical transactions, including transactions whereby the deliverable was sold on a stand-alone basis. The determination of BESP is made through consultation with and approval by the Company’s management. Selling prices are analyzed on a quarterly basis to identify if the Company has experienced significant changes in its selling prices.

For its non-software deliverables the Company allocates the arrangement consideration based on the relative selling price of the deliverables. For its hardware appliances the Company uses BESP as its selling price. For its maintenance and support, professional services and training, the Company primarily uses VSOE as the selling price and when the Company is unable to establish a selling price using VSOE, it uses BESP.

Deferred Revenue

Deferred revenue represents amounts invoiced to customers for which the related revenue has not been recognized because one or more of the revenue recognition criteria have not been met. The current portion of the deferred revenues represents the amount that is expected to be recognized as revenue within one year of the consolidated balance sheet date.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at invoiced amounts, net of allowances for doubtful accounts if applicable, and do not bear interest.

The Company generally does not require collateral from its customers; however, in certain circumstances, may require letters of credit, other collateral, additional guarantees or advance payments. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of its customer accounts. The Company regularly reviews its accounts receivable that remain outstanding past their applicable payment terms and establishes allowance and potential write-offs by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customers’ ability to pay.

Concentration of Revenue and Accounts Receivable

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each respective balance sheet date. For the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2011, the Company did not have any customers that represented more than 10% of the Company’s total revenue. For the nine months ended September 30, 2010, one customer accounted for 10% of net revenue. As of December 31, 2010, one customer represented 15% of gross accounts receivable. There were no customers who represented greater than 10% of gross accounts receivable as of December 31, 2009 and September 30, 2011.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Shipping and Handling Costs

Costs related to shipping and handling are included in cost of revenue.

Research and Development Costs

Research and development costs, including direct and allocated expenses, are expensed as incurred.

Software Development Costs

The costs to develop software have not been capitalized as the Company believes that the technological feasibility of the related software is not established until substantially all product development is complete.

Warranty Costs

The Company generally provides a 60-day warranty on hardware appliance products and software from the date of shipment to customers. To date, cost to repair or replace items sold to customers has been insignificant.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense is included within sales and marketing expense in the consolidated statements of operations. For the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011, advertising expenses were insignificant.

Deferred Offering Costs

Deferred offering costs, consisting of legal, accounting and filing fees relating to the initial public offering, are capitalized. The deferred offering costs will be offset against initial public offering proceeds upon the effectiveness of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of September 30, 2011, the Company had capitalized $3.9 million of deferred offering costs in other assets on the consolidated balance sheets. No amounts were deferred as of December 31, 2009 and 2010.

Retirement Savings Plan

The Company maintains a defined contribution 401(k) retirement savings plan for its U.S. employees. Each participant in the 401(k) retirement savings plan may elect to contribute a percentage of his or her annual compensation up to a specified maximum amount allowed under U.S. Internal Revenue Service regulations. There were no employer contributions to the 401(k) retirement savings plan for the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011.

Severance Pay Asset and Liability

The Company has recorded a severance pay asset and liability on its consolidated balance sheets related to its employees located in Israel. The Company’s liability for severance pay is

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

calculated pursuant to Israeli severance pay law based on the most recent salary for the employees multiplied by the number of years of employment, as of the respective balance sheet date. Employees are entitled to one month salary for each year of employment or a portion thereof. The Company’s liability at each respective balance sheet date for all of its Israeli employees is fully accrued in the accompanying consolidated financial statements and is mainly funded through monthly deposits to the employee’s pension and management insurance policies. The carrying value of these policies is recorded as a severance fund asset in the Company’s consolidated balance sheets.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law. The carrying value of the deposited funds is based on the cash surrender value of these policies and includes profits accumulated through the respective balance sheet date. The Company recognized severance expense related to the Israeli severance pay law during the years ended December 31, 2008, 2009 and 2010 and the nine months ended September 30, 2010 and 2011 of $583,000, $550,000, $794,000, $614,000 and $733,000, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the FASB ASC No. 740 (“ASC 740”), Accounting for Income Taxes. The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, tax benefits and deductions and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes to these estimates may result in an increase or decrease to our tax provision in the subsequent period when such a change in estimate occurs.

The Company uses an asset and liability approach for accounting for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements, but have not been reflected in its taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled. The Company regularly assesses the likelihood that its deferred income tax assets will be realized from recoverable income taxes or recovered from future taxable income based on the realization criteria set forth in ASC 740. To the extent that the Company believes any amounts are more likely not to be realized, the Company records a valuation allowance to reduce the deferred income tax assets. In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred income tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

In addition, the calculation of the Company’s tax liabilities involves addressing uncertainties in the application of complex tax regulations. The Company recognizes and measures potential liabilities

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

based upon criteria set forth in ASC 740. Based upon these criteria, the Company estimates whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities may result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. If the Company’s estimate of tax liabilities is less than the amount ultimately assessed, a further charge to expense would result.

Significant judgment is required in determining any valuation allowance recorded against deferred income tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred income tax assets that could be realized, it will adjust its valuation allowance with a corresponding effect to the provision for income taxes in the period in which such determination is made.

Significant judgment is also required in evaluating the Company’s uncertain tax positions under ASC 740 and determining its provision for income taxes. Although the Company believes its reserves for uncertain tax positions are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of reserves for uncertain tax positions and any changes to the reserves that are considered appropriate, as well as the related net interest and penalties, if applicable.

Liability Associated with Warrants to Purchase Convertible Preferred Stock

The Company accounts for freestanding warrants to purchase shares of convertible preferred stock that are contingently redeemable as liabilities on the consolidated balance sheet at their estimated fair value because the warrants may obligate the Company to redeem these warrants at some point in the future. At the end of each reporting period, changes in the estimated fair value of the warrants to purchase shares of the convertible preferred stock are recorded through other income (expense), net in the consolidated statements of operations. The Company will continue to adjust the liability associated with the warrants to purchase convertible preferred stock for changes in the estimated fair value of the warrants until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time the convertible preferred stock issuable upon exercise of the warrants will become common stock and the related liability will be reclassified to stockholders’ equity.

Stock-Based Compensation

Compensation costs related to employee stock option grants are based on the fair value of the options on the date of grant, net of estimated forfeitures. The Company determines the grant date fair value of the options using the Black-Scholes option-pricing model and the related stock-based compensation expense is generally recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the options, or the vesting period of the respective options.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Transactions denominated in currencies other than the functional currency are remeasured to the functional currency at the average exchange rate in effect during the period. At the end of each reporting period, monetary assets and liabilities are remeasured to the functional currency using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are remeasured at historical exchange rates. Gains and losses related to remeasurement are recorded in other income (expense) in the consolidated statements of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is presented in the consolidated statements of convertible preferred stock and stockholders’ equity (deficit). Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). For the Company, other comprehensive income (loss) consists of changes in unrealized gains and losses on the Company’s available-for-sale securities and unrealized gains and losses on the Company’s derivative instruments designated as hedges for accounting purposes.

Fair Value of Financial Instruments

The Company measures and reports its cash equivalents, short-term investments, derivative instruments, the Israeli severance pay fund assets, and the liability associated with the warrants to purchase convertible preferred stock at fair value. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level I—Unadjusted quoted prices in active markets for identical assets or liabilities;

Level II—Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III—Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consist of Level I and Level II assets and Level III liabilities. Level I securities include highly liquid money market funds. Level II instruments include deposits maintained with financial institutions and derivative instruments. Level III liabilities that are measured at fair value on a recurring basis consist of preferred stock warrant liabilities. The fair values of the outstanding convertible preferred stock warrants are measured using the Black-Scholes option-pricing model. Inputs used to determine estimated fair value include the estimated fair value of the underlying

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

stock at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and the expected volatility of the underlying stock.

Net Loss per Share of Common Stock

The Company’s basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The weighted-average number of shares of common stock used to calculate the Company’s basic net loss per share of common stock excludes those shares subject to repurchase as these shares are not deemed to be issued for accounting purposes until they vest. The diluted net loss per share of common stock is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, stock options to purchase common stock, common stock subject to repurchase, warrants to purchase convertible preferred stock and warrants to purchase common stock are considered to be common stock equivalents. Basic and diluted net loss per share of common stock was the same for each period presented as the inclusion of all potential common shares outstanding was anti-dilutive.

Unaudited Pro Forma Net Loss per Share of Common Stock

In contemplation of the Company’s initial public offering, the Company has presented the unaudited pro forma basic and diluted net loss per share of common stock which has been computed to give effect to the automatic conversion of the convertible preferred stock into shares of common stock on a weighted-average basis. Also, the numerator in the pro forma basic and diluted net loss per common share calculation has been adjusted to remove gains and losses resulting from the remeasurement of the warrant liability to fair value as if the conversion had occurred as of the beginning of the period.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer.

The Company has two operating segments which are both reportable business segments: (i) Imperva, which is comprised of Imperva’s and its wholly-owned subsidiaries’ financial position and results of operations; and (ii) Incapsula, which is comprised of Incapsula’s financial position and results from operations. The Company operated as one reporting segment until its investment in Incapsula in November 2009.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures. ASU 2010-06 requires disclosures about inputs and valuation techniques used to

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

measure fair value as well as disclosures about significant transfers, beginning in the first quarter of 2010. Additionally, these amended standards require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level III), beginning in the first quarter of 2011. The adoption of this new standard did not have a significant impact on the Company’s consolidated financial statements.

Reverse Stock Split

In September 2011, the Company’s board of directors approved an amended and restated certificate of incorporation effecting a 1-for-2 reverse stock split of the Company’s issued and outstanding shares of common stock and convertible preferred stock. An amendment to the amended and restated certificate of incorporation was filed on November 7, 2011 effecting the 1-for-2 reverse stock split. The par value of the common and convertible preferred stock will not be adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants for preferred stock, and per share amounts contained in the Company’s consolidated financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented.

2. Incapsula

On November 5, 2009, the Company entered into a license agreement for Incapsula to use certain developed technology of the Company. In lieu of any other fee or royalty under the license agreement, Incapsula issued to the Company 5,000,000 shares of its Series A Convertible Preferred Stock representing a 58% ownership interest at the date of issuance. The transaction was accounted for as a business combination. No value was assigned to the license on the acquisition date as the use of the license will stay within the control of the Company. Therefore, the Company’s historical carrying value of the developed technology immediately prior to the acquisition was used to determine the value of the purchase consideration exchanged in the transaction. As Incapsula was a newly-formed entity with no net assets on the acquisition date and the value of the license was determined to be zero, no goodwill was recorded by the Company on the acquisition.

Under the terms of the agreements between the Company and Incapsula, the Company has the right, but not the obligation, to purchase the remaining ownership interest in Incapsula commencing on November 5, 2013 and ending on November 5, 2018 (the “Purchase Right”). Exercise of the Purchase Right is solely within the Company’s control and the price for the remaining ownership interest will be based on an Incapsula enterprise valuation calculated as the greater of (i) eight times Incapsula’s prior 12 months trailing revenues or (ii) seven times the aggregate amount Incapsula has raised in connection with its Series A Convertible Preferred Stock financings. On the acquisition date, no value was assigned to this Purchase Right as the option does not meet the definition of a derivative instrument as it does not contain a net settlement feature. Specifically, the Purchase Right can only be gross physically settled as Incapsula is a non-publicly traded company whose stock is not readily convertible to cash.

On March 9, 2010, the Company entered into a Series A and Series A-1 Purchase Agreement whereby Incapsula issued 6,666,666 shares of its Series A Convertible Preferred Stock to the Company in exchange for cash consideration of $3.0 million. As a result of this transaction, the Company increased its ownership interest in Incapsula to 76% at the date of issuance. The purchase of the additional ownership interest in Incapsula was treated as an equity transaction.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Under the terms of the Series A and Series A-1 Purchase Agreement, the Company entered into a forward contract with Incapsula to purchase 8,750,000 shares of Incapsula’s Series A-1 Convertible Preferred Stock in exchange for $7.0 million in cash consideration if certain milestones are achieved no later than September 2011. The Company will have the obligation to purchase the shares from Incapsula when the milestones are achieved. If the milestones are achieved, the purchase of the additional ownership interest in Incapsula will be treated by the Company as an equity transaction. On the transaction date, no value was assigned to the forward contract as the option does not meet the definition of a derivative instrument as it does not contain a net settlement feature. Specifically, the forward contract can only be gross physically settled as Incapsula is a non-publicly traded company whose stock is not readily convertible to cash. As of December 31, 2010, the Company had not recorded a liability in the consolidated balance sheets for its obligation to purchase the shares as Incapsula had not achieved the respective milestones. See Note 18, Subsequent Events.

As of December 31, 2009 and 2010 and September 30, 2011, all of the outstanding shares of Incapsula’s Series A and A-1 Convertible Preferred Stock are held by the Company.

In March 2010, the board of directors of Incapsula adopted the Incapsula 2010 Share Incentive Plan pursuant to which Incapsula may grant to its employees options to purchase shares of Incapsula’s common stock or restricted shares. If the Company exercises the Purchase Right option discussed above, awards under the Incapsula 2010 Share Incentive Plan would be assumed by the Company, substituted with Company stock options or cashed out, and all outstanding awards and the Incapsula 2010 Share Plan would terminate.

3. Cash, Cash Equivalents and Short-Term Investments

Cash, cash equivalents and short-term investments consist of the following (in thousands):

	As of December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents—Bank deposits	$18,587	$—	$—	$18,587

Short-term investments-Mutual funds	$463	$—	$—	$463

	As of December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents—Bank deposits	$16,410	$—	$—	$16,410

Short-term investments:
Mutual funds	$354	$2	$—	$356
Time deposits	889	—	—	889

Total	$1,243	$2	$—	$1,245

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

	As of September 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and cash equivalents—Bank deposits	$13,025	$—	$—	$13,025

4. Fair Value of Financial Instruments

The Company measures and reports its cash equivalents, short-term investments, derivative instruments, and convertible preferred stock warrant liability at fair value. The following table sets forth the fair value of the Company’s financial assets and liabilities by level within the fair value hierarchy (in thousands):

	As of December 31, 2009
	Level I	Level II	Level III	Fair Value
Financial Assets
Cash and cash equivalents—Bank deposits	$18,587	$—	$—	$18,587
Short-term investments—Mutual funds	463	—	—	463
Prepaid expenses and other current assets—Forward foreign exchange contracts	—	175	—	175

Total financial assets	$19,050	$175	$—	$19,225

Financial Liability
Convertible preferred stock warrant liability	$—	$—	$55	$55

	As of December 31, 2010
	Level I	Level II	Level III	Fair Value
Financial Assets
Cash and cash equivalents—Bank deposits	$16,410	$—	$—	$16,410
Short-term investments:
Mutual funds	356	—	—	356
Time deposits	—	889	—	889
Prepaid expenses and other current assets—Forward foreign exchange contracts	—	729	—	729

Total financial assets	$16,766	$1,618	$—	$18,384

Financial Liability
Convertible preferred stock warrant liability	$—	$—	$69	$69

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

	As of September 30, 2011
	Level I	Level II	Level III	Fair Value
Financial Assets
Cash and cash equivalents—Bank deposits	$13,025	$—	$—	$13,025

Financial Liabilities
Convertible preferred stock warrant liability	$—	$—	$223	$223
Accrued and other current liabilities—Forward foreign exchange contracts	—	360	—	360

	$—	$360	$223	$583

In addition to the amounts disclosed in the above table, the fair value of the Company’s Israeli severance pay assets, which were comprised of Level II assets, was $1.6 million, $2.2 million, and $2.5 million as of December 31, 2009 and 2010 and September 30, 2011, respectively.

The following table sets forth a summary of the changes in the fair value of the Company’s Level III financial liabilities (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Fair value—beginning of period	$55	$55	$55	$55	$69
Change in fair value of Level III liabilities	—	—	14	(15)	154

Fair value—end of period	$55	$55	$69	$40	$223

5. Derivative Instruments

The Company’s primary objective for holding derivative instruments is to reduce its exposure to foreign currency rate changes. The Company reduces its exposure by entering into forward foreign exchange contracts with respect to operating expenses that are forecast to be incurred in currencies other than U.S. dollars. Substantially all of the Company’s revenue and capital purchasing activities and a majority of its operating expenditures are transacted in U.S. dollars. However, certain operating expenditures are incurred in or exposed to other currencies, primarily the Israeli shekel.

The Company has established forecasted transaction currency risk management programs to protect against fluctuations in fair value and the volatility of future cash flows caused by changes in exchange rates. The Company’s currency risk management program includes forward foreign exchange contracts designated as cash flow hedges. These forward foreign exchange contracts generally mature within 12 months.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Derivative instruments measured at fair value and their classification on the consolidated balance sheets are presented in the following tables (in thousands):

	Asset/(Liability) as of December 31,				Asset/(Liability) as of September 30,
	2009		2010		2011
					(unaudited)
	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Forward foreign exchange contracts included in prepaid expenses and other current assets/(Accrued and other current liabilities)	$16,380	$175	$8,355	$729	$23,179	$(360)

Gains (losses) on derivative instruments accounted for as hedges and their classification on the consolidated statement of operations, are presented in the following tables (in thousands):

	Gains/(Losses) Recognized in OCI - Effective Portion			Gains/(Losses) Reclassified from AOCI into Net Loss - Effective Portion			Gains/(Losses) Recognized – Ineffective Portion and Amount Excluded from Effectiveness Testing
	Year Ended Dec. 31, 2009	Year Ended Dec. 31, 2010	Nine Months Ended Sept. 30, 2011	Year Ended Dec. 31, 2009	Year Ended Dec. 31, 2010(a)	Nine Months Ended Sept. 30, 2011(b)	Location	Year Ended Dec. 31, 2009	Year Ended Dec. 31, 2010	Nine Months Ended Sept. 30, 2011
Cash flow hedges:
Forward foreign exchange contracts	$151	$518	$(138)	$—	$105	$674	Other income and expense	$24	$315	$49

(a)	Includes gains/(losses) reclassified from AOCI into net loss for the effective portion of cash flow hedges, of which $10 and $95 were recognized within cost of sales and operating expenses, respectively, within the consolidated statement of operations for the year ended December 31, 2010.
(b)	Includes gains/(losses) reclassified from AOCI into net loss for the effective portion of cash flow hedges, of which $53 and $621 were recognized within cost of sales and operating expenses, respectively, within the consolidated statement of operations for the nine months ended September 30, 2011.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

6. Consolidated Balance Sheet Components

Accounts Receivable Allowance for Doubtful Accounts

The allowance for doubtful accounts is comprised of the following activity (in thousands):

	Years Ended December 31,			Nine Months Ended September 30, 2011
	2008	2009	2010
				(Unaudited)
Allowance for doubtful accounts, beginning balance	$19	$398	$368	$407
Charged to costs and expenses	379	—	58	107
Recoveries	—	(30)	—	(29)
Deductions (write-offs)	—	—	(19)	(347)

Allowance for doubtful accounts, ending balance	$398	$368	$407	$138

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Prepaid expenses	$334	$714	$851
Derivative asset	175	729	—
Deferred cost of revenue	65	126	81
Other	24	140	369

Total prepaid and other current assets	$598	$1,709	$1,301

Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Computers and related equipment	$3,913	$5,185	$5,137
Office furniture and equipment	734	983	966
Leasehold improvements	361	1,659	1,765

Total property and equipment	$5,008	$7,827	$7,868
Less accumulated depreciation and amortization	(2,630)	(3,726)	(3,855)

Total property and equipment, net	$2,378	$4,101	$4,013

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Accrued Compensation and Benefits

Accrued compensation and benefits consist of the following (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Salary and related benefits	$1,708	$2,167	$2,105
Accrued vacation	1,538	2,190	2,658
Accrued incentive payments	1,074	1,511	1,833

Total accrued compensation and benefits	$4,320	$5,868	$6,596

Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Accrued expenses	$1,652	$2,074	$1,775
Income tax payable	243	662	906
Advances from customers	296	658	187
Short-term deferred rent	54	161	193
Short-term stock repurchase liability	59	783	990
Derivative liability	—	—	360
Other	—	181	—

Total accrued and other current liabilities	$2,304	$4,519	$4,411

Other Long-term Liabilities

Other long-term liabilities consist of the following (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Stock repurchase liability	$201	$2,296	$2,407
Other	15	595	460

Total other long-term liabilities	$216	$2,891	$2,867

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

7. Other Income (Expense), net

Other income (expense), net is comprised of the following (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Other Income:
Interest income	$433	$202	$162	$74	$24
Convertible preferred stock warranty liability gains	—	—	—	15	—
Forward foreign exchange contract gains, net	—	24	417	141	49
Foreign currency exchange gains, net	—	10	41	179	—

Total	433	236	620	409	73

Other Expense:
Convertible preferred stock warrant liability losses	—	—	(14)	—	(154)
Foreign currency exchange losses, net	(204)	—	—	—	(57)
Other	(39)	(58)	(132)	(52)	(100)

Total	(243)	(58)	(146)	(52)	(311)

Total other income (expense), net	$190	$178	$474	$357	$(238)

8. Debt

Convertible Promissory Note from Related Party

In November 2009, the Company’s Chief Executive Officer entered into a promissory note agreement with Incapsula for the principal amount of $600,000. Under the terms of the promissory note agreement, interest accrues at a rate of 6% per annum. The outstanding principal amount and unpaid accrued interest under the convertible promissory note was due and payable by Incapsula on the earlier of (i) March 31, 2010, and (ii) the closing of Incapsula’s next equity financing.

The principal and unpaid accrued interest under the convertible promissory note were convertible into Incapsula’s common stock or convertible preferred stock or any other securities issued at a price per share equal to such price per share paid in such round of financing for the same securities. In connection with the convertible promissory note, the Company recorded interest expense of $4,000 and $8,000 for the years ended December 31, 2009 and 2010.

On March 9, 2010, Incapsula repaid the convertible promissory note and the accrued interest to the Company’s Chief Executive Officer.

Revolving Credit Facility

In September 2010, the Company entered into a revolving credit facility with a financial institution. This arrangement gives the Company an initial maximum borrowing capacity of $3.0 million. The

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Company had $0.5 million and $3.0 million outstanding on the credit facility at December 31, 2010 and September 30, 2011. The credit facility is secured by the assets of the Company and bears interest at LIBOR plus 2% (2.29% and 2.37% at December 31, 2010 and September 30, 2011). The credit facility expires on August 15, 2011 and contains a restrictive covenant that requires the Company to maintain a minimum cash and cash equivalents balance of $3.0 million, and a minimum tangible net worth of $3.0 million. As of December 31, 2010, the Company was compliant with all covenants in the credit facility. In April 2011, the Company and the financial institution amended the terms of the revolving credit facility to delete the minimum tangible net worth requirement and increased the restrictive convent to maintain a minimum cash and cash equivalent balance to $6.0 million. As of September 30, 2011, the Company was compliant with the amended covenant for the credit facility.

9. Commitments and Contingencies

Operating Leases

The Company rents its facilities under operating leases with lease periods expiring from 2013 to 2015. Future minimum payment under these facility operating leases are as follows as of December 31, 2010 (in thousands):

Year Ending December 31:
2011	$2,147
2012	2,145
2013	2,139
2014	768
2015	472

Total	$7,671

During the nine months ended September 30, 2011, the Company made regular payments on the operating leases of $1.8 million.

Rent expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2008, 2009 and 2010 was $1.1 million, $1.6 million and $2.1 million.

In connection with a lease for office space, the Company received a tenant improvement allowance of $639,000 during the year ended December 31, 2010 from the lessor for certain improvements made to the leased property. The Company has recorded the tenant improvement allowance as a leasehold improvement within property and equipment, net and a deferred rent within other liabilities on the consolidated balance sheets. The deferred rent liability is amortized to rent expense over the term of the lease on a straight-line basis. The leasehold improvements are being amortized to expense over the period from when the improvements were placed into service until the end of their useful life, which is the end of the lease term.

In addition, certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company has recorded

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

the rent holidays as a deferred rent within other liabilities on the consolidated balance sheets. The Company recognizes the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company takes possession of the lease space.

As of December 31, 2009, 2010 and September 30, 2011 the Company has $500,000, $781,000, and $693,000 in restricted deposits to secure bank guarantees provided to the lessor.

Cancelable Lease Agreement

The Company leases motor vehicles under a cancelable operating lease agreement. The Company has an option to cancel the lease agreement, which may result in penalties in a maximum amount of $84,000 and $85,000 as of December 31, 2010 and September 30, 2011. Motor vehicle lease expenses for the years ended December 31, 2008, 2009 and 2010 were $1.1 million, $1.3 million and $1.6 million.

Purchase Commitments

As of December 31, 2010 and September 30, 2011, the Company had purchase commitments of $1.9 million and $3.9 million to purchase inventory, trial units, and research and development equipment from its vendors. The purchase commitments result from the Company’s contractual obligation to order or build inventory in advance of anticipated sales. According to the Company’s agreements with its vendors, the Company committed to purchase inventory within six months from the date the inventory arrived at the vendor’s warehouse.

The Company also provided stand-by letters of credit to its vendors to secure its obligation to purchase the inventory. As of December 31, 2009, 2010 and September 30, 2011 the Company had $0, $498,000, and $560,000 restricted deposits to secure the stand-by letters of credit provided.

Litigation

In May 2010, F5 Networks, Inc., an IT infrastructure company that competes with the Company in the web application firewall market, filed a lawsuit alleging patent infringement by the Company. In June 2010, the Company filed a counterclaim alleging patent infringement by F5 Networks, Inc. As of December 31, 2010, the Company accrued a liability in the amount of $200,000 relating to this complaint. In February 2011, the Company entered into a settlement and license agreement with F5 Networks, Inc., under which the litigation was dismissed.

From time to time, the Company may be subject to other legal proceedings and claims in the ordinary course of business. The Company is not currently a party to any other material litigation; however, the Company has received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of intellectual property rights. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material effect on our consolidated financial position, results of operations, or cash flows.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Indemnification

Under the indemnification provisions of its standard sales contracts, the Company agrees to defend its channel partners and end customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks, or trade secrets, and to pay judgments entered on such claims. The Company’s exposure under these indemnification provisions is generally limited to the total amount paid under the agreement. However, certain agreements include indemnification provisions that could potentially expose the Company to losses in excess of the amount received under the agreement. To date, there have been no claims under such indemnification provisions. Accordingly, the Company has not recorded a liability on its consolidated balance sheets for these indemnification provisions.

10. Common Stock Reserved for Issuance

The Company had reserved shares of common stock, on an as if converted basis, for issuance as follows:

	As of December 31, 2010	As of September 30, 2011
		(Unaudited)
Conversion of convertible preferred stock	10,761,511	10,761,511
Issuance upon exercise of convertible preferred stock warrant	19,999	19,999
Reserved for future issuance under the stock option plan	1,557,309	929,152
Issuance in connection with outstanding stock options	2,763,908	2,944,899

	15,102,727	14,655,561

11. Convertible Preferred Stock

The Company’s authorized, issued and outstanding convertible preferred stock consists of the following (in thousands, except share amounts):

	As of December 31, 2009 and 2010 and September 30, 2011
	Shares Authorized	Shares Issued and Outstanding	Net Cash Proceeds
Series A	4,666,667	2,333,333	$4,624
Series B	8,057,335	4,008,665	11,982
Series C	5,567,099	2,783,544	16,858
Series D	3,275,000	1,635,969	19,978

Total	21,566,101	10,761,511	$53,442

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The liquidation preference of the Company’s convertible preferred stock is as follows (in thousands)

	As of December 31, 2010	As of September 30, 2011
		(Unaudited)
Liquidation Preferences:
Series A	$7,897	$8,176
Series B	23,013	24,093
Series C	26,405	27,924
Series D	26,667	28,467

Total	$83,982	$88,660

The Company recorded the convertible preferred stock on the dates of issuance, net of issuance costs. The Company classifies the convertible preferred stock outside of stockholders’ equity (deficit) because the shares contain liquidation features that are not solely within the Company’s control. For the years ended December 31, 2008, 2009 and 2010 and for the nine months ended September 30, 2010 and 2011, the Company did not adjust the carrying values of the convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at each balance sheet date. Subsequent adjustments to increase the carrying values to the ultimate liquidation values will be made only when it becomes probable that such a liquidation event will occur.

The rights, preferences and privileges of the convertible preferred stockholders are as follows:

Conversion Rights

Each share of convertible preferred stock is convertible at the option of the holder into the number of shares of common stock determined by dividing the original issue price by the applicable conversion price. The original issue price per share is $2.00 for Series A, $3.00 for Series B, $6.08 for Series C and $12.2584 for Series D. At the current conversion prices, each share of Series A, Series B, Series C and Series D will convert on a 1-for-1 basis. The conversion price per share for convertible preferred stock shall be adjusted for certain recapitalizations, splits, combinations, common stock dividends or similar events. The convertible preferred stock automatically converts into shares of common stock at the conversion price then in effect upon the earlier of (i) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the initial offering price per share of common stock is not less than $24.5168 per share and the gross cash proceeds to the Company are equal to or exceed $40 million, (ii) when the holders of 80% of the outstanding shares of convertible preferred stock elect conversion; or (iii) a liquidation event in which the aggregate proceeds available for distribution to holders of the various classes of stock is equal to or greater than the larger of (a) $500 million or (b) such proceeds that each share of common stock outstanding following conversion would receive at least $24.5168 per share.

Voting Rights

Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. The holders of the Series A convertible preferred stock have

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

the right to elect two directors. The holders of the Series B convertible preferred stock have the right to elect two directors. The holders of the Series C convertible preferred stock have the right to elect one director. The holders of the common stock have the right to elect two directors. The holders of the convertible preferred stock and common stock voting as a single class elect any remaining directors.

The consent of the holders of at least 80% of convertible preferred stock, voting as a single class, is required for any action that consummates a liquidation or redemption event and/or alters or changes the rights, preferences or privileges of any series of the convertible preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A, Series B, Series C and Series D convertible preferred stock are entitled to liquidation preferences in the amount of (i) the original issue price per share of Series A, Series B, Series C and Series D, (ii) any declared and unpaid dividends and (iii) a liquidation preference amount that is 8% of the original issue price per share of the Series A, 12% of the original issue price per share for the Series B, 12% of the original issue price per share for the Series C and 12% of the original issue price per share for the Series D, for each year, or portion thereof, following issuance. Following distribution of the liquidation preferences to the holders of the convertible preferred stock, the remaining proceeds shall be distributed to the holders of the common stock and the convertible preferred stock on a pro rata basis based on the number of shares of common stock held by each (assuming full conversion of all such convertible preferred stock), until the holders of Series D convertible preferred stock have received $24.5168 per share. If proceeds remain thereafter, such remaining proceeds shall be distributed among the holders of Series A, Series B and Series C convertible preferred stock and the holders of common stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such convertible preferred stock).

Dividend Rights

The holders of the Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive dividends, when and if declared by the board of directors, at the rate of 8% of the applicable original issue price per share per annum on each outstanding share of preferred stock. After the payment of these dividends, any additional dividends or distributions shall be distributed among all holders of common stock and convertible preferred stock in proportion to the number of common stock that would be held by each holder if all shares of convertible preferred stock were converted to common stock at the then effective conversion rate. No dividends have been declared through September 30, 2011.

Redemption Rights

The Series A, Series B, Series C and Series D convertible preferred stock are not redeemable.

12. Convertible Preferred Stock Warrants

In December 2005, the Company entered into a Loan and Security Agreement with two venture lending companies for a credit line of $3.0 million, which terminated in December 31, 2006. In conjunction with this loan agreement, the Company issued to the lenders warrants to purchase an

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

aggregate amount of 19,999 shares of the Company’s Series B convertible preferred stock at an exercise price of $3.00 per share with a contractual term through December 2015. The fair value of the Series B warrants on the date of issuance was $55,000.

As of December 31, 2009 and 2010 and September 30, 2011, the Series B convertible preferred stock warrants were outstanding. At each reporting date, the Company re-measures the convertible preferred stock warrant liability to fair value using the Black-Scholes option-pricing model with the following assumptions:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Dividend rate	0%	0%	0%	0%	0%
Risk-free interest rate	1.9%	2.7%	2.0%	1.3%	0.9%
Remaining contractual life (in years)	7.0	6.0	5.0	5.3	4.2
Expected volatility	75%	57%	54%	54%	59%

The fair value of the warrants was $55,000, $69,000, and $223,000 as of December 31, 2009, 2010 and September 30, 2011, which was recorded as a convertible preferred stock warrant liability on the consolidated balance sheets. The change in the fair value of the warrant resulted in a gain (loss) through other income (expense), net in the consolidated statements of operations.

13. Stock Option Plans

The Company recognized stock-based compensation expense under the 2003 Stock Option Plan, the Incapsula 2010 Share Incentive Plan and restricted stock in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Cost of revenues	$22	$37	$44	$28	$73
Research and development	41	57	66	37	83
Sales and marketing	163	218	257	191	245
General and administrative	48	109	273	60	753

Total stock-based compensation	$274	$421	$640	$316	$1,154

2003 Stock Option Plan

During 2003, the Company adopted the 2003 Stock Plan (the “Plan”), which allows for the granting of both incentive and nonstatutory stock options to employees, directors and service providers of the Company. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date, and non-statutory options may be granted to employees, directors, or consultants at exercise prices of no less than 85% of the fair value of the

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value. Options granted under the Plan generally expire no later than ten years and general vest four years from the date of grant.

The following table summarizes option activity under the Plan and related information:

	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—January 1, 2008	1,135,947	1,718,047	$0.80	8.80	$320
Granted	(906,804)	906,804	1.48
Exercised	—	(275,245)	0.76
Forfeited	306,041	(306,041)	0.86

Outstanding—December 31, 2008	535,184	2,043,565	$1.10	7.61	1,120
Additional options authorized	470,991	—
Granted	(1,330,675)	1,330,675	1.64
Exercised	—	(274,458)	0.82
Forfeited	547,268	(547,268)	1.32

Outstanding—December 31, 2009	222,768	2,552,514	$1.36	8.29	700
Additional options authorized	1,978,458	—
Granted	(1,243,111)	1,243,111	2.64
Exercised	—	(432,523)	1.36
Forfeited	599,194	(599,194)	1.58

Outstanding—December 31, 2010	1,557,309	2,763,908	$1.90	8.09	4,999
Granted (unaudited)	(930,000)	930,000	7.82
Exercised (unaudited)	—	(447,166)	3.36
Forfeited (unaudited)	301,843	(301,843)	2.48

Outstanding—September 30, 2011 (unaudited)	929,152	2,944,899	$3.48	7.97	$30,139

Vested and expected to vest—December 31, 2010		2,330,664	$1.84	7.96	$4,354

Exercisable—December 31, 2010		1,073,968	$1.26	6.72	$2,618

Vested and expected to vest—September 30, 2011 (unaudited)		2,614,756	$3.48	7.72	$27,121

Exercisable—September 30, 2011 (unaudited)		1,149,366	$1.44	6.42	$14,105

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Additional information regarding the Company’s stock options outstanding and vested as of December 31, 2010 is summarized below:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Stock Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price per Share	Shares Subject to Stock Options	Weighted- Average Exercise Price per Share
$0.40 - $1.22	597,075	5.87	$0.81	536,428	$0.82
$1.23 - $2.06	1,479,172	8.23	$1.66	520,040	$1.64
$2.07 - $2.88	124,300	9.43	$2.52	—	$—
$2.89 - $3.70	563,361	9.79	$3.50	17,500	$3.70

	2,763,908	8.09	$1.90	1,073,968	$1.26

Additional information regarding the Company’s stock options outstanding and vested as of September 30, 2011 is summarized below (unaudited):

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Stock Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price per Share	Shares Subject to Stock Options	Weighted- Average Exercise Price per Share
$0.40 - $2.97	1,669,276	6.86	$1.48	1,073,645	$1.32
$2.98 - $5.55	873,848	9.23	$4.44	75,721	$3.40
$5.56 - $8.12	142,150	9.63	$8.06	—	$—
$8.13 - $10.70	259,625	9.90	$10.70	—	$—

	2,944,899	7.97	$3.48	1,149,366	$1.44

Determining the Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company and its board of directors using the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term—The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company used the simplified method to determine the expected term as provided by the Securities and Exchange Commission. The simplified method is calculated as the average of the time-to-vesting and the contractual life of the options. For other option grants, the expected term is derived from historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Expected Volatility—The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed peers over a period equal to the expected terms of the options as the Company did not have a sufficient trading history to use the volatility of its own common stock.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Fair Value of Common Stock—The fair value of the shares of common stock underlying the stock options has historically been determined by the board of directors. Because there has been no public market for the Company’s common stock, the board of directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The Company has not granted stock options with an exercise price that is less than the fair value of the underlying common stock as determined at the time of grant by the Company’s board of directors, with input from management. The fair value of the underlying common stock shall be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system. The Company’s board of directors determined the fair value of common stock based on valuations performed using the option pricing method (OPM) in periods prior to February 1, 2011. Subsequent to February 1, 2011, the common stock valuation was determined using the probability weighted expected return method (PWERM) as the Company began to consider initial public offering (IPO) activities.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Dividend—The Company has never paid dividends and does not expect to pay dividends.

Forfeiture Rate—The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated by the Company, the Company may be required to record adjustments to stock-based compensation expense in future periods.

A summary of the weighted-average assumptions is as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Dividend rate	0%	0%	0%	0%	0%
Risk-free interest rate	3.0%	2.5%	2.2%	2.1%	2.0%
Expected term (in years)	6.0	6.0	6.1	5.6	5.8
Expected volatility	58%	55%	51%	51%	49%

The weighted-average grant date fair value of the Company’s stock options granted during the years ended December 31, 2008, 2009 and 2010 and for the nine months ended September 30, 2010 and 2011 was $0.60, $0.64, $1.36, $1.22, and $4.50 per share. The aggregate grant date fair value of the Company’s stock options granted to employees during the years ended December 31, 2008, 2009 and 2010 and during the nine months ended September 30, 2010 and 2011 was $547,000, $847,000, $1.7 million, $1.2 million, and $4.2 million.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The aggregate intrinsic value of options exercised under the Plan was $243,000, $194,000, $430,000, $255,000, and $1.8 million for the years ended December 31, 2008, 2009 and 2010 and during the nine months ended September 30, 2010 and 2011. The aggregate intrinsic value is calculated as the difference between the per-share exercise price and the deemed fair value of the Company’s common stock for each share subject to an option multiplied by the number of shares subject to options at the date of exercise. The Board of Directors deemed the fair value of the Company’s common stock to be $3.70 per share as of December 31, 2010.

As of December 31, 2010 and September 30, 2011, total compensation cost related to unvested stock-based awards granted to employees under the Plan, but not yet recognized, was $1.4 million and $3.9 million, net of estimated forfeitures. As of December 31, 2010 and September 30, 2011, this cost will be amortized to expense over a weighted-average remaining period of 2.9 years and 2.8 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense to be recorded in these periods.

There was no capitalized stock-based compensation cost and there were no recognized stock-based compensation tax benefits during the years ended December 31, 2008, 2009 and 2010 and during the nine months ended September 30, 2010 and 2011.

Incapsula 2010 Share Incentive Plan

In March 2010, Incapsula’s board of directors adopted the Incapsula 2010 Share Incentive Plan (the “Incapsula Plan”), pursuant to which Incapsula may grant to its employees and service providers options to purchase shares of its common stock, restricted shares, or restricted share units. The total number of shares of common stock that may be granted under the Incapsula Plan shall not exceed 4,733,333 in the aggregate, subject to certain adjustments.

The following table summarizes option activity under the Incapsula Plan and related information:

	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price
Outstanding—December 31, 2009	—	—	$—
Options authorized	4,733,333	—	—
Granted	(1,244,000)	1,244,000	0.02
Exercised	—	—	—
Forfeited	100,000	(100,000)	0.09

Outstanding—December 31, 2010	3,589,333	1,144,000	0.01
Granted(unaudited)	(1,050,000)	1,050,000	0.18
Exercised (unaudited)	—	(25,000)	0.09
Forfeited (unaudited)	162,500	(162,500)	0.12

Outstanding—September 30, 2011 (unaudited)	2,701,833	2,006,500	$0.09

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

14. Other Equity Issuances

Common Stock Subject to Repurchase

Pursuant to restricted stock agreements with the Company’s CEO, the Company has the right, but not the obligation, to repurchase the unvested shares of common stock upon termination of employment at the original purchase price per share. The repurchase rights with respect to the common stock lapse over the vesting period, which ranges from 48 months to 60 months. The amounts received in exchange for these shares have been included in other liabilities in the accompanying consolidated balance sheet and are reclassified to equity as the shares vest. The Company granted 843,819 restricted shares of common stock with a weighted-average grant date fair value per share of $1.94 during the year ended December 31, 2010 and during the nine months ended September 30, 2010. There were no grants of restricted shares of common stock during the years ended December 31, 2008, 2009 and during the nine months ended September 30, 2011. As of December 31, 2010 and September 30, 2011, 1,078,398 and 880,628 restricted shares of common stock held by the Company’s CEO were unvested and subject to repurchase by the Company.

Early Exercise of Stock Options

In 2010 and 2011, the Company’s board of directors allowed for the early exercise of stock options granted to certain members of the Company’s board of directors. The amounts received in exchange for these shares have been included in other liabilities in the accompanying consolidated balance sheet and are reclassified to equity as the shares vest. As of December 31, 2010 and September 30, 2011, 60,000 and 131,250 shares were unvested.

15. Income Taxes

The Company’s geographical breakdown of its loss before provision for income taxes is as follows (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Domestic	$(8,277)	$(13,551)	$(14,153)	(10,110)	$(10,456)
Foreign	851	1,572	2,312	1,248	1,696

Loss before provision for taxes	$(7,426)	$(11,979)	$(11,841)	$(8,862)	$(8,760)

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Current
Federal	$—	$—	$—	$—	$—
State	15	18	12	9	9
Foreign	284	354	568	362	467

Total current provision	299	372	580	371	476
Deferred
Federal	—	—	—	—	—
State	—	—	—	—	—
Foreign	(70)	(12)	(53)	(40)	(5)

Total deferred provision	(70)	(12)	(53)	(40)	(5)

Total	$229	$360	$527	$331	$471

Reconciliation of the provision for income taxes at the statutory rate to the Company’s provision for income tax are as follows (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Tax benefit at federal statutory tax rate	$(2,525)	$(4,073)	$(4,026)	$(2,995)	$(2,906)
Tax benefit at state statutory tax rate	(295)	(481)	(482)	(345)	(334)
Tax benefit resulting from “beneficiary enterprise”	(76)	(133)	(37)	(28)	(59)
Foreign tax rate differential	(82)	(151)	(207)	(114)	(128)
Unbenefited loss of consolidated investment	—	39	513	360	740
Change in valuation allowance	3,055	4,162	4,081	3,277	2,936
Meals and entertainment	54	411	124	92	105
Sale of license	—	515	—	—	—
Stock compensation	62	82	97	73	78
Shortfall Related to 83(b) Election	—	—	530	—	—
Nondeductible expenses and other	36	(11)	(66)	11	39

Provision for income taxes	$229	$360	$527	$331	$471

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	As of December 31,		As of September 30, 2011
	2009	2010
			(Unaudited)
Deferred tax assets:
Reserves and accruals	$582	$645	$604
Deferred revenue	4,258	7,902	9,183
Stock based compensation	76	—	—
Net operating loss carryforwards	10,797	11,628	13,397

Gross deferred tax assets	15,713	20,175	23,184
Valuation allowance	(15,359)	(19,440)	(22,427)

Deferred tax assets	354	735	757

Deferred tax liabilities:
Stock based compensation	—	(392)	(287)
Depreciation and amortization	(163)	(172)	(187)

Total deferred tax liabilities	(163)	(564)	(474)

Net deferred tax assets	$191	$171	$283

Recognition of deferred tax assets is appropriate when realization of these assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the recorded cumulative net losses in all prior fiscal periods, the Company has provided a full valuation allowance against its U.S. deferred tax assets. The Company’s valuation allowance increased by $4.2 million and $4.1 million in the years ended December 31, 2009 and 2010, respectively.

As of December 31, 2010, the Company had U.S. federal and state net operating loss carryforwards of approximately $31.1 million and $19.4 million, respectively. The U.S. federal net operating loss carryforwards will expire at various dates beginning in 2023 through 2031 if not utilized. Most state net operating loss carryforwards will expire at various dates beginning in 2018 through 2032.

The Company uses the “with-and-without” approach to determine the recognition and measurement of excess tax benefits. Accordingly, the Company has elected to recognize excess income tax benefits from stock option exercises in additional paid in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the Company. As of December 31, 2010, the amount of such excess tax benefits from stock options included in net operating losses was insignificant. In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research and alternative minimum tax credits, through the statement of operations.

Net operating loss carryforwards reflected above are subject to limitations due to ownership changes as provided in the Internal Revenue Code and similar state provisions.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The Company has not provided U.S. income tax on certain foreign earnings that are deemed to be indefinitely invested outside the U.S. For 2008, 2009, and 2010, the amount of accumulated unremitted earnings from the Company’s foreign subsidiaries is approximately $0.7 million, $1.7 million and $3.9 million. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical due to the complexities associated with the hypothetical calculation.

Effective January 1, 2007, the company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FASB ASC 740-10”). There was not a material impact on the Company’s consolidated financial position and results of operations as a result of the adoption of the provisions of FIN 48. Upon adoption of FIN 48 on January 1, 2007, the Company recognized no change in its liability for unrecognized income tax benefits and Retained Earnings. As of December 31, 2008, the Company had gross unrecognized tax benefits of approximately $65,000, all of which would impact the effective tax rate if recognized. As of December 31, 2009, the Company had gross unrecognized tax benefits of approximately $112,000, all of which would impact the effective tax rate if recognized. As of December 31, 2010, the Company had gross unrecognized tax benefits of approximately $171,000, all of which would impact the effective tax rate if recognized. While it is often difficult to predict the final outcome of any particular uncertain tax position, the Company does not believe that the amount of unrecognized tax benefits will change significantly in the next twelve months.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its income tax provision. For the years ended December 31, 2008, 2009 and 2010, the Company accrued interest of $0, $6,000 and, $13,000 in income tax expense, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2008	2009	2010
Balance at January 1	$—	$65	$112
Additions based on tax positions taken during a prior period	—	—	—
Reductions based on tax positions taken during a prior period	—	—	—
Additions based on tax positions taken during the current period	65	47	59
Reductions based on tax positions taken during the current period	—	—	—
Additions relating to settlements with taxing authorities	—	—	—
Reductions as a result of a lapse of the applicable statute of limitations	—	—	—

Balance at December 31	$65	$112	$171

The Company’s material tax jurisdictions are the United States federal, California and Israel. The Company is subject to examination by the appropriate governmental agencies for tax years 2005 and forward for Israel. As a result of net operating loss carryforwards, the Company is subject to audit for tax years 2002 and forward for federal purposes and 2003 and forward for California purposes.

The Company’s Israeli subsidiary’s research and development intercompany services have a “Beneficiary Enterprise” status for a separate investment program that was elected by the Israel subsidiary under the Law for Encouragement of Capital Investments, 1959 (the “Investments Law”), which was amended on April 1, 2005.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

Undistributed Israeli income derived from its “Beneficiary Enterprise” program entitles the Israeli subsidiary to a tax exemption for a period of two years and to a reduced tax rate of 10% - 25% for an additional period of five to eight years (depending on the level of non-Israeli investment in the Company). These tax benefits are subject to a limitation of 12 years from activation of the program.

The entitlement to the above benefits is conditional upon the Israeli subsidiary fulfilling the conditions stipulated by the Investments Law and regulations published there under.

Should the Israeli subsidiary fail to meet such requirements in the future, income attributable to its Beneficiary Enterprise programs could be subject to the statutory Israeli corporate tax rate, and the Israeli subsidiary could be required to refund the tax benefits already received with respect to such program, in whole or in part, including interest.

Through December 31, 2010 and September 30, 2011, the Israeli subsidiary had $1.5 million and $1.8 million, respectively, of tax exempt income attributed to its Beneficiary Enterprise program. If such tax-exempt income is distributed in a merger or a regular distribution or upon complete liquidation of the Israeli subsidiary, it would be taxed at the corporate tax rate applicable to such profits and an income tax liability of up to $0.4 million and $0.5 million, respectively, would be incurred as of December 31, 2010 and September 30, 2011.

The Israeli subsidiary has determined that it will not distribute any amounts of its undistributed tax-exempt income as dividend and it intends to reinvest its tax-exempt income. Accordingly, no deferred income taxes have been provided on income attributable to the Israeli subsidiary’s Beneficiary Enterprise programs as the undistributed tax-exempt income is essentially permanent in duration.

16. Segment Information

The Company has two operating segments which are also both reportable business segments: (i) Imperva, which is comprised of Imperva’s and its wholly-owned subsidiaries’ financial position and results of operations; and (ii) Incapsula, which is comprised entirely of the financial position and results from operations of the Company’s majority owned subsidiary, which commenced operations in late 2009.

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The following table presents a summary of our operating segments (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Imperva:
Net revenue	$32,146	$39,341	$55,382	$38,398	$54,952
Operating loss	(7,616)	(12,061)	(10,889)	(8,236)	(6,617)
Provision for income tax	229	359	489	318	443
Net loss	(7,655)	(12,236)	(10,982)	(8,232)	(7,254)
Depreciation and amortization	455	672	1,159	772	1,101
Stock-based compensation	274	421	583	266	1,137
Total assets	$38,535	$36,987	$39,245	$31,925	$39,028

Incapsula:
Net revenue	$—	$—	$—	$—	$35
Operating loss	—	(96)	(1,426)	(983)	(1,905)
Provision for income tax	—	1	38	13	28
Net loss	—	(103)	(1,386)	(961)	(1,977)
Depreciation and amortization	—	—	11	7	22
Stock-based compensation	—	—	57	50	17
Total assets	$—	$559	$1,732	$2,146	$3,437

Supplemental Information

The Company’s net services revenue comprised of the following (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Maintenance and support	$7,192	$11,840	$18,064	$12,916	$17,766
Professional services and training	656	1,763	2,465	1,716	3,478
Subscriptions	—	11	374	234	922

Total net services revenue	$7,848	$13,614	$20,903	$14,866	$22,166

The Company’s net revenue by geographic region, based on the customer’s location, is summarized as follows (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Americas	$21,770	$24,869	$36,586	$25,519	$34,316
EMEA	6,706	9,929	13,492	9,085	12,805
Asia Pacific	3,670	4,543	5,304	3,794	7,866

Total net revenue	$32,146	$39,341	$55,382	$38,398	$54,987

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The following table presents long-lived assets by location (in thousands):

	As of December 31,			As of September 30, 2011
	2008	2009	2010
				(Unaudited)
United States	$806	$1,004	$2,066	$1,865
Israel	1,034	1,340	2,010	2,134
Other	15	34	25	14

Total long-lived assets	$1,855	$2,378	$4,101	$4,013

17. Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share of common stock (in thousands, except for share and per share amounts):

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Net loss attributable to Imperva, Inc. stockholders	$(7,655)	$(12,296)	$(12,013)	$(8,937)	$(8,773)

Shares used in computing net loss per share of common stock, basic and diluted	3,860,033	4,365,359	4,884,665	4,846,160	5,334,581

Net loss per share of common stock, basic and diluted	$(1.98)	$(2.82)	$(2.46)	$(1.84)	$(1.64)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share of common stock for the periods presented because including them would have been antidilutive:

	Years Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2010	2011
				(Unaudited)
Convertible preferred stock	10,761,511	10,761,511	10,761,511	10,761,511	10,761,511
Stock options to purchase common stock	2,043,565	2,552,514	2,763,908	2,639,138	2,944,899
Restricted shares of common stock subject to repurchase	439,835	302,997	1,138,488	1,138,488	1,011,878
Convertible preferred stock warrants	19,999	19,999	19,999	19,999	19,999

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

The following table sets forth the computation of the Company’s pro forma basic and diluted net loss per share of common stock (unaudited and in thousands, except for share and per share amounts):

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Net loss attributable to Imperva, Inc. stockholders	$(12,013)	$(8,773)
Pro forma adjustment to reflect change in fair value of convertible preferred stock warrants liabilities	14	154

Net loss attributable to Imperva, Inc. stockholders used in computing pro forma net loss per share of common stock, basic and diluted	$(11,999)	$(8,619)

Shares used in computing net loss per share of common stock, basic and diluted	4,884,665	5,334,581
Pro forma adjustments to reflect assumed conversion of convertible preferred stock	10,761,511	10,761,511

Shares used in computing pro forma net loss per share of common stock, basic and diluted	15,646,176	16,096,092

Pro forma net loss per share of common stock, basic and diluted	$(0.77)	$(0.54)

18. Subsequent Events (Unaudited)

Incapsula

Pursuant to the terms of the Incapsula Series A and Series A-1 Purchase agreement, the Company purchased 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million as Incapsula achieved certain performance milestones in July 2011, thereby increasing its ownership interest in Incapsula to 82% at the date of issuance. In addition, the Company intends to invest an additional $3.5 million in Incapsula and will receive 4,375,000 additional shares of Incapsula’s Series A-1 Preferred Stock. The purchase of the additional interest is scheduled to occur on or before March 31, 2012, with the specific date to be mutually agreed upon between the Company and Incapsula.

Authorized Stock Changes

In September 2011, the Company’s board of directors approved a restated certificate of incorporation that will increase the authorized common stock to 145,000,000 shares and authorize 5,000,000 shares of preferred stock immediately prior to the completion of the initial public offering of the Company’s common stock.

2011 Stock Option and Incentive Plan

In September 2011, the Company’s board of directors approved the 2011 Stock Option and Incentive Plan which will become effective upon the effectiveness of the registration statement relating to the initial public offering of the Company’s common stock. A total of 1,000,000 shares of common

IMPERVA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are unaudited)

stock were initially reserved for future issuance under the 2011 Stock Option and Incentive Plan plus any shares of common stock which are forfeited, cancelled or terminated (other than by exercise) under the Company’s 2003 Stock Plan subsequent to the effectiveness of the 2011 Stock Option and Incentive Plan.

2011 Employee Stock Purchase Plan

In September 2011, the Company’s board of directors adopted the 2011 Employee Stock Purchase Plan, or ESPP, which will become effective upon the effectiveness of the registration statement relating to the initial public offering of the Company’s common stock. A total of 500,000 shares of common stock were initially reserved for future issuance under the 2011 ESPP.

Imperva SecureSphere Deployment

Imperva Agent
Databases
Network Monitoring
Native Audit
Enterprise and Cloud Data Centers
Database Activity Monitoring
Users
File Servers/ NAS
Imperva Agent
Network Monitoring
Web Servers
Web Application Firewall
File Activity Monitoring
INTERNET
Management Server (MX)
ADC
THREATRADAR

The SecureSphere platform, with its flexible deployment options and administration capabilities, provides organizations the scalability, adaptability, and management needed to deploy state of the art data security solutions across various systems in data centers, including traditional on-premise data centers as well as private, public and hybrid cloud computing environments.

IMPERVA®

5,000,000 Shares

Imperva, Inc.

Common Stock

J.P. Morgan	Deutsche Bank Securities

RBC Capital Markets

Lazard Capital Markets	Pacific Crest Securities

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and commissions) payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee	$10,656
Financial Industry Regulatory Authority, Inc. fee	$9,700
New York Stock Exchange listing Fee	$130,000
Accountants’ fees and expenses	$2,500,000
Legal fees and expenses	$1,400,000
Transfer Agent’s fees and expenses	$15,000
Printing and engraving expenses	$250,000
Miscellaneous	$184,644

Total Expenses	$4,500,000

All expenses are estimated except for the Securities and Exchange Commission fee and the Financial Industry Regulatory Authority, Inc. fee.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of our directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s or executive officer’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director or executive officer derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors and executive officers and, in the discretion of our board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and executive officers, and, in the discretion of our board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and executive officers for any action or proceeding arising out of that person’s services as a director or executive officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, certain of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

(a) Issuances of Capital Stock

On April 2, 2008 and July 10, 2008, we sold an aggregate of 1,635,969 shares of our Series D convertible preferred stock at a purchase price per share of $12.2584, for an aggregate purchase price of $20,054,418 to accredited investors.

On September 30, 2010, we sold an aggregate of 843,819 shares of our common stock at a purchase price per share of $3.30, for an aggregate purchase price of $2,784,604 to an accredited investor.

No underwriters were used in the foregoing transactions. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options and Restricted Stock

In the three years preceding the filing of this registration statement, we have issued under our 2003 Stock Plan, (i) 90,000 shares of restricted stock to certain of our directors at a purchase price of $10.70 per share and (ii) options to purchase an aggregate of 3,413,787 shares of our common stock to certain of our directors, officers, employees and service providers at exercise prices ranging from $1.64 to $10.70 per share. Of these options, 364,749 have been exercised.

The issuances of the securities described above were deemed to be exempt from registration pursuant to either Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans or pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on this 7th day of November, 2011.

Imperva, Inc.

BY:	/S/ SHLOMO KRAMER
Shlomo Kramer, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SHLOMO KRAMER Shlomo Kramer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2011

/S/ TERRENCE J. SCHMID Terrence J. Schmid	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2011

* Michael Boodaei	Director	November 7, 2011

* Asheem Chandna	Director	November 7, 2011

* Theresia Gouw Ranzetta	Director	November 7, 2011

* Steven Krausz	Director	November 7, 2011

* Albert A. Pimentel	Director	November 7, 2011

* Frank Slootman	Director	November 7, 2011

* David N. Strohm	Director	November 7, 2011

*By:	/S/ SHLOMO KRAMER
Shlomo Kramer Attorney-in-fact

EXHIBIT LIST

Number	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Certificate of Incorporation, as currently in effect
3.2†	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as currently in effect
3.3†	Form of Restated Certificate of Incorporation (to be effective upon the effectiveness of this registration statement)
3.4†	Bylaws of the Company (formerly known as WebCohort Inc.), as currently in effect
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as currently in effect
3.6†	Form of Amended and Restated Bylaws (to be effective upon the effectiveness of this registration statement)
4.1†	Specimen certificate evidencing shares of common stock
4.2†	Warrant to Purchase Stock issued December 22, 2005 to Silicon Valley Bank
4.3†	Warrant to Purchase Stock issued December 22, 2005 to Gold Hill Venture Lending 03, LP
4.4†	Amended and Restated Investor Rights Agreement, dated November 1, 2011, by and among the Company and the investors party thereto
5.1†	Opinion of Goodwin Procter LLP
10.1#†	2003 Stock Plan, as amended, including addendums and sub-plans
10.2#†	Forms of agreements under the 2003 Stock Plan, as amended
10.3#†	2011 Stock Option and Incentive Plan and form agreements thereunder (to be effective upon the effectiveness of this registration statement)
10.4†	Form of Amended and Restated Indemnification Agreement
10.5#†	Offer Letter, dated August 16, 2010, between the Company and Shlomo Kramer
10.6#†	Offer Letter, dated September 29, 2010, between the Company and Terrence J. Schmid
10.7#†	Offer Letter, dated December 19, 2007, between the Company and Ralph Pisani
10.8#†	Offer Letter, dated May 9, 2006, between the Company and Jason Forget
10.9#†	Stock Purchase Agreement, dated September 30, 2010, between the Company and Shlomo Kramer (1,265,730 shares of common stock purchased)
10.10#†	Stock Purchase Agreement, dated September 30, 2010, between the Company and Shlomo Kramer (421,909 shares of common stock purchased)
10.11+†	OEM Agreement, dated September 9, 2009, between the Company, Imperva, Ltd. and American Portwell Technology Inc.
10.12+†	OEM Agreement, dated September 9, 2009, between the Company, Imperva, Ltd. and Dan-El Technologies, Ltd.
10.13†	Lease Agreement, dated February 6, 2008, between the Company and Westport Office Park, LLC
10.14†	First Amendment to Lease, dated February 12, 2010, between the Company and Westport Office Park, LLC
10.15†	Series A Preferred Stock Purchase Agreement, dated November 5, 2009, between Incapsula, Inc. and the Company
10.16†	Series A and Series A-1 Preferred Stock Purchase Agreement, dated March 9, 2010, by and among Incapsula, Inc. and the investors party thereto
10.17†	Amended and Restated Investors’ Rights Agreement, dated March 9, 2010, by and among Incapsula, Inc. and the investors party thereto

Number	Description
10.18†	Amendment No. 1 to the Series A and Series A-1 Preferred Stock Purchase Agreement, dated December 31, 2010, by and among Incapsula, Inc. and the investors party thereto
10.19†	2011 Employee Stock Purchase Plan (to be effective upon the effectiveness of this registration statement)
10.20#†	Offer Letter, dated July 14, 2011, between the Company and David N. Strohm
10.21#†	Offer Letter, dated July 20, 2011, between the Company and Frank Slootman
10.22†	Amendment No. 2 to the Series A and Series A-1 Preferred Stock Purchase Agreement, dated October 24, 2011, by and among Incapsula, Inc. and the investors party thereto
10.23#†	2011 Imperva Compensation Plan for Ralph Pisani
10.24#†	2011 Imperva Compensation Plan for Jason Forget
21.1†	Subsidiaries of Imperva, Inc.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm
23.3†	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in page II-5)
24.2†	Power of Attorney for Frank Slootman
24.3†	Power of Attorney for David Strohm

*	To be filed by amendment
+	Portions of the exhibit have been omitted pursuant to a request for confidential treatment
#	Indicates management contract or compensatory plan, contract or agreement
†	Previously filed